Exhibit 10.19

EXECUTION VERSION

MASTER LOAN AND SECURITY AGREEMENT

Dated as of February 5, 2014

between:

CITIBANK, N.A., as Lender,

and

STARWOOD WAYPOINT BORROWER, LLC, as Borrower

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Section 6. Representations and Warranties		60

6.01	Existence	60
6.02	Financial Condition	60
6.03	Litigation	61
6.04	No Breach	61
6.05	Action	61
6.06	Approvals	61
6.07	Margin Regulations	62
6.08	Taxes	62
6.09	Investment Company Act	62
6.10	Reserved	62
6.11	Compliance with Law	62
6.12	No Default	63
6.13	Collateral; Collateral Security	63
6.14	Chief Executive Office; Chief Operating Office	64
6.15	Location of Books and Records	64
6.16	True and Complete Disclosure	64
6.17	Reserved	64
6.18	Reserved	64
6.19	ERISA	64
6.20	Reserved	65
6.21	Filing Jurisdictions/Relevant States	65
6.22	Reserved	65
6.23	Subsidiaries/Other Indebtedness	65
6.24	Representations and Warranties	65
6.25	Reserved	66
6.26	Solvency; Fraudulent Conveyance	66
6.27	No Broker	66
6.28	USA Patriot Act; OFAC	66
6.29	Anti-Money Laundering	67
6.30	Reserved	67
6.31	Financial Reporting	67
6.32	Reserved	67
6.33	No Prior Pledge	67
6.34	Reserved	67
6.35	Asset Manager	67
6.36	Separateness	67

Section 7. Covenants of Borrower		67

7.01	Financial Statements and Other Information	67
7.02	Litigation	71
7.03	Existence, Etc.	71
7.04	Prohibition of Fundamental Changes	72

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7.05	Borrowing Base Deficiency	72
7.06	Notices	73
7.07	Asset Management	74
7.08	OFAC	74
7.09	Lines of Business	74
7.10	Transactions with Affiliates	74
7.11	Defense of Title	75
7.12	Preservation of Collateral	75
7.13	No Assignment	75
7.14	Post-Closing Matters	75
7.15	Limitation on Distributions	75
7.16	Financial Covenants	76
7.17	Interest Rate Protection Agreement	76
7.18	Power of Attorney	76
7.19	Reserved	76
7.20	Servicing Transmission	76
7.21	Maintenance of Property; Insurance	76
7.22	Further Identification of Collateral	81
7.23	Loans Determined to be Defective	82
7.24	Delivery of Income	82
7.25	Maintenance of Papers, Records and Files	82
7.26	Reserved	83
7.27	Taxes, Etc.	83
7.28	Use of Custodian	83
7.29	Change of Fiscal Year	83
7.30	Reserved	83
7.31	Collection Accounts and Remittance Account	84
7.32	General Reserve Account	84
7.33	Quality Control	84
7.34	Appraisals/BPO	84
7.35	Servicing Advances	84
7.36	Further Proceeds	84
7.37	REO Properties	85
7.38	Voting Rights	86
7.39	Removal of Contributed REO Properties	86
7.40	Asset Management Agreements	86
7.41	Delivery of REO Property Level Reports	87
7.42	REO Property Costs	88
7.43	Management Rights	88
7.44	Escrow Imbalance	88
7.45	Approvals	88
7.46	Further Borrower Obligations	89
7.47	Provision of Deed	90
7.48	Pledged Equity	91
7.49	Leasing Matters	92
7.50	Tenant Instruction Notice and Tenant Agency Notice	93

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Section 8. Events of Default		94

Section 9. Remedies Upon Default		97

Section 10. No Duty on Lender’s Part		98

Section 11. Single-Purpose Entity		98

11.01	Covenants Applicable to Borrower	98
11.02	Covenants Applicable to Parent SPE	100
11.03	Covenants Applicable to each Eligible REO Entity	102
11.04	Covenants Applicable to Borrower, each Eligible REO Entity and Parent SPE	103

Section 12. Miscellaneous		104

12.01	Waiver	104
12.02	Notices	105
12.03	Indemnification and Expenses	105
12.04	Amendments	107
12.05	Successors and Assigns	107
12.06	Survival	108
12.07	Reserved	108
12.08	Captions	108
12.09	Counterparts; Electronic Signatures	108
12.10	Severability	108
12.11	GOVERNING LAW	108
12.12	SUBMISSION TO JURISDICTION; WAIVERS	108
12.13	WAIVER OF JURY TRIAL	109
12.14	Acknowledgments	109
12.15	Hypothecation or Pledge of Collateral	109
12.16	Confidentiality	109
12.17	Asset Management	110
12.18	Periodic Due Diligence Review	112
12.19	Set-Off	113
12.20	Restructuring of Agreement	113
12.21	Borrower to Remain Liable	114
12.22	Entire Agreement	114

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Pledged Equity and REO Properties

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Subsidiaries

SCHEDULE 4	Other Indebtedness

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EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B	Form of Monthly and Quarterly Certification

EXHIBIT C	Wire Instructions

EXHIBIT D	Form of Eligible REO Entity Guaranty and Pledge

EXHIBIT E	Form of Confidentiality Agreement

EXHIBIT F-1	Form of Asset Manager Side Letter

EXHIBIT F-2	Form of Sub-Asset Manager Side Letter

EXHIBIT G	Form of Security Release Certification

EXHIBIT H	Form of Lease Agreement

EXHIBIT I	Form of Power of Attorney

EXHIBIT J	Asset Score Parameters

EXHIBIT K	Form of Tenant Agency Notice

EXHIBIT L	Form of Tenant Instruction Notice

EXHIBIT M	Approved Jurisdictions

EXHIBIT N	Acquisition Parameters

EXHIBIT O	List of Sub-Asset Managers

EXHIBIT P	REO Property Schedule

EXHIBIT Q	Post-Closing Matters

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MASTER LOAN AND SECURITY AGREEMENT

MASTER LOAN AND SECURITY AGREEMENT, dated as of February 5, 2014, by and between STARWOOD WAYPOINT BORROWER, LLC, a Delaware limited liability company, (the “Borrower” ) and CITIBANK, N.A., a national banking association as lender (“Lender”).

RECITALS

Borrower wishes to obtain financing from time to time to provide interim funding for the acquisition by the Eligible REO Entities of certain REO Properties, which REO Properties are owned by such Eligible REO Entities, and the equity interests in such Eligible REO Entities shall be pledged to Lender to secure Advances to be made by Lender hereunder.

Lender has agreed, subject to the terms and conditions of this Loan Agreement, to provide such financing to Borrower, with a portion of the revenues and other income derived from such REO Properties, together with other funds of Borrower or Guarantor, if necessary, being used to repay any Advance made hereunder as more particularly described herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any REO Property, those accepted and prudent servicing practices (including collection procedures) of prudent mortgage lending institutions that service real estate owned properties of the same type as the REO Properties in the jurisdiction where the related REO Property is located, and in a manner at least equal in quality to the servicing Borrower or Borrower’s designee provides to real estate owned properties which it owns in its own portfolio.

“Account Control Agreement” shall mean the account control agreement with respect to the Remittance Account and the General Reserve Account by and among the Lender, the Borrower and the related Control Bank in form and substance reasonably acceptable to Lender.

“Acquisition Parameters” shall mean the required characteristics of an Eligible REO Property set forth on Exhibit N hereto, (including without limitation the Asset Score Parameters), as the same may be updated and/or modified from time to time by Borrower and approved in writing by Lender in Lender’s reasonable discretion.

“Acquisition Price” shall mean the purchase price paid by Borrower or an Eligible REO Entity, as applicable, to acquire a Contributed REO Property and disclosed to Lender.

“Additional Amount” shall have the meaning provided in Section 3.03(a).

“Additional Liquidity Amount” shall have the meaning set forth in the Pricing Side Letter.

“Advances” shall mean all borrowings and advances of the Loan. Any amounts paid by Lender on behalf of Borrower under any Loan Document shall be an Advance for purposes of this Loan Agreement.

“Advance Rate” shall mean a rate per annum equal to the sum of (i) the one-month LIBO Rate plus (ii) the Applicable Margin.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Allocated Loan Amount” shall mean, with respect to any Eligible REO Property as of any date of determination, the portion of the outstanding principal amount of the Loan allocable to such Eligible REO Property, which shall be equal to (i) the Collateral Value of such Eligible REO Property as of the Funding Date for such Eligible REO Property, minus (ii) all amounts (if any) previously applied by Lender to reduce such principal amount of the Loan allocable to such Eligible REO Property pursuant to clause fourth of Section 3.05(c) or the last sentence of Section 3.05(e).

“Amortization Period” shall mean the period commencing on the last day of the Revolving Period and ending on the Maturity Date. For the avoidance of doubt, no new Advances are permitted during the Amortization Period.

“Annual Net Operating Income” shall mean, with respect to the Management Period Contributed REO Properties:

(a) the Rental Income, annualized based on rental income of the Contributed REO Properties from the most recent period (e.g. prior month multiplied by 12) excluding any annualized Rental Income of any Contributed REO Properties as to which two or more consecutive payments of monthly rent are past due (provided, that the Rental Income of Contributed REO Properties as to which any one payment of monthly rent is thirty (30) days or more days past due but not otherwise excluded may not exceed 10% of the Contributed REO Properties), less

(b) operating expenses incurred with respect to the applicable Contributed REO Properties (which, for the avoidance of doubt, shall include fees payable to any Asset Manager pursuant to the related Asset Management Agreement), annualized by taking the actual average per-home trailing twelve (12) month operating expenses, multiplied by the current number of homes within the pool, further adjusted to normalize payments made for property taxes, insurance premiums and other periodic expenses.

Lender’s calculation of Annual Net Operating Income, including determination of items that do not qualify as Rental Income or operating expenses shall be determined by Lender in good faith.

“Applicable Collateral Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Applicable LLC Agreement” shall have the meaning provided in Section 11.03.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Approvals” shall mean with respect to Borrower, each Eligible REO Entity or any Asset Managers, all approvals (if any) obtained and in effect as of the date hereof from Fannie Mae, Freddie Mac or any other applicable Governmental Authority or any pre-approved list of counterparties any institutional bank has on its records.

“Asset Management Agreement” shall mean each agreement, together with the related fee schedule or other description of fees payable to Asset Manager, entered into by each Eligible REO Entity and Asset Manager that governs the management responsibilities of Asset Manager with respect to the related REO Properties, in each case as such agreement may be amended and otherwise in effect from time to time. Each Asset Management Agreement must be in form and substance acceptable to Lender.

“Asset Management Standard” shall mean the requirement that Asset Manager manage all Eligible REO Properties and related Lease Agreements in a manner consistent with generally accepted management standards for prudent, reputable and experienced managers that manage portfolios of properties of similar size, type and location; provided that, such management shall be in a manner at least equal in quality to, and with the same care, skill, prudence and diligence with which Asset Manager services and administers similar Lease Agreements and REO Properties for its own account or any third party portfolios to the extent applicable, and in all cases, in material compliance with all Requirements of Law, and without regard to (w) any relationship that Asset Manager or an Affiliate of Asset Manager may have with any Tenant or any other party to the Loan Documents; (x) Asset Manager’s obligation to make protective advance or other advances or to incur servicing expenses with respect to the Lease Agreements if and to the extent required pursuant to the terms of the related Management Agreement; (y) Asset Manager’s right to receive compensation for its services; or (z) the ownership, or servicing or management for others, by Asset Manager of any other leases or residential real properties.

“Asset Manager” shall mean SWAY Management, LLC, in its capacity as servicer or asset manager pursuant to each Asset Management Agreement, or another servicer or asset manager that has been pre approved by Lender in its sole discretion and which is a party to an Asset Manager Side Letter.

“Asset Manager Side Letter” shall mean each asset manager side letter agreement in the form of Exhibit F-1 hereto, among Lender, Borrower, the related Eligible REO Entity and the Asset Manager, as such agreement may be amended from time to time.

“Asset Manager Termination Event” shall mean the occurrence of (i) any event of default (as such term is defined in each Asset Management Agreement) by Asset Manager under any Asset Management Agreement or (ii) any material breach by Asset Manager of the Asset Manager Side Letter.

“Asset Score Parameters” shall mean the distribution parameters set forth on Exhibit J hereto, based on the system currently used by Asset Manager in connection with the acquisition of REO Properties, as such Asset Score Parameters may be amended from time to time; provided, however, that if Asset Manager amends the Asset Score Parameters, Borrower shall notify Lender in writing at least ten (10) Business Days prior to the effective date of such amendment.

“Assignment of Interest Rate Protection Agreement” shall mean the assignment of Interest Rate Protection Agreement, dated as of the date of the Interest Rate Protection Agreement and reasonably acceptable to the Borrower and the Lender.

“Available Income” means amounts, if any, released from the Remittance Account pursuant to clause seventh of Section 3.05(b) or clause sixth of Section 3.05(c) as applicable.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Basel III” shall mean “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.

“Borrower Pledge Agreement” shall mean a pledge agreement between Parent SPE and Lender, as acknowledged by Borrower, whereby Parent SPE pledges its Equity Interests in Borrower.

“Borrower Pledged Equity” shall mean all of the shares, membership interests or trust certificates comprising Capital Stock of Borrower that is pledged to Lender hereunder, together with all stock certificates, options or rights of any nature whatsoever (but excluding all Retained Interests) which may be issued or granted by Parent SPE to Lender while this Loan Agreement is in effect.

“Borrowing Base” shall mean, as of any date of determination, the aggregate Collateral Value of all Contributed REO Properties, less the aggregate Borrowing Base Deduction for all such Contributed REO Properties as of such date of determination.

“Borrowing Base Deduction” shall mean with respect to an individual Contributed REO Property, the amount, of any principal payments previously applied by Lender to reduce the Allocated Loan Amount with respect to such Contributed REO Property pursuant to clause fourth of Section 3.05(c) or the last sentence of Section 3.05(e).

“Borrowing Base Deficiency” shall mean a condition that exists if, as of any date of determination, the aggregate outstanding principal amount of the Advances exceeds the Borrowing Base.

“Borrowing Base Percentage” shall have the meaning set forth in the Pricing Side Letter.

“BPO” shall mean, with respect to an REO Property, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the REO Property or in Borrower or any Affiliate of Borrower and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds from a sale of the related REO Property and includes certain assumptions, including those as to the condition of the interior of the applicable REO Property and expected marketing time. Each BPO shall take into account at least three (3) sales of other comparable REO Properties, and at least three (3) listings of comparable REO Properties. BPO’s based on interior and exterior evaluations shall be ordered for REO Properties that are not occupied. BPOs based on exterior evaluations shall be ordered for REO Properties that are occupied. Borrower shall use its best efforts to conduct an interior evaluation of any occupied REO Property during the thirty (30) day period prior to a tenant vacating such REO Property if the one (1) year anniversary of the most recently conducted BPO for such REO Property is to occur within such thirty (30) day period. BPOs shall be obtained by Asset Manager; provided that, Lender may, in its sole discretion, obtain additional BPOs at Lender’s cost.

“BPO Value” shall mean with respect to an REO Property, the value of REO Property set forth in the most recently obtained BPO (without regard to whether such BPO was obtained by Borrower or Lender). In the case of any Non-Cash Flowing Contributed REO Property, Lender may elect to use a “quick sale” (or equivalent) methodology, but shall otherwise use an “as-is” (or equivalent) methodology to determine the BPO Value of any REO Property.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the States of New York, the City of New York or the city or state in which Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, including (where applicable) uncertificated membership interests in a limited liability company.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash-Trap Trigger Event” shall mean the occurrence of any of the following: (i) the Debt Service Coverage Ratio of the Management Period Contributed REO Properties is less than the Minimum DSCR, (ii) the Effective Collections Rate is less than Minimum Effective Collections Rate, (iii) the Debt Yield of the Management Period Contributed REO Properties is less than the Minimum Debt Yield, or (iv) a reduction in Debt Yield in excess of the Maximum Delta Debt Yield.

“Change of Control” shall mean, (a) with respect to Borrower, if Borrower ceases to be a Special Purpose Entity wholly owned by Parent SPE, (b) with respect to Parent SPE, if Parent SPE ceases to be a Special Purpose Entity wholly owned, directly or indirectly, by Guarantor, (c) with respect to each Eligible REO Entity, if such Eligible REO Entity ceases to be a Special Purpose Entity wholly owned by Borrower, other than in accordance with a sale, distribution or other transfer by the Borrower of such Eligible REO Entity permitted under this Loan Agreement, (d) with respect to Guarantor, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), whether direct or indirect, of outstanding shares of voting stock, limited partnership interests or limited liability interests, as the case may be, of such Guarantor or at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding shares of voting stock, limited partnership interests or limited liability company interests, as the case may be, or the Guarantor ceases to be wholly owned, directly or indirectly, by the Parent or (e) with respect to the Asset Manager, the Borrower, each Eligible REO Entity or Guarantor, if any Person that does not, as of the Effective Date have an ownership interest in the Asset Manager, Borrower, Eligible REO Entity or Guarantor acquires an ownership interest in the Asset Manager, Borrower, Eligible REO Entity or Guarantor and, in connection with such acquisition, such Person acquires, or is granted, the ability to direct a change in the operating policies and/or procedures of the Asset Manager, Borrower, Eligible REO Entity or such Guarantor.

“Closing Costs” shall mean the customary actual out-of-pocket closing costs paid by Borrower or an affiliate in connection with the acquisition of an REO Property.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

“Collateral Value” shall mean,

(a) with respect to any Development Period REO Property, the product of the Applicable Collateral Percentage for each related Contributed REO Property times the lesser of (i) the amount shown on the most recent BPO with respect to such Contributed REO Property and (ii) the sum of (x) the Acquisition Price of the Contributed REO Property, (y) the Initial Capital Expenditures in connection with such Contributed REO Property, and (z) any Closing Costs in connection with such Contributed REO Property up to an amount not to exceed 1% of the total Acquisition Price of such Contributed REO Property;

(b) with respect to any Management Period Contributed REO Property, the lesser of (i) the product of the Applicable Collateral Percentage for each related Contributed REO Property times the amount shown on the most recent BPO with respect to such Contributed REO Property and (ii) the product of the Applicable Collateral Percentage for each related Contributed REO Property times the sum of (x) the Acquisition Price of the Contributed REO Property, (y) the Initial Capital Expenditures in connection with such Contributed REO Property during the period such Contributed REO Property was a Development Period Contributed REO Property, and (z) any Closing Costs in connection with such Contributed REO Property up to an amount not to exceed 1% of the total Acquisition Price of such Contributed REO Property;

provided, that, in each of clause (a) or (b) of the definition of “Collateral Value”, the Collateral Value shall be deemed to be zero with respect to any REO Property that is not an Eligible REO Property. For the purpose of determining the related Collateral Value, Lender shall have the right to request at any time from Borrower, an updated valuation for each REO Property, in a form acceptable to Lender in its sole discretion, at the sole cost and expense of Lender in the absence of a Default or Event of Default. The Collateral Value shall be deemed to be zero with respect to each REO Property for which such valuation is not provided.

“Collection Account” shall mean, with respect to each Eligible REO Entity, the lockbox account established and maintained at the related Control Bank into which such Eligible REO Entity shall deposit, or cause Asset Manager or Sub-Asset Manager, as applicable, to deposit, all Rental Income, fees, and all other amounts paid by tenants pursuant to the related Lease Agreements and identified in and subject to the related Collection Account Control Agreement.

“Collection Account Control Agreement” shall mean each collection account control agreement entered into with respect to any Collection Accounts, by and among the related Eligible REO Entity, Lender, and the applicable Control Bank, each such Collection Account Control Agreement in form and substance reasonably acceptable to Lender.

“Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.

“Contractual Obligation” shall mean, as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Contributed REO Property” shall mean an REO Property owned by an Eligible REO Entity.

“Contributed REO Property Data Summary” shall have the meaning assigned thereto in Section 7.41.

“Control Bank” shall mean (x) with respect to the Remittance Account and the General Reserve Account, Citibank, N.A. and (y) with respect to any Collection Account, any other bank reasonably acceptable to Lender that enters into a Collection Account Control Agreement.

“Costs” shall have the meaning assigned thereto in Section 12.03(a).

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, among Borrower, Lender, and Custodian, as the same may be amended, modified and supplemented and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or such other entity agreed upon by Lender and Borrower from time to time, or its successors and permitted assigns.

“Custodian Asset Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Debt Service Coverage Ratio” shall mean, with respect to the applicable Contributed REO Properties, as of any date of determination, the percentage equivalent of the quotient obtained by dividing (i) the Annual Net Operating Income with respect to such Contributed REO Properties during the immediately preceding one (1) month period by (ii) the aggregate amount of annualized monthly interest calculated at the Advance Rate times the related Allocated Loan Amounts for such Contributed REO Properties during the immediately preceding one (1) month period. The determination of debt service shall take interest into account but will not require that expected principal payments be taken into consideration.

“Debt Yield” shall mean, with respect to the Contributed REO Properties then tested in the aggregate, a ratio for the applicable period in which:

(i) the numerator is the Annual Net Operating Income during the immediately preceding one (1) month period; and

(ii) the denominator is the Allocated Loan Amount for such Contributed REO Property or Properties.

“Debt Yield Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Deed” shall mean, with respect to each Contributed REO Property, the instrument or document required by the law of the jurisdiction in which the REO Property is located to convey fee title and identified on the related REO Property Schedule.

“Default” shall mean any event that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Delta Debt Yield Percentage” shall have the meaning set forth in the Pricing Side Letter.

“De Minimis Substances” shall mean Hazardous Substances in, on, or under the Eligible REO Properties that are de minimis in amount and are in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required.

“Development Period Contributed REO Property” shall mean a Contributed REO Property that has not been leased by Asset Manager to an initial Tenant who occupies the residence and which may include properties that have been renovated and properties that have not yet been renovated.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by Lender of any or all of the reviews permitted under Section 12.18 hereof with respect to any or all of the REO Properties, the Eligible REO Entities, Borrower, the Pledged Equity, Guarantor, Parent SPE, Asset Managers, Sub-Asset Managers or related parties and guarantors, as reasonably required by Lender from time to time.

“Effective Collections Rate” shall mean with respect to any Contributed REO Property that is a Leased Property and as of any date, (i) the related aggregate gross Rental Income actually collected with respect to such Contributed REO Property during the term of the then current Lease Agreement through such date, divided by (ii) the related aggregate gross Rental Income required to be paid during the term of the then current related Lease Agreement through such date. For the avoidance of doubt, rents scheduled do not include units classified as vacant.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible REO Entity” shall mean a wholly-owned subsidiary of Borrower that meets the following criteria: (i) such entity is a Special Purpose Entity, (ii) Borrower has pledged to Lender 100% of the Equity Interests in such entity, which Equity Interests are represented by Eligible REO Entity Pledged Equity that has been delivered to Lender in physical form, and (iii) such Eligible REO Entity has executed and delivered to Lender an Eligible REO Entity Guaranty and Pledge.

“Eligible REO Entity Guaranty and Pledge” shall mean each Eligible REO Entity Guaranty and Pledge Agreement by an Eligible REO Entity guaranteeing the obligations of the Borrower hereunder and pledging to Lender such Eligible REO Entity’s assets to secure such guaranty, in each case in the form attached hereto as Exhibit D.

“Eligible REO Entity Pledged Equity” shall mean all of the shares, membership interests or trust certificates comprising Capital Stock of each Eligible REO Entity that is pledged to Lender hereunder, together with all stock certificates, options or rights of any nature whatsoever (but excluding all Retained Interests) which may be issued by such Eligible REO Entity to Borrower or granted by Borrower to Lender while this Loan Agreement is in effect.

“Eligible REO Property” shall mean an REO Property owned by an Eligible REO Entity (or, in the case of a Wet Funded Property, to be owned by an Eligible REO Entity upon deployment of the related Advance to the transferor thereof) which consists of a single parcel of real REO Property that can be classified as one of the following: a detached single family residence; a two- to four-family dwelling (including “duets”); an individual condominium unit in a low-rise or high-rise condominium project; an individual town home; or an individual unit in a planned unit development or a de minimus planned unit development and (i) as to which the representations and warranties in Section 6 and Schedule 1 hereto are correct as of each day on which a related Advance is outstanding and (ii) except for Wet Funded Properties, as to which the Custodian is holding all required documents in the REO Property File without Exceptions except as otherwise approved by Lender in writing. For the avoidance of doubt, notwithstanding anything to the contrary set forth in an Exception Report delivered to Lender by the Custodian, no Exception shall be deemed to exist with respect to an REO Property for the purposes of determining whether such REO Property is an Eligible REO Property so long as the related REO Property File for such REO Property otherwise contains all of the REO Documents required to be delivered by Borrower pursuant to Sections 2(a) or 2(b) of the Custodial Agreement and such REO Documents are delivered within the applicable time periods set forth in Sections 2(a) or 2(b) of the Custodial Agreement. No REO Property shall be an Eligible REO Property:

(1)	Which is not in compliance with the Valuation Requirements;

(2)	If the servicing of such REO Property shall not have been boarded onto Asset Manager’s management platform;

(3)	If any foreclosure proceeding requires any corrective action or corrective legal proceeding to be taken;

(4)	Which, except in the case of a Wet Funded Property, is not covered by a valid title insurance policy or binding title commitment free and clear of any material defects, insuring title of the related Eligible REO Entity to the REO Property, as evidenced by the possession by the Custodian of a valid title insurance policy or binding title commitment free and clear of any material defects; provided, that, in the event that Borrower or the Eligible REO Entity, as applicable, has delivered a binding title commitment free and clear of any material defects in lieu of a final title insurance policy, Borrower shall use commercially reasonable efforts to promptly (and in any event within sixty (60) days following the date such REO Property was acquired by the Eligible REO Entity) obtain a fully issued policy of title insurance conforming to such binding title commitment;

(5)	If such REO Property is not in compliance with the Acquisition Parameters;

(6)	If (i) such REO Property is a Wet Funded Property and either (A) a deed has not been recorded in the name of the related Eligible REO Entity in the sixty (60) day period following the date on which such Wet Funded Property was acquired by the related Eligible REO Entity or (B) the final policy of title insurance is not delivered to the Custodian within sixty (60) days following the date on which such Wet Funded Property was acquired by the related Eligible REO Entity; provided, however, in each case, that the Borrower has caused the related Eligible REO Entity to deliver all other REO Documents required to be delivered for such Wet Funded Property pursuant to the Custodial Agreement, or (ii) such REO Property is not a Wet Funded Property and the Custodian or Lender, as applicable, has not received (i) the originally recorded Deed and (ii) final title policy or binding title commitment (in accordance with clause (4) above) in the related REO Property File;

(7)	If the Deed for such REO Property in the REO Property File contains incorrect information, an amendatory Deed with the correct information has been submitted to the appropriate recording office within fifteen (15) days of the discovery of such incorrect information;

(8)	If the REO Property is not located in the United States, is not in a jurisdiction listed on Exhibit M attached hereto, or is in a jurisdiction in which Borrower or Asset Manager does not have a regional office;

(9)	If the REO Property is part of a planned development that prohibits leasing;

(10)	If the REO Property is encumbered other than by Permitted Encumbrances;

(11)	Unless the REO Property is free of material environmental defects;

(12)	If a BPO has not been conducted on such REO Property within 90 days prior to the related Funding Date, or if more than 364 days have lapsed since the date of such Contributed REO Property’s most recent BPO;

(13)	If the BPO Value for such REO Property is less than $40,000 or exceeds $500,000; provided that an REO Property with a BPO Value in excess of $500,000 shall not be ineligible as a result of such excess, but the BPO Value for such REO Property shall be deemed to be equal to $500,000;

(14)	If the REO Property has a BPO Value greater than $40,000 but less than $75,000, and the Collateral Value of such REO Property, when added to the aggregate Collateral Value of all other REO Properties with BPO Values greater than $40,000 but less than $75,000, exceeds 5% of the aggregate Collateral Value of all Contributed REO Properties;

(15)	If the REO Property has a BPO Value greater than $350,000 and the Collateral Value of such REO Property, when added to the aggregate Collateral Value of all other REO Properties with BPO Values greater than $350,000, exceeds 5% of the aggregate Collateral Value of all Contributed REO Properties;

(16)	If sum of the Acquisition Price for such REO Property and the Initial Capital Expenditures in connection with such REO Property exceed $500,000; provided that such REO Property shall not be ineligible as a result of any such excess, but the Collateral Value with respect to an Advance related to such REO Property shall be deemed to be $500,000;

(17)	If the REO Property is not covered by a valid liability insurance policy reasonably acceptable to Lender in existence as of the Effective Date;

(18)	If the REO Property is a cooperative or a condotel unit;

(19)	If the inclusion of such REO Property would result in the Contributed REO Properties violating the Asset Score Parameters set forth on Exhibit J hereto;

(20)	If the REO Property has been vacant for more than the Maximum Vacancy Aging;

(21)	If an REO Property is a Management Contributed REO Property managed by Moving Station LLC (in its capacity as a Sub-Asset Manager) and the management of such REO Property is not moved to SWAY Management, LLC, as sole Asset Manager, within six (6) months of the related Funding Date;

(22)	If the REO Property is subject to a Lease Agreement with an original term of less than twelve (12) months, and the Collateral Value of such REO Property, when added to the aggregate Collateral Value of all other REO Properties subject to Lease Agreements with original terms of less than twelve (12) months, exceeds 5% of the aggregate Collateral Value of all Contributed REO Properties then subject to outstanding Advances;

(23)	If the REO Property is a Management Period Contributed REO Property and it is not in habitable condition or is not compliant with all applicable local, state and federal property codes if such condition or non-compliance is not susceptible to cure;

(24)	If the REO Property is a Leased Property and a copy of the Lease Agreement has not been delivered to the Custodian;

(25)	If the Lender fails to receive an executed Tenant Instruction Notice from the applicable Asset Manager or Sub-Asset Manager, as applicable, with respect to the related REO Property;

(26)	If the REO Property is a condominium and the Collateral Value of such REO Property when added to the Collateral Value of all other Contributed REO Properties which are condominiums, exceeds 5% of the aggregate Collateral Value of all Contributed REO Properties;

(27)	If the REO Property is a Non-Cash Flowing Contributed REO Property and the Collateral Value of such Non-Cash Flowing Contributed REO Property, when added to the aggregate Collateral Value of all other Non-Cash Flowing Contributed REO Properties, exceeds 25% of the aggregate Collateral Value of all Contributed REO Properties;

(28)	If Initial Capital Expenditures incurred with respect to such REO Property exceed either (a) $50,000, or (b) 45% of the Acquisition Price of such REO Property; provided if Initial Capital Expenditures exceed $50,000 with respect to an REO Property, such REO Property shall not be ineligible as a result of such excess, but the Initial Capital Expenditures with respect to such REO Property shall be deemed to be equal to $50,000 for purposes of determining the Collateral Value of such REO Property;

(29)	If Initial Capital Expenditures incurred with respect to such REO Property exceed 25% of the Acquisition Price of such REO Property, and the Collateral Value of such REO Property, when added to the aggregate Collateral Value of all Contributed REO Properties as to which Initial Capital Expenditures exceed 25% of the Acquisition Prices for such Contributed REO Properties, exceeds 25% of the aggregate Collateral Value of all Contributed REO Properties that are Development Period Contributed REO Properties;

(30)	If the REO Property does not have liability insurance, homeowner’s insurance, hazard insurance and flood insurance;

(31)	If the REO Property is part of a planned development unit and the Collateral Value of such REO Property, when added to the Collateral Value of all other Contributed REO Properties that are part of planned development units exceeds 10% of the aggregate Collateral Value of all Contributed REO Properties;

(32)	If the REO Property is managed by a Sub-Asset Manager and the Collateral Value of such REO Property, when added to the Collateral Value of all other Contributed REO Properties which are managed by Sub-Asset Managers, exceeds 50% of the aggregate Collateral Value of all Contributed REO Properties; or

(33)	If the REO Property is a Wet Funded Property and the Collateral Value of such Wet Funded Property, when added to the Collateral Value of all other Contributed REO Properties which are Wet Funded Properties, exceeds (i) during the first sixty (60) days following the date hereof, $60,000,000, or (ii) at all other times, either 20% of the aggregate Collateral Value of all Contributed REO Properties or $60,000,000.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Environmental Liens” shall have the meaning provided in Section 7.46(f).

“Equity Interests” shall mean, with respect to any Person, (a) any share or ownership interest in Capital Stock (including any participation interest or divided ownership or profit sharing interest however denominated) in such Person, whether voting or nonvoting, and whether or not such share, warrant, option right or other interest is authorized or otherwise existing as of any date of determination, (b) any warrant, option or other right for the purchase or acquisition from such Person of any share or interest described in (a) above, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership interest in such Person (including partnership, member or trust interests therein).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Affiliate, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which Borrower is a member.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Excluded Taxes” shall mean (i) any income Taxes, branch profits Taxes, franchise Taxes, or other Taxes measured by or enforced on gross receipts or net income that is imposed by the United States, a state, a foreign jurisdiction under the laws of which Lender is organized, maintains its principal office or applicable lending office, or has a present or former connection, and any political subdivision of any of the foregoing, (ii) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or commitment, or such Lender changes its lending office, except in each case to the extent that pursuant to Section 3.03, Additional Amounts with respect to such Taxes were payable to either such Lender’s assignor immediately before such Lender became party hereto, or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to a Lender’s failure to comply with Section 3.03(d), and (iv) any Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order 13224-Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Extension Period” shall have the meaning provided in Section 3.05 hereof.

“Fannie Mae” shall mean the Federal National Mortgage Association or any successor thereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof, as the same may be amended, modified or replaced from time to time, any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

“Funding Date” shall mean the date on which an Advance is made hereunder.

“Funding Notice” shall mean Lender’s agreement to make an Advance requested by Borrower pursuant to a Notice of Borrowing and Pledge. Such Funding Notice shall specify the REO Properties that Lender has agreed to include in the aggregate Collateral Value for all Contributed REO Properties with respect to such Advance, the related Funding Date, the amount of the Advance, the fields set forth on Annex 1 to the Custodial Agreement, the related Eligible REO Entity that owns or will own each Contributed REO Property and any other terms of such Advance agreed upon between Borrower and Lender.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“General Reserve Account” shall mean the separate trust account established by Lender and maintained pursuant to this Loan Agreement. At all times, the General Reserve Account shall contain funds in an amount equal to the General Reserve Account Required Amount, and such funds shall be held for the benefit of Lender. The General Reserve Account shall be established with Control Bank and subject to the Account Control Agreement. Interest earnings in respect of funds on deposit in the General Reserve Account shall be held for the benefit of Borrower. Amounts maintained in the General Reserve Account shall not be deemed to be Income for purposes of Section 3.05 of this Loan Agreement.

“General Reserve Account Required Amount” shall have the meaning set forth in the Pricing Side Letter.

“Governing Document” shall mean, as applicable, each limited liability company agreement, operating agreement, trust agreement, articles of incorporation, by-laws and/or any other document governing the formation, operation and existence of any Person.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of an REO Property, to the extent required by Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Starwood Waypoint Residential Partnership, L.P.

“Guaranty” shall mean the Guaranty Agreement, by Guarantor in favor of Lender, as such agreement may be amended from time to time.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives; provided, however, that “Hazardous Substances” shall not include cleaning materials customarily used at properties similar to the Properties, to the extent such materials are used, stored and disposed of in accordance with Environmental Laws.

“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Property, including, without limitation, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.

“Income” shall mean with respect to any Contributed REO Property, all of the following: (a) all Rental Income, (b) all Security Deposits (unless the applicable Eligible REO Entity is required by applicable law to segregate Security Deposits), but only as and when applied to rent payments then due and payable by the related Tenant, (c) all other income, dividends, distributions, receipts, payments, collections, prepayments (when recognized as applied in accordance with GAAP), recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Contributed REO Property, including all proceeds received upon the securitization, liquidation, foreclosure, short sale or other disposition of such Contributed REO Property, transfer fees, make whole fees, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds, and (d) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof. For the avoidance of doubt, (i) Borrower shall deposit or cause to be deposited, the gross amount of all Income received with respect to each Contributed REO Property into the Remittance Account, and shall not net or permit the netting of any amounts paid or required to be paid by or on behalf of Borrower or any Eligible REO Entity on account of Other Taxes, REO Property Costs or any other liabilities, costs or expenses incurred by or on behalf of Borrower or any Eligible REO Entity and (ii) such Other Taxes, REO Property Costs, and other liabilities, costs or expenses incurred by or on behalf of Borrower or any other Eligible REO Entity shall not be paid out of Income other than Available Income.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the REO Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indemnified Party” shall have the meaning assigned thereto in Section 12.03(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes or Other Taxes.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Amacar Group, CT Corporation, Corporation Service Company, Global Securitization Services, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company approved by Lender in the exercise of its reasonable discretion, in each case that is not an Affiliate of any Relevant Party and that provides professional Independent Directors and Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following: (a) a member, partner, equity holder, manager, director, officer or employee of any Relevant Party, any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of any Relevant Party or Affiliate thereof or any of their respective single-purpose entity equity holders, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers); (b) a creditor, supplier or service provider (including provider of professional services) to any Relevant Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to any Relevant Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business); (c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c). An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with any Relevant Party shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower or an Eligible REO Entity if the fees that such individual earns from serving in such role in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

“Independent Director Event” shall mean with respect to the Independent Director or Independent Manager (as applicable) for Parent SPE, Borrower or any Eligible REO Entity, (i) any act or omission by such Independent Director that constitutes willful disregard of its duties under the applicable Governing Documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, or (iii) such Independent Director no longer meeting the definition of Independent Director.

“Initial Capital Expenditures” shall mean those initial capital expenditures necessary for the Contributed REO Property to be deemed renovated and suitable to be leased to an initial Tenant.

“Insolvency Action” shall mean with respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event” shall mean with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs; or, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Insurance Proceeds” shall mean with respect to each Contributed REO Property, proceeds of insurance policies insuring the Contributed REO Property.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the calendar day immediately prior to the next succeeding Payment Date, and (ii) thereafter, each period commencing on the Payment Date of a month and ending on the calendar day immediately prior to the Payment Date of the next succeeding month.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Contributed REO Properties and/or the Advances, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into by Borrower and reasonably acceptable to the Lender.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Lease Agreement” shall mean, with respect to each Contributed REO Property, a lease agreement entered into between the related Eligible REO Entity and/or Asset Manager, on behalf of the related Eligible REO Entity, with respect to such REO Property and a Tenant, in a form acceptable to Lender and in compliance in all respects with the laws of the related jurisdiction in which such REO Property is located. The form attached hereto as Exhibit H is approved by Lender, to the extent such form is and remains in compliance in all respect with the laws of the related jurisdiction in which the related REO Property is located.

“Leased Property” shall mean a REO Property that is subject to a Lease Agreement.

“Lender” shall have the meaning assigned thereto in the heading hereto.

“LIBO Base Rate” shall mean, with respect to any Interest Period, the rate determined by Lender on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m. (London time) on the third Business Day prior to the first day of such Interest Period (rounded to five decimal places) provided that if such rate does not appear on Bloomberg L.P.’s page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s page “BBAM;” provided further that if such rate is no longer set on Bloomberg L.P.’s page “BBAM,” the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Lender in its sole discretion for use under this Loan Agreement and comparable facilities provided by Lender, which rates have performed or are expected by Lender to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s page “BBAM,” and which rate will be communicated to Borrower.

“LIBO Rate” shall mean with respect to each Interest Period pertaining to any Advance, a rate per annum determined by Lender in its sole discretion in accordance with the following formula (rounded to five decimal places), which rate as determined by Lender shall be conclusive absent manifest error by Lender:

LIBO Base Rate

1.00 – LIBO Reserve Requirements

The LIBO Rate shall be calculated on each Funding Date (solely for the purpose of calculating the LIBO Rate applicable to the Advances made on such Funding Date) commencing with the initial Funding Date and on each Payment Date (for all Advances then outstanding) commencing with the first Payment Date.

“LIBO Reserve Requirements” shall mean for any Interest Period for the Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements applicable to Lender in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such Governmental Authority. As of the Effective Date, the LIBO Reserve Requirements shall be deemed to be zero. Lender will provide Borrower no less than 30 days prior written notice of implementation of any change in LIBO Reserve Requirements.

“Lien” shall mean any deed of trust, mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidation Proceeds” shall mean all amounts paid in respect of any disposition of any Contributed REO Property, whether by sale, securitization, liquidation, assignment or otherwise, net of reasonable direct costs and expenses incurred by Borrower or an Eligible REO Entity, as applicable, in connection with such disposition, which costs and expenses shall be documented and provided to Lender upon the reasonable request of Lender.

“Liquidity” means with respect to the Guarantor at any time, the sum of (i) its unrestricted cash, plus (ii) its unrestricted Cash Equivalents plus (iii) the Additional Liquidity Amount.

“Loan” shall have the meaning specified in Section 2.01(a) hereof.

“Loan Agreement” shall mean this Master Loan and Security Agreement, as may be amended, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

“Loan Documents” shall mean collectively, this Loan Agreement, the Note, the Guaranty, the Custodial Agreement, any Asset Manager Side Letter, any Asset Management Agreement, each Eligible REO Property Guaranty and Pledge, any Sub-Asset Manager Side Letter, the Pricing Side Letter, if any, any Collection Account Control Agreements, any Account Control Agreements, any Interest Rate Protection Agreement, the Borrower Pledge Agreement, the Syndication Side Letter Agreement, the executed Power of Attorney in the form of Exhibit I for Borrower and each Eligible REO Entity, all other Governing Documents related to Borrower and each Eligible REO Entity and any other agreement entered into by Borrower or any Eligible REO Entity, on the one hand, and Lender and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith, in each case as such agreement may be amended and in effect from time to time.

“Loan to Value Ratio” shall mean, with respect to any Contributed REO Property being removed from the related Eligible REO Entity pursuant to Section 7.39, as of the related date of determination, the ratio of (i) the Allocated Loan Amount with respect to such Contributed REO Property, to (ii) the BPO Value (based on the most recently obtained BPO) of such Contributed REO Property.

“Management File” shall mean with respect to each REO Property, the file retained by Asset Manager consisting of all documents that a prudent manager or servicer would have, including copies of the REO Documents, each related Lease Agreement, all documents necessary to document and service the REO Properties, and any and all documents required to be delivered pursuant to any of the Loan Documents.

“Management Period Contributed REO Property” shall mean a Contributed REO Property (a) that is subject to an Lease Agreement or (b) that has been previously been rented by Asset Manager to an initial Tenant following the date it first became a Contributed REO Property but is not currently subject to a Lease Agreement.

“Management Rights” shall mean all right, title and interest of Borrower and each Eligible REO Entity in and to any and all of the following (if any): (a) rights to manage and make all decisions with respect to the Eligible REO Properties, (b) rights to make protective advances and receive reimbursement therefor, (c) rights to receive a management fee for managing the Eligible REO Properties, (d) late fees, penalties or similar payments with respect to the Eligible REO Properties, (e) agreements and documents creating or evidencing any such rights to manage, documents, files and records relating to the servicing of the Eligible REO Properties, and rights of the Underlying Entities or any other Person thereunder, (f) escrow, reserve and similar amounts with respect to the Eligible REO Properties, (g) rights to appoint, designate and retain any other managers, sub-managers, agents, custodians, trustees and liquidators with respect to the Eligible REO Properties, and (h) accounts and other rights to payment related to the Eligible REO Properties.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of Borrower, (b) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of Lender under any of the Loan Documents, (e) the timely repayment of the principal and interest of all Advances or payment of other amounts payable in connection therewith or (f) the Collateral.

“Maturity Date” shall mean February 3, 2017 or if the Extension Period is exercised in accordance with Section 3.05(f), February 5, 2018.

“Maximum Credit” shall have the meaning set forth in the Pricing Side Letter.

“Maximum Delta Debt Yield” shall mean (a) with respect to the Revolving Period, any reduction in Debt Yield with respect to all Contributed REO Properties (other than Non-Cash Flowing Contributed REO Properties) in excess of Delta Debt Yield Percentage and (b) with respect to the Extension Period, any reduction in Debt Yield with respect to all Contributed REO Properties in excess of Delta Debt Yield Percentage, in each case, as tested on a rolling 12-month period from the Effective Date.

“Maximum Vacancy Aging” shall have the meaning set forth in the Pricing Side Letter.

“Minimum Debt Yield” shall mean, (a) with respect to any date of determination during the Revolving Period, Debt Yield Percentage with respect to all Contributed REO Properties which are Management Period Contributed REO Properties or (b) with respect to any date of determination during the Extension Period, Debt Yield Percentage with respect to all Contributed REO Properties.

“Minimum DSCR” shall have the meaning set forth in the Pricing Side Letter.

“Minimum Effective Collections Rate” shall have the meaning set forth in the Pricing Side Letter.

“Minimum Liquidity Amount” shall have the meaning set forth in the Pricing Side Letter.

“Minimum Release Price” shall mean with respect to any Contributed REO Property sold or otherwise removed from the Loan Agreement, the greater of (i) 115% of the portion of the Advances that are allocable to such Contributed REO Property, or (ii) 90% of the net sales proceeds (or, Liquidation Proceeds, if applicable) for such Contributed REO Property.

“Minimum Tangible Net Worth Amount” shall have the meaning set forth in the Pricing Side Letter.

“Monthly Operating Expense” shall mean, with respect to each Management Period Contributed REO Property, the reasonable out-of-pocket operating expenses actually incurred by or on behalf of Borrower or the related Eligible REO Entity in accordance with the Asset Management Agreement in any calendar month with respect to such Management Period Contributed REO Property. Borrower shall deliver to Lender a schedule setting forth the actual Monthly Operating Expenses not less than ten (10) days prior to the related Payment Date. For the sake of clarity, (i) the Monthly Operating Expenses shall not include future reserves for taxes, insurance, capital expenditures or any other future expenses and (ii) such future reserves for taxes, insurance, capital expenditures or any other future expenses shall not be paid out of Income other than Available Income.

“Moody’s” shall mean Moody’s Investors Service, Inc., its successors and assigns.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate or as to which Borrower or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Non-Cash Flowing Contributed REO Property” shall mean a Contributed REO Property (i) that is not currently subject to a Lease Agreement or (ii) that is currently subject to a Lease Agreement and as to which two or more consecutive payments of monthly rent are past due under such Lease Agreement.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof the Loan and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing and Pledge” shall mean the notice of borrowing and pledge substantially in the form of Exhibit R hereto, specifying the related REO Properties that will constitute Contributed REO Properties to be financed by such Advance (after giving effect thereto) and specifying each related Eligible REO Entity, including the fields set forth on the related REO Property Schedule and any other details as agreed upon between Borrower and Lender. Each Notice of Borrowing and Pledge shall have attached thereto an REO Property Schedule of such Contributed REO Properties.

“Obligations” shall mean (a) all of Borrower’s obligations to repay principal and interest with respect to the Loan and other obligations and liabilities of Borrower to Lender, its Affiliates,

Custodian or any other Person arising under, or in connection with, the Loan Documents or directly related to the Pledged Equity or the Contributed REO Properties, whether now existing or hereafter arising; (b) any and all sums paid by Lender or on behalf of Lender pursuant to the Loan Documents in order to preserve the Pledged Equity, any Contributed REO Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Borrower’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Pledged Equity or any Contributed REO Property, or of any exercise by Lender or any Affiliate of Lender of its rights under the Loan Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Borrower’s indemnity obligations to Lender pursuant to the Loan Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Parent” shall mean Starwood Waypoint Residential Trust.

“Parent SPE” shall mean Starwood Waypoint Pledgor, LLC, which (i) wholly and directly owns the Borrower Pledged Equity which has been delivered to Lender in accordance with the terms hereof and (ii) is a Special Purpose Entity.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“Payment Date” shall mean each of (i) the 5th Business Day after the Reporting Date occurring in the first full month following the related Funding Date, (ii) the date determined by application of Section 9 or (iii) the Termination Date. Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall any Payment Date occur more than once per calendar month unless agreed to in writing by Lender and Borrower. In the event that the Payment Date should change in accordance with the terms of this Agreement, Lender shall provide fifteen (15) days’ prior written notice of such change to Borrower, and the changed Payment Date shall apply to all Advances outstanding at the time of such change and at all times after such change.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” shall mean with respect to any REO Property: (i) any Lien for current real property taxes, fees and assessments and other governmental charges or levies not yet due and payable or which have become due and payable but are being contested in good faith in accordance with Section 7.27 hereof; (ii) any zoning, building and other land use restrictions, covenants, conditions and restrictions, rights of way, easements and other matters of the public record acceptable to mortgage lending institutions generally and specifically referred to in the title insurance policy delivered in connection with the REO Property and (A) referred to or otherwise considered in the appraisal or BPO made in connection with the REO Property or (B) which do not adversely affect the appraised value of the REO Property set forth in such appraisal; (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the REO Property or the use, enjoyment, value or marketability of the REO Property; (iv) any Lien or bill for labor or material being contested in good faith in accordance with Section 7.46(a) hereof; and (v) any Lien relating to this Loan Agreement to secure the Obligations for the benefit of Lender; provided that, with respect to any REO Property, any such amounts that have come due and payable under clauses (i) and (iv) shall be permitted if such amounts do not in the aggregate exceed 3% of the Allocated Loan Amount.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by Borrower or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Equity” shall mean, collectively, the Borrower Pledged Equity and the Eligible REO Entity Pledged Equity.

“Pledged Equity Summary” shall mean a summary of information related to the Borrower Pledged Equity interests and Eligible REO Entity Pledged Equity interests required to be delivered by Parent SPE and Borrower, as applicable, to Lender pursuant to Section 2.03(a) hereof, which schedule shall contain the following information with respect to the Borrower Pledged Equity interest and Eligible REO Entity Pledged Equity interest (to the extent applicable), (i) the name of the related entity and state of formation or organization, (ii) the number of shares, (iii) the percentage of ownership that such certificated interest represents in such entity and (vi) with respect to Eligible REO Entity Pledged Equity, the related state(s) in which such entity owns Contributed REO Properties.

“Post-Default Rate” shall mean, in respect of any principal and/or interest with respect to any Advance or any other amount under this Loan Agreement, or any other Loan Document that is not paid when due to Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum equal to the rate set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of the date hereof, between Borrower and Lender, as the same may be amended, supplemented or modified from time to time.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(i)	listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

(ii)	that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)	who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)	that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)	who is an Affiliate of a Person listed above.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Agreement” shall mean any purchase agreement or other document between Borrower, an Eligible REO Entity or an Affiliate of Borrower, and any Transferor pursuant to which Borrower, such Eligible REO Entity or such Affiliate purchased or acquired a Contributed REO Property, which shall include without limitation any purchase or acquisition of such Contributed REO Property through a trustee sale, foreclosure sale or short sale.

“Records” shall mean, with respect to any Contributed REO Property, the REO Documents and the Servicing Records.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Release” shall mean any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, Remedial Work, disposal, presence or migration of Hazardous Substances on, about, under or within all or any portion of any property or Property.

“Relevant Party” shall mean Borrower, each Eligible REO Entity, Guarantor, each Asset Manager and Parent SPE.

“Remedial Work” shall mean any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Contributed REO Property of any Hazardous Substances, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“Remittance Account” shall mean the separate trust account established by Lender and maintained at Control Bank pursuant to this Agreement into which all Income collected with respect to the Contributed REO Properties shall be deposited as provided in this Loan Agreement. The Remittance Account shall be established at the Control Bank and subject to the Account Control Agreement.

“Rental Income” shall mean with respect to each Contributed REO Property, all payments made by any related Tenants pursuant to the related Lease Agreement, other than any amounts constituting a Security Deposit, in accordance with such Lease Agreement.

“REO Documents” shall mean with respect to each Contributed REO Property, the Pledged Equity and the documents comprising the related REO Property File.

“REO Property” shall mean real property, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property, together with the related Records, the related Servicing Rights, any related takeout commitment, and all instruments, chattel paper and general intangibles comprising or relating to any or all of the foregoing.

“REO Property Costs” shall mean, with respect to each Development Period Contributed REO Property and each Non-Cash Flowing Contributed REO Property, any expenses incurred by or on behalf of Borrower or the related Eligible REO Entity in connection with the management, maintenance, property preservation, development and renovation of such Development Period Contributed REO Property or such Non-Cash Flowing Contributed REO Property, including, but not limited to, any taxes, insurance and capital expenditures.

“REO Property File” shall have the meaning assigned to such term in the Custodial Agreement.

“REO Property Schedule” shall mean a hard-copy or electronic format incorporating the fields set forth on Exhibit P, as such Exhibit (including the fields set forth thereon) may be updated by the parties from time to time.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Reporting Date” shall mean the 15th calendar day of each month, beginning with March 15, 2014.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or chief operating officer or, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Retained Interest” shall mean all duties, obligations and liabilities of a Person, including payment and indemnity obligations, with respect to the Pledged Equity and Contributed REO Properties.

“Revolving Period” shall mean, subject to the provisions of Sections 5.01 and 5.02 hereof, the period commencing on the Effective Date and ending on the earlier of (i) February 3, 2017 and (ii) the occurrence an Event of Default.

“S&P” shall mean Standard and Poor’s Ratings Group, its successors and assigns.

“Security Deposits” shall mean any payments made by Tenants and received in respect of any Leased Property that is a Contributed REO Property that is in the nature of a security deposit.

“Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit G hereto.

“Servicing Delivery Requirement” shall have the meaning provided in Section 7.30.

“Servicing Records” shall have the meaning assigned thereto in Section 12.17(b) hereof.

“Servicing Rights” shall mean all rights to service and/or manage any Contributed REO Property, free and clear of any and all obligations under any servicing or management agreement with respect to such Contributed REO Property, including the right to terminate any servicing agreement or management agreement without cause and free and clear of any obligations (including the obligation to repay or reimburse any servicing advances), costs or fees.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format reasonably acceptable to Borrower and Lender containing such information as determined by Lender in its reasonable discretion.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person and its consolidated Subsidiaries is greater than the amount of such Person’s and its consolidated Subsidiaries’ liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair saleable value of the assets and property of such Person and its consolidated Subsidiaries in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person and its consolidated Subsidiaries on its debts as they become absolute and matured, (c) such Person and its consolidated Subsidiaries is able to realize upon its assets and property and pay its and their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person and its consolidated Subsidiaries do not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its consolidated Subsidiaries’ ability to pay as such debts and liabilities mature, and (e) such Person and its consolidated Subsidiaries are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which such Person’s and its consolidated Subsidiaries’ assets and property would constitute unreasonably small capital.

“Special Purpose Entity” shall mean a bankruptcy remote special purpose entity which has restrictions and limitations in its organizational documents, including a requirement for Independent Directors or Independent Managers or a trustee, that are consistent with its bankruptcy remote special purpose entity status and are reasonably acceptable to Lender and at all times on and after the date hereof, complies with the provisions of Section 11.

“Sub-Asset Management Agreement” shall mean each agreement, together with the related fee schedule or other description of fees payable to the Sub-Asset Manager, entered into by the Asset Manager and the applicable Sub-Asset Manager that governs the management responsibilities of such Sub-Asset Manager with respect to the related Contributed REO Properties (which, except with respect to Moving Station LLC, are Development Period Contributed REO Properties), in each case as such agreement may be amended and otherwise in effect from time to time. Each Sub-Asset Management Agreement must be in form and substance acceptable to Lender.

“Sub-Asset Manager” shall mean each of the local asset managers set forth on Exhibit O hereto or another servicer or asset manager that has been approved by Lender in its sole discretion, which, except with respect to Moving Station LLC, relate solely to Development Period Contributed REO Properties.

“Sub-Asset Manager Side Letter” shall mean a letter agreement among Lender, Borrower, each related Eligible REO Entity, Asset Manager and the applicable Sub-Asset Manager, as such agreement may be amended from time to time.

“Subservicer” shall have the meaning provided in Section 12.17(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Survey” shall mean a survey prepared by a surveyor licensed in the State where the REO Property is located and mutually satisfactory to Lender, Borrower and the company or companies issuing ALTA owner’s title insurance policy, and containing a customary certification of such surveyor reasonably satisfactory to Lender.

“Syndication Side Letter Agreement” shall mean that certain side letter agreement, dated as of the date hereof, among Borrower, Guarantor and Lender.

“Tangible Net Worth” shall mean, with respect to any Person as of any date of determination, the consolidated Net Worth of such Person and its consolidated Subsidiaries, less the consolidated net book value of all assets of such Person and its consolidated Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any such Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that residual securities issued by such Person or its consolidated Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Taxes” shall mean any taxes, levies, imposts, and similar deductions, charges or withholdings, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority.

“Tenant” shall mean with respect to any REO Property, the Tenant(s) named in the related Lease Agreement and party thereto, including any related guarantors in accordance with the terms of such Lease Agreement.

“Tenant Agency Notice” shall mean with respect to a Leased Property that is a Contributed REO Property, the written notice delivered by Asset Manager to each related Tenant informing such Tenant that the related Eligible REO Entity is the owner of the Contributed REO Property and that Asset Manager is permitted to act on behalf of such Eligible REO Entity with respect to such Leased Property, which written notice is in the form of Exhibit K hereto.

“Tenant Instruction Notice” shall mean with respect to a Leased Property that is a Contributed REO Property, the written notice by Asset Manager to each Tenant informing such Tenant that Lender or its designee has replaced Asset Manager under the Tenant Agency Notice following the occurrence and continuation of an Event of Default hereunder, which written notice is in the form of Exhibit L hereto.

“Termination Date” shall mean (i) the Maturity Date or (ii) such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its consolidated Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP and less the amount of any non-recourse debt, including any securitization debt.

“Transferor” shall mean the related seller or transferor of Contributed REO Properties to Borrower, an Eligible REO Entity or an Affiliate of Borrower.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Underwriting Package” shall mean with respect to one or more Eligible REO Properties, Borrower’s internal documents (redacted to protect confidential information) setting forth all material information relating to a Contributed REO Property in the possession of Borrower or any Affiliate thereof and prepared by Borrower or any Affiliate thereof for its evaluation of such Contributed REO Property. In addition, the Underwriting Package shall include all of the following with respect to each Contributed REO Property, to the extent applicable and available:

(a) copies of all REO Documents required to be delivered to Custodian under the Custodial Agreement;

(b) all REO Property Schedules;

(c) all documents, instruments and agreements received in respect of the closing of the acquisition transaction under the Purchase Agreement with respect to such Contributed REO Properties, including, to the extent received (i) an appraisal, (ii) third-party reports and agreed-upon procedures, letters and reports (whether drafts or final forms), site inspection reports, and other due diligence materials prepared by or on behalf of or delivered to Borrower, an Eligible REO Entity or Asset Manager, (iii) such further documents or information as Lender may reasonably request, (iv) any and all agreements, documents, reports, or other information received or obtained in connection with the origination of each such Contributed REO Property, and (v) any other material documents or reports concerning each such Contributed REO Property prepared or executed by Borrower, an Eligible REO Entity or Asset Manager;

(d) copies of the (i) the related recorded Deed or the Deed submitted for recordation and (ii) the related bill of sale; provided that in each case the originals of such documents shall be delivered to and held by the Custodian in accordance with the Custodial Agreement;

(e) if such Property is a Leased Property:

(i) the executed original of the Lease Agreement and any amendment, modification, waiver agreement or instrument related thereto or a copy thereof certified to be true, correct and complete by Borrower;

(ii) a Tenant estoppel certificate, if any, and subordination, non-disturbance and attornment agreements, if any, to the extent in the possession of the related Eligible REO Entity, in which the Tenant acknowledges that the Lease Agreement is in full force and effect, that the lessor is not in default under the terms of the Lease Agreement, and that no circumstances currently exist that would give the Tenant the right to abate or offset its rent;

(iii) any REO Property zoning reports, if any; and

(iv) a copy of the related Survey, if any.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United States Code, as amended.

“Valuation Requirements” shall mean with respect to each REO Property, Borrower’s obligation to deliver to Lender, (i) on or prior to the Funding Date for such REO Property, a BPO obtained by Borrower not more than ninety (90) days prior to such Funding Date, and (ii) at all times after the Funding Date while such REO Property is owned by an Eligible REO Entity and subject to Advances hereunder, periodically updated BPOs so that at all times Lender is in possession of a BPO that is less than one (1) year old. Lender shall have the right, at any time, to obtain and rely on a BPO on any Contributed REO Property, at Lender’s cost, for the purpose of determining the value of such Contributed REO Property.

“Wet Funded Property” shall mean a Contributed REO Property acquired by an Eligible REO Entity and as to which such Eligible REO Entity has not delivered to Lender or Custodian, as applicable, the related originally recorded Deed or original final title policy; provided, however, that such Eligible REO Entity shall have delivered to Lender or Custodian, as applicable, on or prior to the related Funding Date:

(i) (A) A trustee receipt in connection with an auction purchase of such REO Property evidencing the purchase of such REO Property by the related Eligible REO Entity, or (B) a copy of a closing statement or HUD 1 settlement statement in the name of the related Eligible REO Entity, or (C) solely in the event the original deed is not yet available because such original deed has been submitted for recordation, a copy of such deed submitted for recordation in the name of the related Eligible REO Entity; and

(ii) Solely to the extent a policy of title insurance has not yet been issued, (A) a title report, commitment or pro forma in the name of the related Eligible REO Entity for the related REO Property or (B) evidence on the related closing statement or HUD 1 settlement statement in the name of the related Eligible REO Entity that title insurance has been purchased.

For the avoidance of doubt, a Contributed REO Property shall remain a Wet Funded Property until the Borrower or Eligible REO Entity, as applicable, delivers to Custodian an original of the final recorded Deed and title insurance policy meeting the criteria specified herein and in the Custodial Agreement within sixty (60) days following the date such Contributed REO Property was acquired.

“Wire Instructions” shall mean Lender’s Wire Instructions set forth on Exhibit C hereto.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lender hereunder shall be prepared, in accordance with GAAP.

1.03 Interpretation. The following rules of this Section 1.03 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Loan Agreement. A reference to a party to this Loan Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Loan Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Borrower by Lender or an authorized officer of Lender provided for in this Loan Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Borrower is required to provide any document to Lender under the terms of this Loan Agreement, the relevant document shall be provided in writing or printed form unless Lender requests otherwise. At the request of Lender, all documents shall be provided in computer disk form or both printed and computer disk form.

This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, Lender, Borrower, the Eligible REO Entities, Parent SPE, Guarantor and Asset Managers, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Lender shall not be construed to require Lender to request or await receipt of information or documentation not immediately available from or with respect to Borrower, the Eligible REO Entities, Asset Manager or any other Person or the Pledged Equity or REO Properties themselves.

Section 2. Advances, Note and Prepayments.

2.01 Advances.

(a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof and subject to Section 2.03(a) below, Lender shall from time to time, on the terms and conditions of this Loan Agreement, make loans (individually, an “Advance,” collectively, the “Advances” or the “Loan”) to Borrower in Dollars, on any Business Day from and including the Effective Date to but excluding the last day of the Revolving Period in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Credit; provided, however, that in no event shall Lender be required to make any Advance which would result in a Borrowing Base Deficiency.

(b) Subject to the terms and conditions of this Loan Agreement, the Borrower may borrow and reborrow, during the Revolving Period, subject to the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, any Advance made hereunder.

2.02 Notes.

(a) The Advances made by Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit A hereto (the “Note”), dated the date hereof, payable to Lender in a principal amount equal to the amount of the Maximum Credit as originally in effect and otherwise duly completed. Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The Funding Date, amount and Advance Rate with respect to each Advance made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of the Note, noted by Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of Lender to make any such recordation or notation shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

2.03 Procedure for Borrowing.

(a) Borrowing Procedure for Requesting an Advance.

(i) Unless otherwise agreed, not more than two (2) times in any one month period, Borrower may request a borrowing which shall be secured by Pledged

Equity, the value of which Pledged Equity shall be based on the aggregate Collateral Value of the Contributed REO Properties owned by or contributed to the Eligible REO Entities represented by such Pledged Equity, and any additional REO Properties proposed to be owned by or contributed to such Eligible REO Entities and included in the Borrowing Base, on any Business Day during the period from and including the Effective Date to but excluding the last day of the Revolving Period, by delivering (i) to Lender, an REO Property Schedule seven (7) Business Days prior to the proposed Funding Date (or such lesser period of time as Lender may agree) and the aggregate Collateral Value of such REO Properties included therein, (ii) to Lender and the Custodian, an estimate of the amount of the related Advance, (iii) to the Custodian, the REO Property Files for each Eligible REO Property owned by such Eligible REO Entity and proposed to be pledged hereunder on the related Funding Date by the times set forth in the Custodial Agreement, and (iv) to Lender to the extent that new Eligible REO Entity Pledged Equity is being pledged, (1) an updated Pledged Equity Summary, (2) an Eligible REO Entity Guaranty and Pledge, duly and validly executed and delivered by such Eligible REO Entity, (3) a Power of Attorney in the form attached hereto as Exhibit I, duly executed and delivered by such newly pledged Eligible REO Entity. Each item to be delivered to Lender and/or the Custodian pursuant to this Section 2.03(a) shall be delivered in accordance with the times specified in the Custodial Agreement.

(ii) Lender shall notify Borrower of its agreement to make an Advance and confirm the terms of such Advance by delivering to Borrower a Funding Notice specifying the REO Properties Lender agrees to include in the Borrowing Base not later than 2:00 p.m. (New York City time) one (1) Business Day (or such other period of time as the parties may mutually agree) prior to the proposed Funding Date. In the event of a conflict between the terms set forth in request for advance delivered by Borrower to Lender under Section 2(a)(i) and the terms set forth in the related Funding Notice delivered by Lender to Borrower, the terms of the related Funding Notice shall control. In the event that Lender includes any terms in a Funding Notice which relate to any Advance that Lender would not otherwise have been obligated to fund, then, in the event of any conflict between the terms set forth in this Loan Agreement and the terms set forth in any Funding Notice, the terms of such Funding Notice shall control to the extent that the Funding Notice notes such conflict and specifies that the Funding Notice shall control.

(iii) Following receipt by Borrower of the related Funding Notice pursuant to Section 2(a)(ii) above, the Borrower shall deliver to Lender an executed Notice of Borrowing and Pledge no later than 5:00 p.m. (New York City time) one (1) Business Day (or such other period of time as the parties may mutually agree) prior to the proposed Funding Date which Notice of Borrowing and Pledge shall specify the proposed Funding Date and requested Advance amount (which shall, in all events, be at least equal to $1,000,000 on each day that an Advance is made). In addition, each Notice of Borrowing and Pledge shall set forth the amount of each Advance allocable to each individual REO Property. Each Notice of

Borrowing and Pledge shall include a final REO Property Schedule in respect of the REO Properties proposed to be contributed to the related Eligible REO Entity or which such Eligible REO Entity owns or proposes to purchase on the related Funding Date and, with respect to any Funding Date in respect of one or more Eligible REO Entities, the name of the related Eligible REO Entity that owns or will own as of the related Funding Date each REO Property, and any other information reasonably requested by Lender with respect to such Eligible REO Entity and the related Eligible REO Entity Pledged Equity.

(b) Pursuant to the Custodial Agreement, Custodian will be required to review any REO Documents delivered with respect to the REO Properties in accordance with the terms of the Custodial Agreement. In accordance with the times specified in the Custodial Agreement, Custodian will be required to deliver to Lender, via Electronic Transmission acceptable to Lender, a Custodian Asset Transmission and an Exception Report showing the status of all REO Agreement Properties then held by Custodian, including but not limited to the REO Properties that are subject to Exceptions, and the time the related REO Documents have been released pursuant to Section 5(a) of the Custodial Agreement. In accordance with the times specified in the Custodial Agreement, Custodian will be required to deliver to Lender, on each Funding Date, one or more Trust Receipts (as defined in the Custodial Agreement).

(c) Upon Borrower’s request for an Advance pursuant to Section 2.03(a) above, Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, not later than 4:00 p.m. (New York City time) on the requested Funding Date make an Advance in an amount which would not cause the aggregate amount of Advances then outstanding to exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base in effect as of such date. Subject to the foregoing, such borrowing will be made available to Borrower by Lender transferring, via wire transfer (pursuant to wire transfer instructions provided by Borrower on or prior to such Funding Date) from Lender, in the aggregate amount of such borrowing in funds immediately available to Borrower.

(d) With respect to any REO Property that has been determined by Lender to have a Collateral Value of zero, Borrower shall at the direction of Lender, remove such REO Property from the calculation of the Borrowing Base. In the event such REO Property (i) is deemed, in the reasonable discretion of Lender, to be likely to cause the related Eligible REO Entity to incur any material liabilities that could materially and adversely affect such Eligible REO Entity or Lender, (ii) is in breach of clause (r) set forth on Schedule 1 or (iii) is in material breach of clause 12 of the definition of “Eligible REO Property”, in each case, at the direction of Lender remove or transfer (or cause the removal or transfer of) such REO Property from the related Eligible REO Entity.

(e) For the avoidance of doubt, no Advances will be made with respect to capital expenditures other than Advances made to fund Initial Capital Expenditures in connection with the acquisition of new Contributed REO Properties.

(f) Notwithstanding anything to the contrary in Section 2.03(a), with respect to each Wet Funded Property, Borrower shall deliver the complete REO Property File to Lender or Custodian, as applicable, as soon as reasonably practicable, but in no event later than sixty (60)

days following the date on which such Wet Funded Property was acquired and in any event promptly upon Borrower’s receipt of the applicable Deed and final policy of title insurance, as applicable.

2.04 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Base Rate:

(a) Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Base Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein; or

(b) Lender determines, which determination shall be conclusive, that the Advance Rate is not likely to adequately cover the cost to Lender of making or maintaining Advances; or

(c) it becomes unlawful for Lender to make or maintain Advances hereunder using a LIBO Rate;

then Lender shall give Borrower prompt notice thereof and, so long as such condition remains in effect, (i) Lender shall not make additional Advances unless, in the case of clauses (a) and (b), Borrower agrees to pay a rate per annum as determined by Lender taking into account the increased cost to Lender of making and maintaining the Advances and using an index rate comparable to that use by Lender in connection with other comparable facilities provided by Lender, and (ii) Borrower shall, at its option, either prepay any existing Advances or pay interest on such Advances at a rate per annum as determined by Lender taking into account the increased cost to Lender of making and maintaining the Advances and using an index rate comparable to that use by Lender in connection with other comparable facilities provided by Lender.

2.05 Repayment of Advances; Interest.

(a) Borrower shall repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances. Interest on the Advances and other amounts outstanding hereunder shall accrue at the Advance Rate or such other rate provided for hereunder (including the Post-Default Rate, if applicable). Interest shall accrue on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Funding Date and ending on (but excluding) the date of determination, reduced by the amount of interest in respect of such period previously paid by Borrower to Lender with respect to such Advance or other amount.

(b) Interest on the Advances shall be payable in arrears monthly on the Payment Date in respect of the previous calendar month and on the Termination Date. No later than the Business Day prior to each Payment Date, Lender shall provide to Borrower a report which shall state the interest amount due for the current interest period on the Advances.

(c) Borrower shall pay to Lender interest on the unpaid principal amount of each Advance for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at the Advance Rate. Notwithstanding the foregoing,

Borrower shall pay to Lender interest at the applicable Post-Default Rate on any principal of any Advance and on any other amount payable by Borrower hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, Lender shall give written notice thereof to Borrower.

2.06 Mandatory Prepayments or Pledge.

(a) On any day on which Lender determines the Collateral Value of the Contributed REO Properties, Lender shall notify Borrower of such determination, including Lender’s determination of the Borrowing Base as of such date.

(b) In the event that at any time a Borrowing Base Deficiency is in existence and the amount by which the aggregate outstanding principal amount of the Advances exceeds the Borrowing Base is equal to or greater than Borrowing Base Percentage of the Borrowing Base, as determined by Lender and notified to Borrower on any Business Day, Borrower shall prepay the Advances in part or in whole, such that after giving effect to such prepayment no Borrowing Base Deficiency exists.

(c) Notice required pursuant to Section 2.06(b) may be given by any means provided in Section 12.02 hereof, and the related Borrowing Base Deficiency shall be cured no later than 5:00 p.m. (New York City time) on the fifth (5th) Business Day following such notice. The failure of Lender, on any one or more occasions, to exercise its rights under this Section 2.06, shall not change or alter the terms and conditions to which this Loan Agreement is subject, limit the right of Lender to do so at a later date, or create additional rights for Borrower.

2.07 Optional Prepayments.

The Loan is prepayable without premium or penalty, in whole or in part, on each Payment Date. The Loan is prepayable at any other time, in whole or in part, in accordance herewith. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Loan (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If Borrower intends to prepay the Loan in whole or in part from any source, Borrower shall give prior written notice thereof to Lender by 12:00 p.m. (New York City time) on the Business Day prior to such repayment. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

2.08 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)	shall subject Lender to any tax of any kind whatsoever (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or it deposits, reserves, other liabilities or attributable thereto;

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Advances or other extensions of credit by, or any other acquisition of funds by any office of Lender which is not otherwise included in the determination of the LIBO Base Rate hereunder;

(iii)	shall impose on Lender any other condition that would affect this Loan Agreement;

and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender reasonably deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly upon written notice thereof in accordance with clause (b) below pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amount receivable thereafter incurred; provided that Borrower shall not be required to pay any such additional amounts unless (i) such amounts are the result of requirements imposed generally on lenders similar to the Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of its individual circumstances and (ii) Lender certifies that it is seeking similar compensation from all similarly situated borrowers and not singling Borrower out for additional compensation.

(b) If Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Lender to Borrower shall be conclusive in the absence of manifest error.

2.09 Purpose of Advances.

The Loan shall be for the purpose of financing the acquisition of, holding, renovating, maintaining and leasing the Eligible REO Properties identified to Lender in writing on each REO Property Schedule as such REO Property Schedule may be amended from time to time.

2.10 Reserved.

2.11 Increased Capital.

(a) If either (i) the introduction of or any change in or in the interpretation by any Governmental Authority of any Requirement of Law or (ii) compliance by Lender with (x) any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof or (y) with the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (a) Basel III or (b) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act affects the amount of capital required to be maintained by Lender or Lender reasonably determines that the amount of such capital is increased by or based upon the existence of Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of Lender by an amount deemed by Lender to be material, then, within thirty (30) days after demand by Lender, Borrower shall pay to Lender, from time to time, as specified by Lender, additional amounts sufficient to compensate Lender in light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be attributable to the existence of Lender’s agreements hereunder. In determining the amount of such compensation, Lender may use any reasonable averaging and attribution methods. Lender shall submit to Borrower a certificate describing such compensation in reasonable detail, which certificate shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, Borrower shall not be required to pay any such additional compensation unless (i) such compensation is the result of requirements imposed generally on lenders similar to the Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of its individual circumstances and (ii) Lender certifies that it is seeking similar compensation from all similarly situated borrowers and not singling Borrower out for additional compensation.

(b) If Lender makes any claim under Section 2.08(a), Section 2.11(a) or Section 3.03, Lender will, to the extent reasonably feasible in accordance with Lender’s business practices and its administration of similar lending agreements, designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to it or inconsistent with its internal policies.

(c) Failure or delay on the part of Lender to demand compensation pursuant to Section 2.11(a) shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section 2.11 for any increased costs or payments incurred more than ninety (90) days prior to the date that Lender notifies Borrower of circumstances under subclauses (a)(i) or (ii) above giving rise to such increased costs or payments.

Section 3. Payments; Taxes.

3.01 Payments. All payments to be made by Borrower under this Loan Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender, except to the extent otherwise provided herein, at the following account maintained by Lender at Citibank, New York, Account Number 4078-4524, For the A/C of Citibank, N.A., ABA# 021000089, Reference: Starwood Waypoint Borrower, LLC, not later than 5:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

3.02 Reserved.

3.03 Taxes; Tax Treatment.

(a) All payments made by Borrower to Lender under this Loan Agreement shall be made free and clear of, and without deduction or withholding for or on account of any current or future Taxes, except as required by applicable law. If Borrower determines that it is required by law to deduct or withhold any Taxes from or in respect of any amount payable to Lender hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due (including any applicable extensions); (iii) deliver to Lender, as promptly as possible, copies of any receipts of such Taxes paid or other evidence reasonably satisfactory to Lender of the payment when due of the full amount of such Taxes; and (iv) if such Tax is an Indemnified Tax, pay to Lender such additional amounts (an “Additional Amount”) as may be necessary so that such Lender receives a net amount equal to the amount it would have received under this Loan Agreement if no deduction or withholding of Indemnified Taxes had been made. For the avoidance of doubt, Additional Amounts does not include Excluded Taxes or Other Taxes.

(b) In addition, Borrower agrees to pay or cause to be paid to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made by Borrower hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement, except for any such amounts that are imposed with respect to an assignment or participation (“Other Taxes”).

(c) Borrower agrees to indemnify Lender for the full amount of Indemnified Taxes (including Additional Amounts with respect thereto) imposed on or with respect to any payment made to Lender and any Other Taxes, and any reasonable expenses arising therefrom or with respect thereto, provided that Lender shall have provided Borrower with written evidence, reasonably satisfactory to Borrower, of its payment of such Indemnified Taxes or Other Taxes, as the case may be.

(d) (i) Any Lender (and any Lender assignee or participant) that is not a United States Person within the meaning of Code section 7701(a)(30) (a “Foreign Lender”) shall provide to Borrower, on or prior to the date on which such Foreign Lender becomes a party to this Loan Agreement or any other Loan Document, and from time to time thereafter upon the reasonable request of Borrower, two duly completed and executed originals of United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI, or any other such forms, successor forms, or documentation prescribed by the IRS, certifying that such Foreign Lender is either (A) entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero, or (B) that the income receivable by such Foreign Lender under this Loan Agreement is effectively connected with the conduct of a trade or business carried on in the United States by the Foreign Lender. Each Foreign Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(ii)

A Foreign Lender shall not be entitled to receive (A) any Additional Amounts or “gross-up” of Taxes under this Loan Agreement, or (B) any indemnification under Section 3.03(c) with respect to any Taxes imposed by the United States or with respect to any other liability (including penalties, interest and expenses) arising from or in respect of any Taxes withheld or deducted from, or imposed by the United States on, any payments under this Loan Agreement, for any period with respect to which such Foreign Lender fails to provide Borrower with the appropriate IRS Form W-8BEN or W-8ECI or other relevant documentation required to be provided pursuant to this Section 3.03(d) (unless the failure to provide such applicable IRS Form is due solely to a change in any Requirement of Law (other than with respect to any amendment made to Lender’s certificate of incorporation and by-laws or other organizational or governing documents) of the United States prohibiting provision of the Form which occurs subsequent to the date on which a duly completed and executed IRS Form W-8BEN or W-8ECI was provided by Foreign Lender to Borrower in accordance with the requirements of this Section 3.03(d)). If a Foreign Lender becomes subject to, or bears the burden of imposition of, Taxes which such Foreign Lender would not have become subject to or borne had it provided timely and valid IRS Forms to Borrower in accordance with the requirements of this Section 3.03(d), Borrower shall take such steps, subject to clause (B) below, as the Foreign Lender may, in good faith, reasonably request be taken to assist such Foreign Lender in recovering such Taxes, provided that, (A) any costs, expenses or other liabilities incurred or imposed on any party as a result of any such steps or actions taken by Borrower at the request of the Foreign Lender shall be entirely for the account of, and promptly paid in full by, such Foreign Lender, and (B) in no event shall Borrower be obligated hereunder to take any steps or actions requested by a Foreign Lender to recover Taxes if, in Borrower’s sole discretion, such steps or actions would or might have an adverse effect on Borrower’s financial condition, business, legal positions, or relationships with any Governmental Authority. In addition, a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower executed originals of any other IRS Form prescribed by applicable law as a basis for claiming a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made. If a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iii)	Each Lender, assignee or participant that is not a Foreign Lender shall provide Borrower, on or prior to the date on which such Person becomes party or subject to this Loan Agreement or any other Loan Document, and from time to time thereafter upon the reasonable request of Borrower, two duly completed and executed originals of IRS Form W-9 certifying that it is not subject to backup withholding.

(e) If Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by payment of Additional Amounts pursuant to Section 3.03(a)), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of out-of-pocket expenses (including taxes) of such Lender.

(f) Without prejudice to the survival or any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.03 shall survive the termination of this Loan Agreement. Nothing contained in this Section 3.03 shall require Lender to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(g) Each party to this Loan Agreement acknowledges that it intends, and agrees, for United States federal, state and local income and franchise tax purposes, to treat and report Advances as indebtedness issued by Borrower secured by the Pledged Equity and Contributed REO Properties and, consistent therewith, to treat and report the Pledged Equity and Contributed REO Properties as assets owned by Borrower, in the absence of an Event of Default by Borrower that is not cured. All parties to this Loan Agreement hereby agree to take no action inconsistent with the tax treatment and tax reporting of the Advances and the Pledged Equity, as described above, unless and only to the extent required by applicable United States federal, state or local income or franchise tax law.

(h) Lender does not intend (and each participant and Lender assignee shall be deemed to acknowledge, by acquiring a participation or taking an assignment from Lender hereunder, that it does not intend) to treat any transaction in respect of this Loan Agreement as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4. If Lender (or any participant or Lender assignee) determines to take any action inconsistent with such intention, it will promptly notify Borrower, in which case Borrower may treat each such transaction in respect of this Loan Agreement as subject to Treasury Regulation Section 301.6112-1 and adhere to any obligations imposed on it under such regulatory provision.

3.04 Commitment Fee. Borrower agrees to pay to Lender the Commitment Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Lender on or prior to the date of the initial Advance hereunder. Lender may, in its sole discretion, net any portion of the Commitment Fee from the proceeds of the Loan made to Borrower. The Commitment Fee is and shall be deemed to be fully earned as of the Effective Date and non-refundable when paid. In addition if, as of any the last day of any Interest Period during the Revolving Period, commencing on the last day of an Interest Period which is at least six months after the Effective Date, the average daily balance of the Advances under this Loan Agreement for the six calendar month period then ending is less than $125,000,000, then Borrower shall pay to Lender on such Payment Date a fee equal to the Applicable Margin times the amount by which $125,000,000 exceeds such balance times a fraction, the numerator of which equals the actual number of days elapsed during the preceding interest period and the denominator of which equals 360.

3.05 Income Payments.

(a) With respect to each Leased Property that is a Contributed REO Property, Borrower shall ensure that all Income and Security Deposits (unless Borrower or the related Eligible REO entity is required by applicable law to segregate Security Deposits) are made or remitted directly into the applicable Collection Account without being first deposited into any other account. All amounts on deposit in each Collection Account (other than Security Deposits) shall be remitted to the Remittance Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. If any Income (other than Security Deposits) is received by any Relevant Party or any Sub-Asset Manager with respect to any Contributed REO Properties (and not otherwise deposited into the related Collection Account), Borrower shall or shall direct such other Relevant Party or Sub-Asset Manager to remit such Income to the Remittance Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. If any Security Deposits are received by any Relevant Party or Sub-Asset Manager with respect to any Contributed REO Properties (and not otherwise deposited into the related Collection Account), Borrower shall or shall direct such other Relevant Party or Sub-Asset Manager to remit such Security Deposits to the Collection Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. No Relevant Party and no Sub-Asset Manager shall have any rights in, rights of withdrawal from, or rights to give notices or instructions regarding any Collection Account, Remittance Account or General Reserve Account, unless otherwise expressly permitted in the related Account Control Agreements, Collection Account Control Agreements, the Asset Management Agreements, the Sub-Asset Manager Side Letters, the Asset Manager Side Letters or this Loan Agreement.

(b) To the extent that no Extension Period, Cash-Trap Trigger Event, Material Adverse Effect or Default is in existence as of the applicable Payment Date and to the extent that no Event of Default has occurred which remains unwaived, Lender shall, or shall direct the Control Bank on each monthly Payment Date, to apply such Income on deposit in the Remittance Account in the following order of priority:

first, to pay to Asset Manager the amount of any Monthly Operating Expenses (only to the extent that the actual Monthly Operating Expenses for such Payment Date do not exceed the schedule of projected Monthly Operating Expenses delivered by Borrower to Lender and approved by Lender) incurred with respect to any Contributed REO Property;

second, to pay to Asset Manager an amount equal to all management fees due and owing to Asset Manager (only to the extent that such management fees do not exceed the schedule of management fees approved by Lender as set forth in this clause second) in accordance with the Asset Management Agreement and as set forth on a schedule approved in writing by Lender and delivered by Asset Manager two (2) Business Days prior to such Payment Date;

third, to pay to Lender an amount equal to any accrued and unpaid interest on the Loan and any other fees, expenses and indemnity amounts due to Lender;

fourth, to pay to Lender an amount sufficient to eliminate any Borrowing Base Deficiency;

fifth, to pay to Lender an amount equal to all outstanding fees and expenses incurred by Lender in connection with the Loan Documents;

sixth, to be deposited into the General Reserve Account to the extent necessary to cause the amount on deposit therein to be equal to or greater than the General Reserve Account Required Amount; and

seventh, 100% of the remaining amount shall be paid to Borrower.

Lender shall not be obligated to take any action pursuant to the preceding sentences to the extent that such action would result in the creation of a Borrowing Base Deficiency, unless prior thereto or simultaneously therewith Borrower transfers to Lender cash sufficient to eliminate such Borrowing Base Deficiency.

(c) During the Extension Period and otherwise to the extent that a Cash-Trap Trigger Event, Material Adverse Effect or Default is in existence as of the applicable Payment Date, or to the extent that an Event of Default has occurred which remains unwaived, Lender shall, or shall direct the Control Bank to, on each monthly Payment Date, apply such Income on deposit in the Remittance Account in the following order of priority:

first, to pay to Asset Manager the amount of any Monthly Operating Expenses (only to the extent that the actual Monthly Operating Expenses for such Payment Date do not exceed the schedule of projected Monthly Operating Expenses delivered by Borrower to Lender and approved by Lender) incurred with respect to any Contributed REO Property;

second, to pay to Asset Manager an amount equal to all management fees due and owing to Asset Manager (only to the extent that such management fees do not exceed the schedule of management fees approved by Lender as set forth in this clause second) in accordance with the Asset Management Agreement and as set forth on a schedule approved in writing by Lender and delivered by Asset Manager two (2) Business Days prior to such Payment Date;

third, to pay to Lender an amount equal to any accrued and unpaid interest on the Loan and any other fees, expenses and indemnity amounts due and owing to Lender;

fourth, to Lender to reduce the outstanding principal amount of the Advances (to be applied to reduce the Allocated Loan Amount on each Contributed REO Property on a pro rata basis) until such amount is reduced to zero;

fifth; to Lender to reduce the amount of all other Obligations due and owing, to zero; and

sixth, 100% of the remaining amount shall be paid to Borrower.

Lender shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Borrowing Base Deficiency, unless prior thereto or simultaneously therewith Borrower transfer to Lender cash sufficient to eliminate such Borrowing Base Deficiency, or (B) if an Event of Default has occurred and is then continuing at the time such Income is paid.

(d) Reserved.

(e) If any Contributed REO Property is sold or otherwise removed from the Loan Agreement, Borrower shall or shall direct such other Relevant Party or Sub-Asset Manager to remit the Minimum Release Price in respect of such Contributed REO Property to Lender via wire transfer pursuant to the Wire Instructions promptly following the sale or release of the Contributed REO Property. Such Minimum Release Price shall be remitted to Lender from the related Liquidation Proceeds with respect to such Contributed REO Property. To the extent that the related Liquidation Proceeds of such Contributed REO Entity is insufficient to cover such Minimum Release Price, Borrower shall remit to Lender an amount equal to the difference between the Minimum Release Price and the Liquidation Proceeds from amounts other than those on deposit in the Remittance Account, General Reserve Account or Collection Accounts via wire transfer pursuant to the Wire Instructions. If, as a result of any such sale or removal, the related Eligible REO Entity no longer owns any Contributed REO Properties, and as long as no Event of Default shall have occurred or be continuing at such time, then Lender shall, upon request of Borrower, release such Eligible REO Entity from its obligations hereunder and under the other Loan Documents to which such Eligible REO Entity is a party and execute and deliver to Borrower, at Borrower’s expense, all documents that Borrower may reasonably request in writing to evidence such release. Lender shall apply any excess of (i) the Minimum Release Price paid with respect to a Contributed REO Property, over (ii) the Allocated Loan Amount as of the date of the removal of such Contributed REO Property, to reduce the Allocated Loan Amounts of the remaining Contributed REO Properties subject to outstanding Advances, on a pro rata basis.

(f) On the Maturity Date, the outstanding principal amount of the Advances and all other Obligations under this Loan Agreement shall be repaid in full by Borrower. Borrower shall have the option to extend the term of this Loan Agreement for a period of twelve (12) months after the then-current Maturity Date (an “Extension Period”); provided, however, that no such Extension Period shall be granted by Lender in the event that Borrower fails to deliver to Lender a duly executed Interest Rate Protection Agreement dated on or prior to the first date of such Extension Period, covering the period through the extended Maturity Date. In the event that Borrower exercises such option, the new Maturity Date shall be February 5, 2018 in respect of the Extension Period. Borrower shall provide Lender with written notice of its decision to exercise of such option at least ninety (90) days prior to the then-current Maturity Date. Notwithstanding the foregoing, in no event shall Borrower have the option to extend this Loan Agreement if any Default or Event of Default has occurred and is continuing.

(g) Borrower acknowledges and agrees that, subject to the terms hereof, neither Borrower nor any other party claiming on behalf of, or through, Borrower shall have any right, title or interest, whether express or implied, in the Remittance Account (other than as expressly set forth above). Borrower acknowledges and agrees that the Remittance Account is subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including bank at which the Remittance Account is maintained, subject to the terms hereof. Borrower and Lender acknowledges and agrees that the Remittance Account constitutes, and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC. Borrower acknowledges and agrees that, subject to the terms hereof, neither Borrower nor any other party claiming on behalf of, or through Borrower, shall have any right, title or interest, whether express or implied, in the General Reserve Account. Borrower acknowledges and agrees that the General Reserve Account are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including the bank maintaining such accounts, subject to the terms hereof. Borrower and Lender acknowledge and agree that each of the General Reserve Account constitutes and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC. The parties agree that for purposes of Article 9 of the UCC as used in and applied to this Agreement, the State of New York is the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC) with respect to the Remittance Account and the General Reserve Account.

Section 4. Collateral Security.

4.01 Collateral; Security Interest.

(a) Pursuant to the Custodial Agreement, the Custodian shall hold the REO Documents as exclusive bailee and agent for Lender pursuant to the terms of the Custodial Agreement and shall deliver to Lender Trust Receipts with Exception Reports (as such terms are defined in the Custodial Agreement) to the effect that it has reviewed such REO Documents in the manner required by the Custodial Agreement and identifying any deficiencies in such REO Documents as so reviewed.

(b) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i)	all REO Documents, including without limitation all Servicing Records, and any other collateral pledged or otherwise relating to the Contributed REO Properties, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto;

(ii)	all rights of Borrower, each Eligible REO Entity and Asset Managers to receive from any third party or to take delivery of any Servicing Records or other documents which constitute part of the REO Property File or Management File;

(iii)	the Collection Accounts and all Income relating to the Eligible REO Entity Pledged Equity or the Contributed REO Properties;

(iv)	amounts and property from time to time on deposit in the Remittance Account, the proceeds thereof, and the Remittance Account itself;

(v)	Borrower’s, each Eligible REO Entity’s and Asset Managers’ rights under any Lease Agreement;

(vi)	all warrants, options and other rights to acquire stock in Borrower, each Eligible REO Entity and all of Borrower’s or Parent SPE’s right, if any, to participate in the management of Borrower or such Eligible REO Entity, as applicable;

(vii)	the Pledged Equity and all rights, privileges, authority and powers of Parent SPE and Borrower, as applicable, as owner or holder of its equity interest in Parent SPE, Borrower or the Eligible REO Entities, as applicable, including, but not limited to, all general intangible and contract rights related thereto;

(viii)	all documents and certificates representing or evidencing Parent SPE’s Equity Interest in Borrower and all documents and certificates representing or evidencing Borrower’s Equity Interest in the Eligible REO Entities;

(ix)	all of Parent SPE’s rights as the sole owner of the Equity Interests of Borrower to receive dividends and redemptions on account of the Borrower Pledged Equity or to receive distributions of Borrower’s assets, upon complete or partial liquidation or otherwise;

(x)	all of Borrower’s rights as the sole owner of the Equity Interests in each Eligible REO Entity to receive dividends and redemptions on account of the related Eligible REO Entity Pledged Equity or to receive distributions of each Eligible REO Entity’s respective assets, upon complete or partial liquidation or otherwise;

(xi)	all distributions, cash, Property, and instruments from time to time received, receivable or otherwise distributed in respect of, or in exchange for Parent SPE’s and Borrower’s interest in Borrower and each Eligible REO Entity, respectively, related to any Borrower Pledged Equity and Eligible REO Entity Pledged Equity, respectively, which is delivered or transferred to Lender;

(xii)	any other rights, title, interest, privilege, authority and power of Parent SPE or Borrower in or relating to Borrower and each Eligible REO Entity, respectively, related to any Borrower Pledged Equity and Eligible REO Entity Pledged Equity, respectively, all whether now existing or hereafter arising, and whether arising at law or in equity and any and all proceeds of and distribution in any of the foregoing and all books and records of Parent SPE, Borrower and each Eligible REO Entity pertaining to the foregoing;

(xiii)	all insurance policies and Insurance Proceeds relating to any Contributed REO Property and all rights of Borrower, any Eligible REO Entity and any Asset Manager to receive from any third party or to take delivery of any of the foregoing;

(xiv)	amounts and property from time to time on deposit in the General Reserve Account, the proceeds thereof, and the General Reserve Account itself;

(xv)	any Purchase Agreements, any other purchase agreements, contracts, related takeout commitments or other agreements relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto;

(xvi)	to the extent not otherwise described above, all of Borrower’s, Parent SPE’s and each Eligible REO Entity’s right, title and interest in any and all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing;

(xvii)	any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing; and

(xviii)	all other assets owned or acquired by Borrower or any Eligible REO Entity at any time.

(c) Borrower hereby assigns, pledges and grants a perfected first priority security interest to Lender in all of Borrower’s rights, title and interest in, to and under (i) all the Collateral and (ii) any interest of Borrower in each REO Property identified on a Notice of Borrowing and Pledge delivered by or on behalf of Borrower to Lender and the Custodian from time to time, in each case whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to Lender hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”).

(d) Borrower shall cause each Eligible REO Entity to assign, pledge and grant to Lender a perfected first priority security interest in all of such Eligible REO Entity’s rights,

title and interest in, to and under all assets of such Eligible REO Entity, including without limitation each Contributed REO Property, in each case whether now owned or hereafter acquired by such Eligible REO Entity, now existing or hereafter created and wherever located, to secure such Eligible REO Entity’s obligations under the applicable Eligible REO Entity Guaranty and Pledge and all other amounts owing to Lender hereunder, under the Note and under the other Loan Documents. For the avoidance of doubt, mortgages shall not be required to be filed by the Eligible REO Entities to perfect the Lender’s interest in any Contributed REO Properties.

4.02 Further Documentation; Mortgages.

(a) At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Lender may reasonably request (but not including the recording of any mortgage on an REO Property) for the purpose of obtaining or preserving the full benefits of this Loan Agreement and the other Loan Documents and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Borrower hereby authorizes Lender to file any such financing or continuation statement and agrees that any such financing statement may, for convenience, describe the Collateral as “all assets” of the Borrower and each Eligible REO Entity, whether now existing or hereafter acquired, or words to similar effect. This Loan Agreement shall constitute a security agreement under Applicable Law.

(b) Upon the occurrence of a Default, Borrower shall, promptly upon receipt of a request from the Lender, deliver or cause to be delivered to Lender a properly prepared mortgage, in form and substance sufficient in each related jurisdiction in which each Contributed REO Property is located, to create a perfected Lien in favor of Lender in each such Contributed REO Property and, further, upon the occurrence of an Event of Default, Borrower shall cause to be properly and validly recorded in the name of Lender such mortgages with respect to each Contributed REO Property in the appropriate jurisdiction. The obligation to and costs of providing such mortgage, and of any loss, cost, expense, liability or obligation incurred by Lender in the event of a failure to provide or record such mortgages shall be fully paid by Guarantor under the Guaranty. For the avoidance of doubt such costs and expenses shall not be paid from the Collection Accounts or netted from any Income collected with respect to the Contributed REO Properties.

4.03 Changes in Locations, Name, etc. Borrower shall not, and shall ensure that each Eligible REO Entity shall not (i) change the location of its chief executive office/chief place of business from that specified in Section 6 hereof or otherwise specified in writing to Lender, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral or the Contributed REO Properties, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Lender at least 30 days prior written notice thereof and shall have delivered to Lender all Uniform Commercial Code financing statements and amendments thereto as Lender shall request and taken all other actions deemed reasonably necessary by Lender to continue its perfected status in the Collateral with the same or better priority.

4.04 Lender’s Appointment as Attorney-in-Fact.

(a) Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender’s reasonable discretion, if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Loan Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, including without limitation, to protect, preserve and realize upon the Collateral, and, without limiting the generality of the foregoing, Borrower hereby gives Lender the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i)	in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)	to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)

(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and

Borrower’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as Borrower might do; and

(iv)	to register or cause to be registered in the name of Lender or other designee of Lender, all Pledged Equity subject to this Loan Agreement and Lender or its designee shall have all rights of conversions, exchange, subscription and any other rights, privileges and options pertaining to such Pledged Equity as if it were the owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity with any committee, depositary, transfer agent, register or other designated agency upon such terms and conditions as Lender may determine; and/or

(v)	to receive all cash dividends and distributions in connection with the Pledged Equity. Borrower shall cause any such dividends or distributions received by Borrower, any Eligible REO Entity or Asset Managers to be promptly remitted to Lender to be held in the Collection Account and applied in accordance with Section 3.05.

Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable, until all Obligations have been paid in full.

(b) Borrower also authorizes Lender, at any time and from time to time, if an Event of Default shall have occurred and be continuing, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on Lender are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder.

4.05 Performance by Lender of Borrower’s Obligations. If Borrower fails to perform or comply with any of its material agreements contained in the Loan Documents and Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Borrower to Lender on demand and shall constitute Secured Obligations.

4.06 Proceeds. (a) All proceeds of Collateral received by Borrower, Asset Managers or any Eligible REO Entity consisting of cash, checks and other near-cash items shall be held in trust for Lender, segregated from other funds of Borrower, such Asset Manager or

Eligible REO Entity and shall forthwith upon receipt be deposited in the Collection Account, and (b) any such amounts deposited to the Collection Account shall be remitted to the Remittance Account in accordance with Section 3.05 and applied in accordance with Section 3.05.

4.07 Remedies. If an Event of Default shall occur and be continuing, Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code, at law and in equity. Without limiting the generality of the foregoing, Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Borrower or any other Person (all and each of which demands, defenses, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall act in good faith to obtain the best execution possible under prevailing market conditions. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need Lender account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Lender arising out of the exercise by Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements incurred by Lender, including reasonable fees and expenses of any attorneys employed by Lender to collect such deficiency. Because Borrower recognizes that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid, Borrower agrees that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Lender may elect, in its sole discretion, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate Lender to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of Lender’s rights or remedies.

4.08 Limitation on Duties Regarding Preservation of Collateral. Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Upon the timely repayment in full to Lender of all Secured Obligations then outstanding, the performance of all outstanding Obligations under the Loan Documents and termination of the Loan Documents, Lender shall release its security interest in any remaining Collateral and any REO Property in which a security interest has been granted hereunder and shall, upon the reasonable request of Borrower, execute any documentation necessary to release the Collateral and/or any REO Property from the liens granted hereunder or under the other Loan Documents; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

Section 5. Conditions Precedent.

5.01 Initial Advance. The obligation of Lender to make its initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

(a) Loan Documents. The Loan Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by each party thereto and being in full force and effect, free of any modification, breach or waiver; provided, that, solely with respect to the Sub-Asset Manager Side Letter between Asset Manager and Moving Station LLC, the Borrower shall deliver such Sub-Asset Manager Side Letter within fourteen (14) days following the date hereof.

(b) Organizational Documents. A good standing certificate of each Relevant Party, dated as of a recent date, but in no event more than thirty (30) days prior to the date of such initial Advance, and certified copies of the certificate of formation (or equivalent document) of such Relevant Party, together with a copy of such Relevant Party’s limited liability company agreement, and of all corporate or other authority for such Relevant Party with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Relevant Party from time to time in connection herewith (and Lender may conclusively rely on such certificate until it receives notice in writing from any Lender to the contrary).

(c) Legal Opinions. Such opinions of counsel to Asset Managers, Borrower, the Eligible REO Entities, Parent SPE, and Guarantor as Lender may reasonably require.

(d) Incumbency Certificate. An incumbency certificate of the secretary of each Relevant Party, certifying the names, true signatures and titles of such Person’s representatives duly authorized to act hereunder and to execute the Loan Documents and the other documents to be delivered thereunder.

(e) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created or permitted hereunder, including Permitted Encumbrances, shall have been properly prepared and executed for filing (including the applicable county(ies) if Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Advance, in such jurisdictions as shall be applicable to Borrower, each Eligible REO Entity and the Collateral, the results of which shall be satisfactory to Lender.

(f) Fees and Expenses. Lender shall have received all fees and expenses invoiced prior to the initial Funding Date and required to be paid by Borrower on or prior to the initial Funding Date, which fees and expenses may be netted out of any Advance made by Lender hereunder.

(g) Reserved.

(h) Insurance. Lender shall have received evidence in form and substance satisfactory to Lender showing compliance by Borrower and each applicable Eligible REO Entity as of such initial Funding Date with Section 7.21 hereof.

(i) Collection Account. Lender shall have received evidence in form and substance satisfactory to Lender showing the establishment of a lockbox Collection Account with respect to each Eligible REO Entity (other than as specified on Exhibit Q) and compliance with the terms and conditions of each Collection Account Control Agreement. In addition, Borrower shall or shall cause Asset Managers to instruct all Tenants to send all Rental Income directly to the applicable lockbox Collection Account to be deposited therein in accordance with this Loan Agreement and the Asset Manager Side Letter.

(j) Remittance Account. Lender shall have received evidence in form and substance satisfactory to Lender showing the establishment of the Remittance Account and compliance with the terms and conditions of the Account Control Agreement.

(k) General Reserve Account. Lender shall have received evidence in form and substance satisfactory to Lender showing the establishment of the General Reserve Account and the funding of the General Reserve Account Required Amount and compliance with the terms and conditions of the related Account Control Agreement.

(l) Reserved.

(m) Asset Manager Side Letter. Each Eligible REO Entity, Borrower, Asset Manager and Lender shall have entered into an Asset Manager Side Letter.

(n) Other Documents. Lender shall have received such other documents as Lender or its counsel may reasonably request.

5.02 Initial and Subsequent Advances. The making of each Advance to Borrower (including the initial Advance) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) No Cash-Trap Trigger Event, Default, Material Adverse Effect or Extension Period shall be in existence and no Event of Default shall have occurred;

(b) Both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Borrower in Section 6 hereof, and in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects (in the case of the representations and warranties in Section 6.24 and Schedule 1, solely with respect to Pledged Equity and REO Properties included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Lender, Lender shall have received an officer’s certificate signed by a Responsible Officer of Borrower certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that Borrower and each applicable Eligible REO Entity is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;

(c) The aggregate outstanding principal amount of the Advances shall not exceed the Borrowing Base or the Maximum Credit either immediately prior to such Advance or after giving effect to such Advance;

(d) Subject to Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 12.18 hereof, Lender shall have completed its due diligence review of the

REO Documents for each Advance, all documents related to the Eligible REO Entity and the related Pledged Equity and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Advances as Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Lender in its reasonable discretion;

(e) Lender shall have received a Notice of Borrowing and Pledge, REO Property Schedule and all other documents required under Section 2.03 with respect to the Pledged Equity and REO Properties to be included in the Borrowing Base;

(f) Lender shall have received from the Custodian a Custodian Asset Transmission and one or more Trust Receipts in respect of all REO Properties to be included in the Borrowing Base on such Business Day and an Exception Report, in each case dated such Business Day and duly completed;

(g) With respect to any REO Property that was acquired by an Eligible REO Entity from an Affiliate, Lender may, in its sole discretion and at the expense of Lender, require Borrower to provide evidence sufficient to satisfy Lender that such REO Property was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, reasonably acceptable to Lender, that such REO Property was acquired in a legal sale;

(h) Reserved;

(i) No event beyond the control of Lender which Lender reasonably determines may result in Lender’s inability to perform its obligations under this Loan Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing, shall have occurred or be continuing;

(j) If any Contributed REO Properties are serviced or interim serviced by any Sub-Asset Manager, Lender shall have received not later than 10:00 a.m. three (3) days prior to the requested Funding Date (or, with respect to an Advance made on the Effective Date, the Effective Date), a Sub-Asset Manager Side Letter in the form attached hereto as Exhibit F-2, executed by the Asset Manager and acknowledged by the Borrower, the related Eligible REO Entity, such Sub-Asset Manager and Lender, with the related Sub-Asset Management Agreement attached thereto in form and substance acceptable to Lender; provided, that, solely with respect to the Sub-Asset Manager Side Letter between Asset Manager and Moving Station LLC, the Borrower shall deliver such Sub-Asset Manager Side Letter within fourteen (14) days following the date hereof. Each such Sub-Asset Management Agreement shall be fully assignable to Lender;

(k) Lender shall have determined that all actions necessary or, in the reasonable opinion of Lender, desirable to maintain Lender’s perfected security interest in the Pledged Equity and other Collateral have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC 1;

(l) Borrower shall have paid to Lender all fees and expenses owed to Lender in accordance with this Loan Agreement and any other Loan Document including, without limitation the amount of any Commitment Fees then due and owing, and all of Lender’s attorney fees and expenses and due diligence expenses then due and owing in accordance with the Pricing Side Letter and the other Loan Documents;

(m) Lender or its designee shall have received any other documents reasonably requested by Lender with reasonable notice to Borrower;

(n) Reserved;

(o) Borrower shall have provided to Lender copies of all due diligence that Borrower, Parent SPE or Asset Managers or any other Person on any of their behalf has performed with respect to any Pledged Equity or any related Contributed REO Properties;

(p) Borrower shall have provided to Lender all required valuation documentation with respect to such REO Property, in accordance with the Valuation Requirements;

(q) With respect to each REO Property that is subject to a security interest (including any precautionary security interest but excluding any Permitted Encumbrance) immediately prior to the Funding Date, Lender shall have received a Security Release Certification for such REO Property that is duly executed by the related secured party and applicable Eligible REO Entity;

(r) Borrower shall have delivered to Lender copies of each related Asset Management Agreement and Sub-Asset Management Agreement with respect to each Contributed REO Property, including any and all amendments that materially affect the servicing of the Contributed REO Properties and Lender’s interest therein and an accompanying duly executed Asset Manager Side Letter and Sub-Asset Manager Side Letter for the related Asset Manager (in each case to the extent not previously provided);

(s) Lender or its designee shall have received on or before the Effective Date with respect to the Borrower and the Borrower Pledged Equity, and on or before the related Funding Date with respect to any REO Properties owned by an Eligible REO, the related Eligible REO Entities and the related Eligible REO Entity Pledged Equity not previously pledged, the following, in form and substance satisfactory to Lender and (if applicable) duly executed (in each case to the extent not previously delivered):

(i)	the original Pledged Equity certificates with respect to the Borrower Pledged Equity and such Eligible REO Entity Pledged Equity;

(ii)	an undated stock power covering such certificate, duly executed in blank;

(iii)	the Governing Documents of Borrower or such Eligible REO Entity, as applicable together with a certificate of good standing with respect to Borrower or such Eligible REO Entity, in each case reasonably acceptable to Lender, together with an officer’s certificate of Borrower certifying as to the accuracy of each such document;

(iv)	an executed Power of Attorney in the form of Exhibit I for Borrower or such Eligible REO Entity, as applicable;

(v)	an Eligible REO Entity Guaranty and Pledge, duly executed and delivered by such Eligible REO Entity;

(vi)	an Asset Management Agreement and the related Asset Manager Side Letter (and, to the extent applicable, a Sub-Asset Management Agreement and the related Sub-Asset Manager Side Letter) for all Contributed REO Properties owned by such Eligible REO Entity;

(vii)	evidence that a Collection Account has been established for such Eligible REO Entity;

(viii)	all required documents comprising the REO Property File for each Contributed REO Property or REO Property proposed to be contributed to such Eligible REO Entity on such Funding Date;

(ix)	evidence that UCC financing statements have been filed against Borrower and such Eligible REO Entity in all filing offices reasonably required by Lender, (ii) Lender has received such searches of UCC filings, tax liens, judgments, pending litigation, bankruptcy and other matters relating to Borrower or such Eligible REO Entity as Lender may reasonably require, and (iii) the results of such searches are reasonably satisfactory to Lender; and

(x)	such certificates or other documents as Lender may reasonably request.

(t) To the extent the financial statements referenced in Section 7.01 have been completed, Lender shall have received such financial statements.

(u) Lender has received a schedule of the actual Monthly Operating Expenses incurred by or on behalf of the Eligible REO Entities (on an entity-by-entity basis) for the calendar month preceding the first Payment Date;

(v) with respect to each proposed REO Property that is a Leased Property as of such Funding Date, (i) Borrower has delivered or caused to be delivered to each related Tenant a Tenant Agency Notice duly executed by the related Eligible REO Entity and (ii) Lender has received such other documents as Lender may request, including but not limited to the following: (x) current rent roll (including actual and expected rents), if applicable; and

(w) The General Reserve Account Required Amount is maintained in the General Reserve Account; and

(x) Borrower shall cause Asset Managers to deliver to Custodian an executed Tenant Instruction Notice with respect to each Contributed REO Property; provided, that solely with respect to the Contributed REO Properties pledged hereunder as of the initial Funding Date Borrower shall or shall cause such Tenant Instruction Notices to be delivered within thirty (30) days following the initial Funding Date; provided, further, that Lender shall not deliver such Tenant Instruction Notice until after the occurrence and continuation of an Event of Default hereunder.

Each request for a borrowing by Borrower hereunder shall constitute a certification by Borrower to the effect set forth in this section (both as of the date of such notice, request or confirmation and as of the date of such borrowing). With respect to any Advance, Lender may conclusively rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized to request an Advance on Borrower’s behalf.

Section 6. Representations and Warranties. Borrower represents and warrants to Lender that throughout the term of this Loan Agreement:

6.01 Existence. Borrower and each Eligible REO Entity (a) is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as specified in this Loan Agreement, (b) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted, and (ii) with respect to such Eligible REO Entity, acquire and own each Contributed REO Property owned by it, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law. Borrower’s tax identification number is 46-4568634. Borrower’s fiscal year is the calendar year. Borrower or such Eligible REO Entity has not changed its name within the past twelve (12) months. Borrower is a Special Purpose Entity wholly owned by Parent SPE. Each Eligible REO Entity is a Special Purpose Entity wholly owned by Borrower.

6.02 Financial Condition. Borrower has heretofore furnished to Lender a copy of Parent’s unaudited consolidated balance sheets of its consolidated Subsidiaries, each as at September 30, 2013 and as filed with the Securities and Exchange Commission as part of its Form 10 filing on January 13, 2014. Borrower has also heretofore furnished to Lender the related unaudited consolidated statements of operations, equity and of cash flows for Parent and its consolidated Subsidiaries for the period ending September 30, 2013. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Parent and its Subsidiaries and the consolidated results of their operations for the period ended on the date of such statement, all in accordance with GAAP applied on a consistent basis. Neither Parent SPE nor any of its Subsidiaries has conducted any business, incurred any Indebtedness, or incurred any other liabilities except for ordinary course obligations incurred in anticipation of this Agreement, and Borrower has owned no property other than its Equity Interests in each Eligible REO Entity. Borrower does not have any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment. Neither Parent nor any of its Subsidiaries has sold, transferred or otherwise disposed of any material part of its property or assets or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to its financial condition.

6.03 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened in writing against Borrower, any Eligible REO Entity or any of their Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the Loan or the pledge of any Collateral.

6.04 No Breach. Neither (a) the execution and delivery of the Loan Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the Governing Documents of Borrower or any Eligible REO Entity, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument or Contractual Obligation to which Borrower or any Eligible REO Entity is a party or by which Borrower, any Eligible REO Entity or their Property is bound or to which Borrower, any Eligible REO Entity or their Property is subject, or constitute a default under any such material agreement or instrument or Contractual Obligation, or (except for the Liens created pursuant to this Loan Agreement or permitted pursuant to Section 6.13(a)) result in the creation or imposition of any Lien upon any Property of Borrower or any Eligible REO Entity, pursuant to the terms of any such agreement or instrument.

6.05 Action. Borrower and each Eligible REO Entity has all necessary limited liability company or other power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by Borrower and each Eligible REO Entity of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by Borrower and each Eligible REO Entity, as applicable, and constitutes a legal, valid and binding obligation of Borrower or such Eligible REO Entity, as applicable, enforceable against Borrower or such Eligible REO Entity in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, general principles of equity (whether considered in a proceeding in equity or at law) and requirements of reasonableness, good faith and fair dealing.

6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Borrower or any Eligible REO Entity of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Loan Documents and the Liens created pursuant to this Loan Agreement.

6.07 Margin Regulations. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

6.08 Taxes. Borrower and each Eligible REO Entity has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due and payable pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the determination of Borrower, adequate. Any taxes, fees and other governmental charges payable by Borrower in connection with an Advance and the execution and delivery of the Loan Documents have been paid, or will be paid when due.

6.09 Investment Company Act. Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.10 Reserved.

6.11 Compliance with Law. (a) No practice, procedure or policy employed or proposed to be employed by Borrower or any Eligible REO Entity in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Borrower or any Eligible REO Entity and no Contributed REO Property materially contravenes any Requirements of Laws or contravenes any Requirements of Law in a way that adversely affects Lender.

(b) No properties presently or previously owned or leased by Borrower or any Eligible REO Entity contain or previously contained any Hazardous Substances that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to any liability of Borrower or any Eligible REO Entity. Borrower has no knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Borrower or any Eligible REO Entity under any Environmental Law. No Hazardous Substances have been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of Borrower.

(c) Each Relevant Party and all Affiliates thereof are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. No Relevant Party or Affiliate thereof has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Relevant Party or Affiliate thereof or any other Person, in violation of the Foreign Corrupt Practices Act.

(d) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, all applicable predatory and abusive lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws and all predatory, abusive and fair lending laws applicable to the acquisition, rental and management of REO Properties have been complied with; the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations; and Borrower shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Lender, and shall deliver to Lender, upon two Business Days’ request, evidence of compliance with all such requirements. No predatory, abusive or deceptive were employed in connection with acquisition, rental and management of any REO Property.

6.12 No Default. Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

6.13 Collateral; Collateral Security.

(a) Neither Borrower nor any Eligible REO Entity has assigned, pledged, or otherwise conveyed or encumbered any Collateral or any Contributed REO Property to any other Person, and (i) Borrower is the sole owner of the Collateral, free and clear of all Liens and (ii) the related Eligible REO Entity is the sole owner of each Contributed REO Property and had good and marketable title thereto, free and clear of all Liens other than Permitted Encumbrances.

(b) Reserved.

(c) Parent SPE has not assigned, pledged, or otherwise conveyed or encumbered any Borrower Pledged Equity to any other Person, and immediately prior to the pledge of any such Borrower Pledged Equity to Lender, Parent SPE was the sole owner of such Borrower Pledged Equity and had good and marketable title thereto, free and clear of all Liens, except for Liens to be released simultaneously with the Liens granted in favor of Lender under the Borrower Pledge Agreement, and no Person other than Lender has any Lien on any Borrower Pledged Equity.

(d) Borrower has not assigned, pledged, or otherwise conveyed or encumbered any Eligible REO Entity Pledged Equity to any other Person, and immediately prior to the pledge of any such Eligible REO Entity Pledged Equity to Lender, Borrower was the sole owner of such Eligible REO Entity Pledged Equity and had good and marketable title thereto, free and clear of all Liens, except for Liens to be released simultaneously with the Liens granted in favor of Lender hereunder, and no Person other than Lender has any Lien on any Eligible REO Entity Pledged Equity.

(e) The provisions of this Loan Agreement are effective to create in favor of Lender a valid security interest in all right, title and interest of Borrower in, to and under the Collateral.

(f) Upon the filing of financing statements on Form UCC-1 naming Lender as “Secured Party” and Borrower as “Debtor,” and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Borrower in, to and under the Collateral, to the extent such Collateral can be perfected by filing under the Uniform Commercial Code. Upon execution and delivery of the Account Control Agreement, Lender shall have a legal, valid and enforceable first priority security interest in all right, title and interest of the Borrower in the Remittance Account and all funds credited thereto.

(g) Without limiting the generality of the foregoing, Borrower will no earlier than six (6) months or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Loan Document or any Advance, upon Lender’s request (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; provided that Lender may elect to file such continuation statement, and (ii) deliver or cause to be delivered to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender, confirming and updating the opinion delivered pursuant to Section 5.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

6.14 Chief Executive Office; Chief Operating Office. As of the Effective Date, the chief executive office and chief operating office of Borrower and each Eligible REO Entity is 1999 Harrison Street, 24th Floor, Oakland, California 94612.

6.15 Location of Books and Records. As of the Effective Date, the location where Borrower keeps its books and records including all computer tapes and records relating to the Collateral is 1999 Harrison Street, 24th Floor, Oakland, California 94612.

6.16 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower or any of its Subsidiaries to Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

6.17 Reserved.

6.18 Reserved.

6.19 ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of Borrower, each Multiemployer Plan, is in compliance in all material respects with,

and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Lender under Section 13(a)(xi) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Borrower and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or other applicable law at no cost to the employer (collectively, “COBRA”).

6.20 Reserved.

6.21 Filing Jurisdictions/Relevant States. As of the Effective Date, Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Lender to perfect its security interest in the Collateral that can be perfected by filing a financing statement.

6.22 Reserved.

6.23 Subsidiaries/Other Indebtedness. Borrower has no Subsidiaries other than Eligible REO Entities represented by Pledged Equity delivered to Lender. None of Borrower or any Eligible REO Entity has any Indebtedness other than Indebtedness created pursuant to the Loan Documents and ordinary trade payables not yet due and owing beyond their ordinary course.

6.24 Representations and Warranties. The Eligible REO Entity Pledged Equity and each Contributed REO Property (other than any Contributed REO Property that has been assigned a Collateral Value of zero and will be removed from the related Eligible REO Entity in accordance with Section 2.03(d)) complies with the representations and warranties listed in Schedule 1 hereto. The review and inquiries made on behalf of Borrower in connection with the making of the representations and warranties listed in Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Borrower has no knowledge of any material fact that could reasonably lead it to expect that the Collateral Value assigned to any Contributed REO Property will not be obtained or realized. Each of the Contributed REO Properties (other than any Contributed REO Property that has been assigned a Collateral Value of zero and will be removed from the related Eligible REO Entity in accordance with the terms of Section 2.03(d)) is an Eligible REO Property. With respect to each Contributed REO Property purchased by Borrower, an Eligible REO Entity or an Affiliate thereof from a Transferor, (a) such Contributed REO Property was acquired and transferred on a true sale basis, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Contributed REO Property, and (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Borrower or an

Affiliate of Borrower (other than foreclosure of the related mortgage loan). No Contributed REO Property is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Contributed REO Property or otherwise, by Borrower, any Eligible REO Entity or any Asset Manager, or to Borrower’s knowledge, by any Transferor or other Person, except as set forth in the REO Documents delivered to Lender or Custodian. Each Contributed REO Property was acquired by Borrower or the applicable Eligible REO Entity in accordance with and satisfies applicable standards established by Borrower and its Affiliates. None of the REO Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Borrower, the applicable Eligible REO Entity or Lender (excluding notations relating to prior owners prior to the sale to Borrower or the applicable Eligible REO Entity and which are no longer in effect).

6.25 Reserved.

6.26 Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to the Loan, Borrower is and will be Solvent. Borrower does not intend to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of itself, any of its Subsidiaries or any of their respective assets. Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

6.27 No Broker. None of Borrower, any Eligible REO Entity, any of their respective Affiliates or any other Person on behalf of any of the foregoing has dealt with any broker, investment banker, agent, or other person, except for Lender, who may be entitled to any commission or compensation in connection with any Pledged Equity or Contributed REO Property which has not been paid in full by Borrower, such Eligible REO Entity or such other Person.

6.28 USA Patriot Act; OFAC. None of the Relevant Parties and none of their Affiliates is a Prohibited Person and each Relevant Party is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of the Relevant Parties and none of their members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Borrower has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”). Lender hereby notifies Borrower that Lender is required by the Patriot Act to obtain, verify and record information that identifies Borrower.

6.29 Anti-Money Laundering. Borrower has complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each REO Property for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

6.30 Reserved.

6.31 Financial Reporting. There has been no material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of Borrower or any Affiliate thereof over financial reporting, in each case as described in the Securities Laws.

6.32 Reserved.

6.33 No Prior Pledge. The Pledged Equity and Contributed REO Properties have not at any time been pledged by any Relevant Party to any Person other than Lender.

6.34 Reserved

6.35 Asset Manager. The management and servicing practices used by each Asset Manager with respect to the Contributed REO Properties have been, in all material respects legal, proper, prudent and customary.

6.36 Separateness. Borrower, each Eligible REO Entity and Parent SPE are in compliance with the requirements of Section 11.

Section 7. Covenants of Borrower. Borrower covenants and agrees with Lender that, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01 Financial Statements and Other Information.

Borrower shall deliver to Lender:

(a) As soon as available and in any event within thirty (30) days after the end of each calendar month, the related unaudited consolidated statements of operations and equity and of cash flows for Borrower for such period, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Borrower and its subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Parent, the consolidated balance sheets of each of Parent and its consolidated Subsidiaries and Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and equity and of cash flows for each of Parent (or Guarantor, as applicable) and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, each accompanied by a certificate of a Responsible Officer of Guarantor which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Parent (or Guarantor, as applicable) and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Parent, the consolidated balance sheets of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Parent and its consolidated Subsidiaries for such year, and consolidated statements of liquidity of Parent and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion (an “Accountant Opinion”) thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Parent and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP.

(d) The following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

(1) On each Reporting Date, certificates of a Responsible Officer of the Borrower in the form of Exhibit B-1 attached hereto with respect to the most recently ended month;

(2) At the time Borrower furnishes each set of financial statements pursuant to Sections 7.01(b) and (c) above, a certificate of a Responsible Officer of Guarantor to the effect that, to the best of such Responsible Officer’s knowledge, Borrower, each Eligible REO Entity, Parent SPE and Guarantor, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Borrower, such Eligible REO Entity, Parent SPE or Guarantor, as applicable, has taken or proposes to take with respect thereto); and

(3) At the time it furnishes consolidated financial statements pursuant to Sections 7.01(b) and (c) above, a certificate of a Responsible Officer of Guarantor in the form attached hereto as Exhibit B-2, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries or Parent and its Subsidiaries, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject, in the case of financial statements delivered pursuant to Section 7.01(b), to normal year-end audit adjustments);

(e) From time to time at the request of Lender, a paper or electronic copy produced by Borrower’s internal asset tracking system or other documentation acceptable to Lender, reflecting that the Contributed REO Properties are registered in the name of the related Eligible REO Entity within three (3) Business Days of such request;

(f) From time to time such other information regarding the financial condition, operations, well-being or business of Borrower, any Eligible REO Entity, any Asset Manager or Guarantor as Lender may reasonably request, within two (2) Business Days of such request;

(g) Reserved;

(h) Subject to the terms and conditions of Section 7.40 hereof, (i) within five (5) days prior to the effectiveness of any proposed material amendment, modification or supplement to any Asset Management Agreement, draft or detailed description of the substance of such proposed amendment, modification or supplement, and (ii) within five (5) days after execution of any material amendment, modification or supplement to any Asset Management Agreement, a certified, fully executed copy of such amendment, modification or supplement;

(i) Promptly upon reasonable request by Lender, information regarding Borrower’s portfolio including information regarding asset allocation, liquidity, and such other information respecting the condition or operations (financial or otherwise) of Borrower;

(j) Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) or other similar request (including a claim under a guaranty) is made upon Guarantor under any Indebtedness in an aggregate amount in excess of $20,000,000, notice of such margin call or other request;

(k) As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer of Guarantor knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Guarantor setting forth details respecting such event or condition and the action, if any, that Guarantor, Borrower, any Asset Manager or any of their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Guarantor, Borrower, any Asset Manager or any of their ERISA Affiliate with respect to such event or condition):

(A)	any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Guarantor, Borrower, any Asset Manager or an ERISA Affiliate to terminate any Plan;

(C)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Guarantor, Borrower, any Asset Manager or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)	the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Guarantor, Borrower, any Asset Manager or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against Guarantor, Borrower, any Asset Manager or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Guarantor, Borrower, any Asset Manager or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(l) Borrower shall give Lender ten (10) Business Days prior written notice of all proposed changes, amendments or modifications to the Acquisition Parameters. Lender will have no obligation to finance any REO Properties acquired pursuant to the new Acquisition Parameters until it has approved any changes determined by Lender in its sole discretion to be material;

(m) On each Reporting Date, a report setting forth all monies deposited into the Collection Accounts (on a gross basis) for such month;

(n) On each Reporting Date, a report setting forth all monies deposited into the Remittance Account (on a net basis) for such month;

(o) On each Reporting Date, a report setting forth any and all reserves for taxes, homeowners’ association fees (or similar fees), insurance, capital expenditures and any other ongoing future expenses as related to each Contributed REO Property (other than General Reserve Account Required Amount) with respect to the Contributed REO Properties;

(p) On each Reporting Date, a report of actual Monthly Operating Expenses for the preceding calendar month and a schedule of projected Monthly Operating Expenses for the following month;

(q) In connection with the acquisition of each REO Property by an Eligible REO Entity, a report setting forth the Closing Costs in respect of such acquired REO Property; and

(r) Upon Lender’s request, a schedule setting forth all scheduled tax payments, any taxes due and owing and tax receipts, with respect to each Contributed REO Property on an entity by entity basis.

7.02 Litigation. Borrower will promptly, and in any event within three (3) Business Days after service of process on any of the following, give to Lender notice of all legal or arbitrable proceedings affecting Borrower, any Eligible REO Entity, Guarantor or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Loan Documents, (ii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iii) seeks to prevent the pledge of any Collateral hereunder or the making of any Advance.

7.03 Existence, Etc. Borrower will and will cause each Eligible REO Entity to:

(i)	(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Loan Documents; (C) remain in good standing under the laws of each state in which it conducts business or any Contributed REO Property owned by such entity is located; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Lender;

(ii)	comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws);

(iii)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)	not move its chief executive office or chief operating office from the addresses referred to in Section 6.14 (or otherwise provided in writing to Lender) unless it shall have provided Lender thirty (30) days prior written notice of such change;

(v)	permit representatives of Lender, during normal business hours upon ten (10) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Lender;

(vi)	not directly or indirectly enter into any agreement that would be violated or breached by the making or continuation of any Advance or the performance by Borrower or any Eligible REO Entity of any Loan Document; and

(vii)	remain a Special Purpose Entity, wholly owned by Parent SPE or Borrower, as applicable.

7.04 Prohibition of Fundamental Changes. Borrower shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Lender’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect. Borrower shall not permit any Eligible REO Entity to enter into a merger or consolidation, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (including, without limitation, receivables and leasehold interests) or properties whether now owned or hereafter acquired, or permit any changes in the ownership of its Equity Interests, without the consent of Lender. With the consent of Lender (which consent shall not be unreasonably withheld), an Eligible REO Entity shall be permitted to merge with (i) any other Eligible REO Entity and (ii) so long as the Eligible REO Entity is the surviving entity and is in compliance with Section 11 before and after giving effect thereto, with any other Special Purpose Entity engaged solely in the business of owning REO Properties, in each case for the purpose of the Eligible REO Entity acquiring such REO Properties. In connection with any such merger, Borrower shall ensure that (i) all Equity Interests of the Eligible REO Entities shall continue to be owned by Borrower and pledged to Lender, (ii) the related Eligible REO Entity Pledged Equity shall be delivered to Lender; (iii) none of such Equity Interests nor any other property or assets of any Eligible REO Entity are pledged to any Person other than Lender; (iv) all REO Properties subject to Advances are properly deeded and recorded in the name of the related surviving Eligible REO Entity; and (v) all other requirements with respect to the related Eligible REO Entity Pledged Equity, each Eligible REO Entity and the related REO Properties pursuant to this Loan Agreement and the Loan Documents are met at all times. Borrower shall not permit Parent SPE to enter into a merger or consolidation, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (including, without limitation, receivables and leasehold interests) or properties whether now owned or hereafter acquired, or permit any changes in the ownership of its Equity Interests, without the consent of Lender. Borrower shall ensure that all Equity Interests of Borrower shall continue to be owned by Parent SPE. Borrower shall ensure that neither the Equity Interests of Borrower nor any other property or assets of Parent SPE are pledged to any Person other than Lender.

7.05 Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency, Borrower shall cure the same in accordance with Section 2.06 hereof.

7.06 Notices. Borrower shall give notice to Lender promptly in writing of any of the following:

(i)	promptly, but in any event within one (1) Business Day, after becoming aware thereof, the occurrence of any Default, Event of Default or any event of default or default under any Loan Document or other material agreement of Borrower;

(ii)	upon, and in any event within three (3) Business Days after, service of process on Borrower, any Eligible REO Entity, Parent SPE, Guarantor or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Borrower, any Eligible REO Entity, Parent SPE or Guarantor or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents, or (ii) in which the amount in controversy exceeds $1,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect;

(iii)	upon becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)	upon determining during the normal course of its business that any Contributed REO Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Collateral Value of such Contributed REO Property;

(v)	upon the entry of a judgment or decree against Borrower or any Eligible REO Entity in an amount in excess of $1,000,000;

(vi)	within five (5) days after, the involuntary termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Guarantor and any third party;

(vii)	any material change in the insurance coverage required of Borrower or any other Person pursuant to any Loan Document, with copy of evidence of same attached;

(viii)	any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between Borrower, any Eligible REO Entity or any Asset Manager on the one hand, and any Governmental Authority or any other Person;

(ix)	any material change in accounting policies or financial reporting practices of Parent, Guarantor or Borrower;

(x)	any material change in the management of Borrower or Guarantor; and upon becoming aware, with respect to any Contributed REO Property, of: (a) a material loss or damage, material licensing, zoning or permit issues, violation of Requirements of Law, discharge of or damage from Hazardous Substances or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, (b) the existence of any material litigation or material adverse financial on the current or future operations of Asset Manager; (c) any material breach or default under any other Loan Document, or REO Document, Indebtedness, Guarantee obligation or Contractual Obligation of Borrower or an Eligible REO Entity; (d) the resignation or termination of Asset Manager under any Management Agreement, in each case, with respect to any Contributed REO Property; and (e) the establishment of a rating by any Rating Agency applicable to Guarantor or any Affiliate thereof or Asset Manager and any downgrade in or withdrawal of such rating once established.

Each notice pursuant to this Section 7.06 shall be accompanied by a statement of a Responsible Officer of Guarantor, setting forth details of the occurrence referred to therein and stating what action Borrower has taken or proposes to take with respect thereto.

7.07 Asset Management. Except as provided in Section 12.17(c), Borrower shall not permit any Person other than Asset Manager and Sub-Asset Manager to service any Contributed REO Properties without the prior written consent of Lender. In the event any Sub-Asset Manager defaults under the related Sub-Asset Management Agreement, the Borrower shall cause the Asset Manager to enforce its rights and remedies under such Sub-Asset Management Agreement in accordance with the terms thereof and of the Asset Management Agreement.

7.08 OFAC. At all times throughout the term of this Loan Agreement, Borrower (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Pledged Equity or Contributed REO Properties to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person. Borrower shall conduct or shall cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Contributed REO Property for purposes of complying with all Applicable Laws, including with respect to the origin of the assets used by Borrower to purchase the REO Property, and will maintain sufficient information to identify Borrower for purposes of such Applicable Laws.

7.09 Lines of Business. Borrower shall not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

7.10 Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Loan Agreement, (ii) in the ordinary course of Borrower’s business and (iii) upon fair and reasonable terms that Borrower has reasonably determined are no less favorable to Borrower than Borrower believes it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.11 Defense of Title. Borrower warrants and will defend the right, title and interest of Lender in and to all Collateral against all adverse claims and demands of all Persons whomsoever.

7.12 Preservation of Collateral. Borrower shall do all things necessary to preserve the Collateral so that such Collateral remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Borrower will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Borrower or relating to the Collateral and cause the Collateral to comply with all applicable laws, rules and regulations of any such Governmental Authority. Borrower will not allow any default to occur for which Borrower is responsible under any Collateral or any Loan Documents and Borrower shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Loan Documents.

7.13 No Assignment. Borrower shall not and shall ensure that each Eligible REO Entity does not (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Loan Documents or, in the case of any Contributed REO Property, a Permitted Encumbrance), any Eligible REO Entity Pledged Equity or any Contributed REO Property or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of Borrower or Lender to sell, assign or transfer any of the Eligible REO Entity Pledged Equity or Contributed REO Property, provided that this 7.13 shall not prevent any contribution, assignment, transfer or conveyance of Eligible REO Entity Pledged Equity or Contributed REO Property in accordance with the Loan Documents.

7.14 Post-Closing Matters. Borrower shall, or shall cause each Relevant Party to, execute and deliver the documents and complete the tasks set forth on Exhibit Q, in each case within the time limits specified on such Exhibit Q.

7.15 Limitation on Distributions. Without Lender’s consent, Borrower shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower, except that Borrower may pay dividends or other distributions to its equity member so long as (i) no Cash-Trap Trigger Event, Default, or Material Adverse Effect has occurred and is continuing and no Event of Default has occurred and (ii) any such payments are not funded out of Income other than Available Income.

7.16 Financial Covenants.

(a) Borrower shall not incur any Indebtedness other than the Indebtedness created pursuant to this Loan Agreement and ordinary trade payables not yet due and owing beyond their ordinary course.

(b) Borrower shall maintain the General Reserve Account Required Amount in the General Reserve Account at all times.

(c) Guarantor shall maintain adequate Liquidity, in an amount not less than the Minimum Liquidity Amount at all times, which shall be available to cover any shortfalls should operations not generate sufficient cash to pay required operating expenses, capital expenditures or interest payments.

(d) Guarantor shall at all times maintain Tangible Net Worth (in the aggregate) in an amount not less than the Minimum Tangible Net Worth Amount.

7.17 Interest Rate Protection Agreement. Within fourteen (14) days following the initial Funding Date, Borrower shall have entered into and delivered to Lender an Interest Rate Protection Agreement together with an Assignment of Interest Rate Protection Agreement, which Interest Rate Protection Agreement shall be subject to not less than a three (3) year term and whereby the related counterparty to such Interest Rate Protection Agreement is obligated to make payments to Lender pursuant to the Assignment of Interest Rate Protection Agreement if, and to the extent by which, LIBOR exceeds 2.5%.

7.18 Power of Attorney. Borrower shall and shall cause each Eligible REO Entity, from time to time at the request of Lender, deliver to Lender any powers of attorney or other documentation required by Lender to ensure the enforceability under applicable law of any rights and/or powers granted to Lender in Section 8 of this Loan Agreement. In addition, Borrower shall execute and deliver and cause each Eligible REO Entity to execute and deliver to Lender an executed Power of Attorney in the form of Exhibit I.

7.19 Reserved.

7.20 Servicing Transmission. Borrower shall cause all applicable Asset Managers to provide to Lender on a monthly basis no later than 11:00 a.m. New York City time five (5) Business Days prior to each Payment Date (or such other day and more frequently as may be requested by Lender) the Servicing Transmission, on a property level basis and in the aggregate, with respect to the Contributed REO Properties that became subject to an Advance hereunder prior to the first day of the current month, summarizing or identifying any information reasonably requested by Lender with respect to the Contributed REO Properties.

7.21 Maintenance of Property; Insurance.

(a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower, each Eligible REO Entity and its REO Properties providing at least the following coverages:

(i)	comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the Effective Date, including, but not limited to, loss caused by any type of windstorm (including hail) on the Contributed REO Properties (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value of the Contributed REO Properties; (B) containing an agreed amount endorsement with respect to the improvements and personal property at any Contributed REO Property waiving all co-insurance provisions or to be written on a no co-insurance form and (C) providing for no deductible in excess of $25,000 (it being understood that, so long as no Default or Event of Default has occurred and is continuing (1) the Borrower and Eligible REO Entities may utilize a $3,000,000 aggregate deductible stop loss subject to a $25,000 per occurrence deductible and a $25,000 maintenance deductible following the exhaustion of the aggregate, (2) the aggregate stop loss does not contain any losses arising from named windstorm or flood, (3) the perils of named windstorm or flood shall be permitted to have a deductible of five percent (5%) of the total insurable value of the applicable Contributed REO Property (with a minimum deductible of $250,000 per occurrence for any and all locations) and (4) the peril of “other wind and hail” shall be permitted to have a deductible of five percent (5%) of the total insurable value of the applicable Contributed REO Property (with a minimum deductible of $250,000 per occurrence for any and all locations)). In addition, the Borrower shall obtain (x) if any portion of a Contributed REO Property is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require and (y) named storm insurance in an amount equal to $25,000,000, subject to increases based upon a storm risk analysis on a 475 year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be secured by Borrower utilizing a third-party engineering firm qualified to perform such storm risk analysis using the most current RMS software, or its equivalent, to include consideration of storm surge, if applicable and loss amplification, at the expense of Borrower at least annually or more frequently as may reasonably be requested by the Lender and shared with the Lender presented by the Contributed REO Properties located in areas prone to named storm activity); provided that the insurance pursuant to subclauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 7.21(a)(i);

(ii)

business income or rental loss insurance, written on an “Actual Loss Sustained Basis” (A) with loss payable jointly to Borrower and to Lender as their interest may appear; (B) covering all risks required to be covered by the insurance provided for in Section 7.21(a)(i), (ii), (iv) and (viii); (C) in an amount equal to one hundred percent (100%) of the aggregate projected net income from the operation of the Contributed REO Properties for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property at a Contributed REO Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of thirty (30) days from the date that the applicable Contributed REO Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Effective Date and at least once each year thereafter based on Borrower’s reasonable estimate of the net income from each Contributed REO Property for the succeeding twelve (12) month period. All proceeds payable to the Lender pursuant to this subsection shall be held by Lender and shall be applied in the Lender’s sole discretion to the Obligations; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)	at all times during which structural construction, repairs or renovation are being made with respect to any REO Property, and only if each of the property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in Section 7.21(a) written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (x) on a non-reporting basis, (y) against all risks insured against pursuant to Section 7.21(a)(i), (iii), (iv) and (viii), (z) including permission to occupy such Property and (D) with an agreed amount endorsement waiving co-insurance provisions;

(iv)

commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any REO Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence; Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and overall $20,000,000.00 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by the Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in any mortgage to the extent the same is available;

(v)	automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vi)	if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to the Lender;

(vii)	umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under Section 7.21(a)(v), and including employer liability and automobile liability, if required; and

(viii)	upon sixty (60) days’ written notice, such other reasonable insurance, and in such reasonable amounts as the Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Contributed REO Properties located in or around the region in which Contributed REO Properties are located.

(b) All insurance provided for in this Section 7.21 hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval (not to be unreasonably withheld) of the Lender as to insurance companies, which approval shall be deemed to be given for any Policies issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-:IX” or better with an outlook of “Positive” or “Stable” in the current Best’s Insurance Reports or a claims paying ability rating of “A-” or better by S&P or another Rating Agency selected by the Lender, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. Borrower shall deliver to the Lender (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to the Lender, certificates of insurance evidencing the Policies accompanied by evidence reasonably satisfactory to the Lender of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of the Lender’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by the Lender from time to time.

(c) Any blanket insurance Policy shall be subject to Lender’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each REO Property in compliance with the provisions of this Section 7.21.

(d) All Policies of insurance provided for or contemplated by this Section 7.21 shall name Borrower and the related Eligible REO Entity as the named insured and, in the case of liability coverages, shall name the Lender as the additional insured on a form acceptable to the Lender, as its interests may appear, and all property insurance Policies described in this Section 7.21 shall name the Lender, as agent for the Lenders, as a mortgagee and lender loss payee and shall contain a so called New York standard non contributing mortgagee clause in favor of the Lender, providing that the loss thereunder shall be payable to the Lender.

(e) Each Policy provided for or contemplated by this Section 7.21 shall contain clauses or endorsements to the effect that:

(i)	no act or negligence of Borrower or the related Eligible REO Entity, or anyone acting for Borrower or the related Eligible REO Entity, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of the Lender’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as the Lender is concerned;

(ii)	such Policy shall not be canceled without at least thirty (30) days written notice to the Lender and any other party named therein as an additional insured; and

(iii)	Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) Borrower shall deliver to Lender, within ten (10) days of Lender’s request, certificates of insurance, in a form acceptable to Lender, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect. Prior to the expiration date of each of the Policies required hereunder, Borrower shall deliver to Lender a certificate of insurance, evidencing renewal of coverage as required herein or binders of all such renewal Policies, if available; provided that if the forgoing are not available as of such date, then Borrower shall deliver to the Lender not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, evidence reasonably satisfactory to the Lender that the coverages required herein shall have been timely renewed, and shall promptly deliver to the Lender such certificates and/or binders once they are available; provided, however, the certificates and or binders shall be delivered not later than the expiration of the current Policies. Within thirty (30) days of written request by Lender, Borrower shall provide full and complete copies of all Policies required hereunder. Lender shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If Borrower fails to maintain any Policy as required pursuant to this Section 7.21, Lender may, at its option after providing Borrower with five (5) days’ prior written notice, obtain such Policy using such carriers and agencies as Lender shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 7.21) and pay the premiums therefor, and Borrower shall reimburse Lender on demand for any premium so paid, with interest thereon at the Post-Default Rate from the time such premiums are paid by Lender until the same are reimbursed by Borrower, and the amount so owing to Lender shall constitute a portion of the Obligations.

(g) In the event of foreclosure of any mortgage or other transfer of title to any Contributed REO Property in extinguishment in whole or in part of any Loan, all right, title and interest of Borrower in and to the Policies then in force concerning such Contributed REO Property and all proceeds payable thereunder with respect to such Contributed REO Property shall thereupon vest in the purchaser of such foreclosure or the Lender or other transferee in the event of such other transfer of title.

(h) If a Contributed REO Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall either (i) retain any Insurance Proceeds with respect thereto and promptly commence and diligently prosecute the completion of the restoration of such Contributed REO Property as nearly as possible to the condition the Property was in immediately prior to such Casualty or (ii) prepay the Loan (in an amount equal to the outstanding principal amount of the Advance in respect of such Contributed REO Property, and any interest, fees or other Obligations related thereto, of the related Contributed REO Property) on the Payment Date following notice from Borrower that Borrower has elected not to restore such REO Property; provided, however, if the amount of total Insurance Proceeds in respect of any one Casualty shall exceed twenty percent (20%) of the then aggregate outstanding principal balance of the Loans hereunder at such time, the Lender shall have a right to direct whether the proceeds shall be applied as described in clause (i) or (ii) above. Borrower shall give prompt written notice of any such Casualty resulting in either (i) a Contributed REO Property being destroyed in whole or (ii) damage to one or more Contributed REO Properties in an amount equal to or greater than $250,000 in any single occurrence (fire, named windstorm, etc.). Borrower shall pay all costs of such restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Notwithstanding anything in this Section 7.21 to the contrary, Borrower shall be permitted to obtain and maintain insurance policies with deductibles in excess of the amounts specified in this Section 7.21, so long as Borrower shall have deposited an amount equal to the difference between such higher deductible and the applicable deductible specified in this Section 7.21 into the General Reserve Account.

7.22 Further Identification of Collateral. Borrower will furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail.

7.23 Loans Determined to be Defective. Upon discovery by Borrower of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any REO Property, Borrower shall promptly, and in any event within one (1) Business Day of such discovery, give notice of such breach to Lender.

7.24 Delivery of Income. Borrower shall, or shall cause each Eligible REO Entity to, pursuant to the Asset Management Letter Agreements, cause each Asset Managers and otherwise cause all applicable Persons controlled by Borrower or such Eligible REO Entity, to instruct the Tenants to send any and all Rental Income directly to the designated Collection Account which shall be a lockbox account. Borrower shall, or shall cause each Eligible REO Entity to, pursuant to the Asset Management Letter Agreements, cause Asset Managers and otherwise cause all applicable Persons controlled by Borrower or such Eligible REO Entity to deposit all Income (including Rental Income to the extent such Rental Income comes into the possession of any such Person) in respect of the Contributed REO Properties immediately and directly into the applicable Collection Account in compliance with the provisions of Section 3.05 hereof. Borrower shall cause each Eligible REO Entity to (a) comply with and take all reasonable steps to enforce the Asset Management Letter Agreement and (b) not amend, modify, waive, terminate or revoke the Asset Management Letter Agreement or permit any Asset Management Agreement to be amended, modified, waived, terminated or revoked, in each case without Lender’s consent; provided that ministerial, typographical or other clerical modifications or amendments of an Asset Management Agreement shall not require Lender’s consent. If any Eligible REO Entity receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Eligible REO Properties, or otherwise in respect thereof, such Eligible REO Entity shall accept the same as Lender’s agent, hold the same in trust for Lender and immediately deliver the same to Lender or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Lender shall reasonably request. If any Income is received by any Relevant Party or Affiliate thereof or any Sub-Asset Manager, the Borrower or related Eligible REO Entity shall pay or deliver, or cause to be delivered, such Income as provided in Section 3.05.

7.25 Maintenance of Papers, Records and Files.

(i)	Borrower shall, or shall cause each Eligible REO Entity to, maintain or cause Asset Managers to maintain all Servicing Records with respect to the Contributed REO Properties not in the possession of Custodian or Lender in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)

Borrower shall, or shall cause each Eligible REO Entity to, collect and maintain or cause to be collected and maintained all Servicing Records relating to the Contributed REO Properties in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Lender otherwise approves. Borrower shall deliver to Lender or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Lender. Borrower will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Borrower will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(iii)	For so long as Lender has an interest in or lien on any Pledged Equity or Contributed REO Property, Borrower will hold or cause to be held all related Records in trust for Lender. Borrower shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)	Upon reasonable advance notice from Custodian or Lender, Borrower shall (x) make any and all such Records available to Custodian or Lender to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Lender or its authorized agents to discuss the affairs, finances and accounts of Borrower with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Borrower with its independent certified public accountants.

7.26 Reserved.

7.27 Taxes, Etc. Borrower shall and shall cause each Eligible REO Entity to pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon Borrower or any Eligible REO Entity or upon any of their income and profits or upon any of any of their property, real, personal or mixed (including without limitation, the Contributed REO Properties) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Borrower shall and shall cause each Eligible REO Entity to file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

7.28 Use of Custodian. Without the prior written consent of Lender, Borrower shall not use or permit any Eligible REO Entity to use any third party custodian as document custodian other than Custodian with respect to the REO Documents related to the Contributed REO Properties.

7.29 Change of Fiscal Year. Borrower shall not at any time, except upon ninety (90) days’ prior written notice to Lender, change the date on which Borrower’s fiscal year begins.

7.30 Reserved.

7.31 Collection Accounts and Remittance Account. Prior to the initial Funding Date, Borrower shall establish (i) a Collection Account with respect to each Eligible REO Entity and (ii) the Remittance Account, in each case for the sole and exclusive benefit of Lender. Borrower shall deposit or cause to be deposited all Income received and deposited into the applicable Collection Account pursuant to Section 3.05 and Section 7.24 hereof with respect to the Eligible REO Entity Pledged Equity and Contributed REO Properties to the Remittance Account within two (2) Business Days of its receipt thereof, and to be held therein until distributed by Lender in accordance with Section 3.05. Borrower shall deposit or cause to be deposited, the gross amount of all Income received with respect to each Contributed REO Property into the Remittance Account, and shall not net or permit the netting of any amounts paid or required to be paid by or on behalf of Borrower or any Eligible REO Entity including without limitation any of the following: asset management fees or other compensation or reimbursement payable to Asset Managers, Other Taxes, REO Property Costs or any other liabilities with respect to any Contributed REO Properties, or any other costs or expenses incurred by or on behalf of Borrower or any Eligible REO Entity. No amounts deposited into such account shall be removed other than in accordance with Section 3.05 without Lender’s prior written consent.

7.32 General Reserve Account. Borrower shall not fund the General Reserve Account from any amounts on deposit in, or required to be deposited into, the Remittance Account or any Collection Account other than Available Income.

7.33 Quality Control. Asset Managers and Borrower shall maintain an internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its servicing and asset management activities.

7.34 Appraisals/BPO. With respect to each Contributed REO Property, Borrower shall deliver or cause to be delivered all documentation necessary to comply with the Valuation Requirements within a commercially reasonable time period after the date hereof.

7.35 Servicing Advances. No Contributed REO Properties shall be subject to any servicing advance facility and no servicing advances with respect to any Contributed REO Property shall be pledged, sold, financed or otherwise encumbered at any time. Lender shall have the right to terminate Asset Manager and/or any subservicer free and clear from any obligation to repay any servicing advances in the event that Asset Manager and/or any subservicer, in the reasonable discretion of Lender, is not acting in a commercially reasonable manner or in accordance with prudent and accepted asset management practices.

7.36 Further Proceeds. If Borrower, any Eligible REO Entity or Parent SPE, as applicable, shall become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Pledged Equity, or otherwise in respect thereof, Borrower shall and shall cause any such Eligible REO Entity or Parent SPE, as applicable, to accept the same as Lender’s agent, hold the same in trust for Lender and deliver the same forthwith to Lender in the exact form received, duly endorsed by Borrower, such Eligible REO Entity or Parent SPE, as applicable, to Lender, if required, together with an undated bond power covering such certificate duly executed in blank and with, if Lender so requests, signature guaranteed. If any sums of money or property so paid or distributed in respect of the Pledged Equity shall be received by Borrower, any Eligible REO Entity or Parent SPE, as applicable, Borrower shall and shall cause any such Eligible REO Entity or Parent SPE, as applicable, to, until such money or property is paid or delivered to Lender as required hereunder, hold such money or property in trust for Lender.

7.37 REO Properties. (a) Borrower agrees that (i) it will not, and will not permit any Eligible REO Entity to sell, transfer or otherwise dispose of any REO Property other than in the ordinary course of business and in accordance with Accepted Servicing Practices and the Asset Management Standard, without the written consent of Lender and (ii) it will not and will not permit any Eligible REO Entity to create or suffer to exist any Lien upon any REO Property, or pledge, option or otherwise encumber any REO Property, whether now owned or hereafter acquired, other than pursuant to or permitted by the Loan Documents, including any Permitted Encumbrances. In addition, Borrower agrees that: (i) it will not and will not permit any Eligible REO Entity to create, incur, assume or suffer to exist any Indebtedness (other than pursuant to this Loan Agreement) or Guarantee obligation (other than pursuant to the Loan Documents); (ii) it will not and will not permit any Eligible REO Entity to create, incur or permit to exist, or permit or allow others to create, incur or permit to exist, any Lien, security interest or claim on or to any of its property, other than the Liens in favor of Lender and Permitted Encumbrances; (iii) it will not and will not permit any Eligible REO Entity to consummate any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets other than pursuant to a transaction permitted under Section 7.04 or the proceeds of which are used to repay Advances as provided hereunder; (iv) it will not and will not permit any Eligible REO Entity to make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person; (v) it will not and will not permit any Eligible REO Entity to amend its certificate of formation or limited liability company agreement, limited partnership agreement, certificate of incorporation or by-laws or other similar organizational or constitutive documents without the prior written consent of Lender which consent shall not be unreasonably withheld; (vi) it will not form any Subsidiaries other than the Eligible REO Entities; or (vii) it will not and will not permit any Eligible REO Entity to engage in or transact any business or operations other than the acquisition, operation and disposition of REO Properties or any acquisition and operation of real estate owned properties so long as such other real estate owned properties are subject to this Loan Agreement and the other Loan Documents, and the ownership thereof, the sale thereof, and activities incidental thereto.

(b) Borrower shall maintain the REO Properties in at least the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty (except to the extent that Asset Manager reasonably has determined in accordance with Accepted Servicing Practices and the Asset Management Standard, not to apply the related insurance proceeds or condemnation awards to the repair or restoration of the REO Property, in which event such unapplied proceeds shall be included in Income for purposes hereof or the subservicer determines in accordance with Accepted Servicing Practices and the Asset Management Standard that such repair is not required to be made and that the failure to make such repair will not have an adverse effect upon the value or habitability of such REO Property). Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice, at

Lender’s cost, to inspect any REO Property and conduct such environmental and engineering studies as Lender may require; provided, that such inspections and studies do not materially and unreasonably interfere with the use and operation of such REO Property. Borrower and each Eligible REO Entity shall at all times be a Special Purpose Entity.

7.38 Voting Rights. Without the prior written consent of Lender, neither Borrower nor any Eligible REO Entity will vote to enable, or take any other action to permit, (A) Borrower or such Eligible REO Entity to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of Borrower or such Eligible REO Entity, or (B) Borrower or such Eligible REO Entity to sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to any Pledged Equity or REO Property owned by Borrower or such Eligible REO Entity (other than the sale of REO Properties in the ordinary course of business and in accordance with Accepted Servicing Practices and the Asset Management Standard).

7.39 Removal of Contributed REO Properties. No Contributed REO Property may be sold, transferred, or otherwise removed from, the related Eligible REO Entity without the approval of Lender unless (a) the related Minimum Release Price is remitted to the Remittance Account prior to such release, or simultaneously with such release subject to an escrow or bailee letter agreement reasonably acceptable to Lender; provided, that such removal and release would not result in or cause any of the following (w) an increase in the then effective Loan to Value Ratio from the effective Loan to Value Ratio immediately prior to such release, (x) a decrease in the then effective Debt Yield from the effective Debt Yield immediately prior to such release, (y) a decrease in the then effective Debt Service Coverage Ratio from the Debt Service Coverage Ratio immediately prior to such release, or (z) the occurrence of a Cash Trap Trigger Event; or (b) Lender has assigned a Collateral Value of zero to such Contributed REO Property and required that such Contributed REO Property be removed from the related Eligible REO Entity pursuant to Section 2.03(d). In any case, Borrower shall notify Lender at least two (2) Business Days prior to the removal of any Contributed REO Property from the related Eligible REO Entity. Following the occurrence of a Default, Contributed REO Properties may be sold, transferred or otherwise liquidated, but only to the extent that the Borrower remits to Lender with respect to each such Contributed REO Property an amount equal to the lesser of (i) the BPO Value shown on the most recent BPO with respect to such Contributed REO Property and (ii) the sum of (x) the Acquisition Price of the Contributed REO Property, (y) the Initial Capital Expenditures in connection with such Contributed REO Property, and (z) any Closing Costs in connection with such Contributed REO Property up to an amount not to exceed 1% of the total Acquisition Price of such Contributed REO Property. For the avoidance of doubt, following the occurrence of an Event of Default, no Contributed REO Property may be may be sold, transferred or otherwise liquidated.

7.40 Asset Management Agreements. No Asset Management Agreement shall be amended, terminated or modified without Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.41 Delivery of REO Property Level Reports. Borrower shall deliver, or shall cause to be delivered, to Lender each of the following:

(a) on each Reporting Date, a properly completed Contributed REO Property Data Summary with respect to each Contributed REO Property, which shall include without limitation, a report of all proposed sales, repurchases and other transactions with respect to the Eligible REO Properties and monthly servicing reports, (i) current monthly rent roll, (ii) cash flow pro-forma, plus historical information, if available, (iii) to the extent obtained by Borrower or Asset Manager, (x) if requested by Lender, certificates of occupancy issued by the appropriate Governmental Authority and/or a letter certifying that the related REO Property is in material compliance with all applicable zoning laws issued by the appropriate Governmental Authority, and (y) a zoning report in form and prepared by a zoning consultant satisfactory to Lender or evidence that the related title policy includes a zoning endorsement, (iv) if requested by Lender, Lease Agreement summary and (v) any other field that may be reasonably requested by Lender upon reasonable prior notice, to the extent the data requested is maintained by Borrower or Asset Manager in the ordinary course of its business (“Contributed REO Property Data Summary”);

(b) on each Reporting Date, monthly remittance reports from Asset Manager containing asset management information, including those fields reasonably requested by Lender from time to time in the form of Exhibit L hereto, on an asset-by-asset basis and in the aggregate, with respect to the Eligible REO Properties managed by Asset Manager for the prior month (or any portion thereof);

(c) on each Reporting Date, monthly report from the Borrower setting forth the asset-level calculations with respect to (i) the Debt Service Coverage Ratio, (ii) the Effective Collections Rate, (iii) the Debt Yield and (iv) Net Operating Income;

(d) Reserved;

(e) Reserved;

(f) Reserved;

(g) on each Reporting Date, monthly portfolio-level Contributed REO Property management reports, including asset counts and cash collections (gross and net proceeds), Contributed REO Property activity report with data fields Borrower is able to provide, property leasing status, evictions, rental delinquencies, material repairs, capital expenditures, and lease expenses to date;

(h) on each Reporting Date, a spreadsheet which details the capital expenses, monthly incurred expenses and re-leasing commissions paid by or on behalf of Borrower or the Eligible REO Entities in the immediately preceding month as well as an estimate of the capital expenses, monthly incurred expenses and re-leasing commissions to be paid in the next [six (6)] months;

(i) on each Reporting Date, monthly reports detailing portfolio operating profit and loss performance with respect to the Borrower and the Eligible REO Entities;

(j) on each Reporting Date, a monthly report detailing leasing and sales (to the extent any such sales are permitted pursuant to the terms of this Loan Agreement), if any, (including lease status, changes to rental rates, any lease terminations, details impacting market value of property, and details on realized sales proceeds to forecasts) with respect to the Eligible REO Properties, which report shall include without limitation a list of any Contributed REO Properties that have been sold;

(k) upon reasonable request by Lender, information regarding Borrower’s and each Eligible REO Entity’s portfolio including information regarding asset mix, leverage, liquidity, and such other information respecting the condition or operations (financial or otherwise) of Borrower and each such Eligible REO Entity;

(l) upon reasonable request by Lender, any other agreements, correspondence, documents or other information not included in an Underwriting Package which are related to the value or status of or title to any Eligible REO Properties, as soon as possible after discovery thereof by any Relevant Party; and

(m) as soon as available, and in any event within thirty (30) days of receipt, (x) copies of relevant portions of any final written agency and Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of the operations of Borrower, the Eligible REO Entities, Asset Managers or Guarantor and (y) any other material issues raised upon examination of Borrower, the Eligible REO Entities, Asset Managers or Guarantor or its facilities by any Governmental Authority.

7.42 REO Property Costs. Borrower shall not pay any REO Property Costs from any amounts on deposit in, or required to be deposited into, the Remittance Account, the Collection Account or the General Reserve Account other than (i) payment of Monthly Operating Expenses in accordance with Section 3.05 and (ii) payment of any such amounts out of Available Income.

7.43 Management Rights. Borrower shall not and shall not permit any Eligible REO Entity to pledge or otherwise assign, transfer or dispose of or permit the pledge, assignment, transfer or disposal of the Management Rights with respect to the Eligible REO Properties to any Person without Lender’s prior written consent.

7.44 Escrow Imbalance. Borrower shall, no later than five (5) Business Days after learning of any material overdraw, deficit or imbalance in any escrow or reserve account relating to a Contributed REO Property, take action to correct and eliminate the same.

7.45 Approvals. To the extent that Borrower or any Asset Manager had any Approvals as of the Effective Date, Borrower or Asset Manager shall maintain and remain in good standing with respect to such Approvals.

7.46 Further Borrower Obligations. Borrower shall comply (and to cause Asset Managers and the Eligible REO Entities to comply, as applicable) with the following requirements:

(a) not (i) remove, demolish or materially alter any related fixtures, equipment, personal property or Improvements with respect to any Contributed REO Property (except for normal replacement of fixtures, equipment or personal property, tenant finish and refurbishment of Improvements and repairs following a Casualty or condemnation as set forth in Section 7.21(h)) without the consent of Lender (which shall not be unreasonably withheld, conditioned or delayed); or (ii) commit or suffer any waste of any Contributed REO Property or take any action that might invalidate or give cause for cancellation of any insurance policy, or do or permit to be done thereon anything that may in any way impair the value of the Eligible REO Properties, or permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Eligible REO Properties, regardless of the depth thereof or the method of mining or extraction thereof;

(b) deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Properties, now or hereafter levied or assessed or imposed against the Eligible REO Properties or any part thereof, all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Eligible REO Properties or any part thereof, and all charges for utility services provided to the Eligible REO Properties prior to the same becoming delinquent, have been so paid or are not then delinquent;

(c) promptly pay or cause to be paid when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Eligible REO Properties and never permit to exist on any part thereof any Lien (other than Permitted Encumbrances); provided that nothing contained herein shall affect or impair Borrower’s ability to diligently and in good faith contest any Lien or bill for labor or materials so long as any Lien placed upon the Eligible REO Properties must be fully and irrevocably discharged (by bond or otherwise) within sixty (60) days after the date the same is first placed upon the Eligible REO Properties;

(d) for so long as Borrower, an Eligible REO Entity or Asset Manager, as applicable, owns, manages, is in possession of, or otherwise controls the operation of the Eligible REO Properties, in accordance with the Asset Management Standard, (i) maintain, or cause Tenant in accordance with the terms of the applicable Lease Agreement to maintain the Contributed REO Property in good condition and repair; and (ii) otherwise make all commercially reasonable efforts to preserve the value of such Eligible REO Properties;

(e) so long as Borrower, an Eligible REO Entity or Asset Manager, as applicable, owns, manages, is in possession of, or otherwise controls the operation of the Eligible REO Properties, Borrower shall cause Tenant, in accordance with the terms of the applicable Lease Agreement to or shall itself ensure that: (i) all uses and operations on or of the Eligible REO Properties, are in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances by Borrower, Tenant, their respective agents or employees in, on, under or from the Eligible REO Properties, other than any Releases with respect to De Minimis Substances; (iii) there shall be no Hazardous Substances in, on, or under the Eligible REO Properties, other than De Minimis Substances, or those disclosed to Lender in writing; (iv) the Eligible REO Properties shall be kept free and clear of all Liens

(other than Permitted Encumbrances) and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower, Tenant or any other person or entity (the “Environmental Liens”); (v) at Borrower’s sole cost and expense, any environmental site assessment or other investigation of environmental conditions in connection with the Eligible REO Properties is completed at the written request of Lender, the results of which shall be delivered to Lender; provided, that no such request shall be made by Lender unless Lender has reasonable grounds to believe that a Release of Hazardous Substances (other than De Minimis Substances) or a violation of Environmental Law has occurred; (vi) Borrower complies, at its sole cost and expense, with all reasonable written requests of Lender to effectuate Remedial Work of any material environmental condition on the Eligible REO Properties, to comply with any Environmental Law and any directive from any Governmental Authority, and to take any other reasonable action necessary or appropriate for protection of human health or the environment at any Eligible REO Property; (vii) Borrower shall not, nor shall Borrower knowingly allow other users of the Eligible REO Properties, to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Contributed REO Property), impairs or may impair the value of the Eligible REO Properties, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Eligible REO Properties, it being understood that if any Tenant so impairs the value of such Eligible REO Property in breach of its Lease, such REO Property shall cease to be an Eligible REO Property (and, if required under Section 2.03, shall be removed form the Eligible REO Entity) but the Borrower shall not otherwise be in violation of this Section 7.46; and (viii) Borrower shall promptly notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances (other than De Minimis Substances) in, on, under, from or migrating towards the Eligible REO Properties of which it has Actual Knowledge, (B) any material non-compliance with any Environmental Laws related in any way to the Eligible REO Properties of which it has Actual Knowledge, (C) any actual or potential (of which it has Actual Knowledge) Environmental Lien, (D) any required or proposed Remedial Work relating to the Eligible REO Properties, and (E) any written or oral notice or other communication which Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) with respect to any Contributed REO Property relating in any way to Hazardous Substances (other than De Minimis Substances) or Remedial Work, possible liability of any Person pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 7.46. For purposes of this Section 7.46 “Actual Knowledge” with respect to any Person shall mean the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, such actual knowledge shall include the knowledge of such Person and each of its employees, officers, directors and agents who are involved in the administration, management, or oversight of any aspect of the facility being provided to Borrower under this Loan Agreement and/or any of the Contributed REO Properties.

7.47 Provision of Deed.

(a) If Borrower or any Eligible REO Entity shall acquire, or contemplate the acquisition of, any REO Property, Borrower shall cause such REO Property to be owned in fee simple by Deed in the name of the related Eligible REO Entity. Each such Deed shall be duly executed, be in recordable form in accordance with applicable law and, shall have been recorded in or submitted for recordation to the governmental recordation office of the jurisdiction in which the REO Property is located.

(b) Borrower shall and shall cause each Eligible REO Entity, with respect to any Contributed REO Property owned by it or transferred to it, in accordance with the Custodial Agreement, to deliver the correct and complete REO Documents (including a certified copy of the file-stamped Deed) to Lender or its designee as a condition precedent to any Transaction involving beneficial interests in such REO Property; provided that if a Deed has been delivered for recordation, but has not yet been returned, Borrower shall deliver to Lender or its designee (x) a copy of such Deed with a certification from Borrower that such Deed has been delivered for recordation and (y) by the date that is sixty (60) days following the date on which such Eligible REO Entity acquired or obtained the related Contributed REO Property, a certified copy of the file-stamped Deed. Each copy of a Deed delivered to Lender or its designee as part of any REO Documents (including intervening deeds) shall be a true, correct and complete copy of the Deed, and if recorded in the name of the applicable Eligible REO Entity (as indicated on the related REO Property Schedule), the Deed shall be in recordable form, acceptable in all respects for recording under the laws of the jurisdiction in which the REO Property is located and shall have been recorded in the appropriate recording office. Each title commitment, ‘date-down’ or trustee’s sale guarantee delivered to Lender or its designee as part of the REO Documents shall be a true, correct and complete copy of the original document.

(c) All costs and expenses in connection with the preparation, execution, delivery and filing or recording of any Deed, and any filing, transfer or recording tax or other charges with respect thereto shall be borne by Borrower.

(d) Upon the acquisition of title to a REO Property by an Eligible REO Entity, Borrower and such Eligible REO Entity will be deemed to make the representations and warranties hereto with respect to such REO Property (if such REO Property is or will be a Contributed REO Property), as the case may be, as set forth in Section 6.24 and Schedule 1 attached hereto.

(e) Borrower shall assign to Lender the representations and warranties made by the related Transferor to Borrower (or an Affiliate thereof) in the related Purchase Agreement (provided that such representations and warranties are assignable and have not yet expired under the terms of such Purchase Agreement).

7.48 Pledged Equity.

(a) If Parent SPE shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in Borrower, whether in addition to, in substitution for, as a conversion of, or in exchange for Borrower Pledged Equity, or otherwise in respect thereof, Borrower shall cause Parent SPE to assign and deliver the same forthwith to Lender in the exact form received, duly endorsed by Parent SPE, together with an undated transfer power, if required, covering such certificate duly executed in blank. Borrower shall cause any sums paid upon or in respect of any Borrower Pledged Equity upon the liquidation or dissolution of Borrower to be paid over to Lender and applied to the payment of the outstanding Advances. Borrower shall cause Parent SPE, at its sole cost and expense, to take all such other steps as may be necessary in connection with the preservation of Lender’s rights in and interests to the Borrower Pledged Equity.

(b) If Borrower shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in any Eligible REO Entity, whether in addition to, in substitution for, as a conversion of, or in exchange for the related Eligible REO Entity Pledged Equity, or otherwise in respect thereof, Borrower shall assign and deliver the same forthwith to Lender in the exact form received, duly endorsed by Borrower, together with an undated transfer power, if required, covering such certificate duly executed in blank. Any sums paid upon or in respect of any Eligible REO Entity Pledged Equity upon the liquidation or dissolution of such Eligible REO Entity shall be paid over to Lender and applied to the payment of the outstanding Advances. Borrower shall, at its sole cost and expense, take all such other steps as may be necessary in connection with the preservation of Lender’s rights in and interests to the Eligible REO Entity Pledged Equity.

(c) Unless an Event of Default shall have occurred and be continuing, each of Borrower, and Parent SPE shall be permitted to exercise all voting and member rights inuring to each of them with respect to the related Pledged Equity in accordance with the terms of the related Governing Documents of the Borrower or any Eligible REO Entity, as applicable; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair such Pledged Equity, the Eligible REO Entities, Borrower or the Eligible REO Properties or Lender’s rights to such Pledged Equity, Borrower, Eligible REO Entities or Eligible REO Properties or which would be inconsistent with or result in a violation of any provision of this Loan Agreement or any other Loan Document. Without the prior consent of Lender, neither Parent SPE nor Borrower shall (i) vote to enable, or take any other action to permit Borrower or the related Eligible REO Entity, as applicable, to issue any Equity Interests of any nature or to issue any other Equity Interests convertible into or granting the right to purchase or exchange for any Equity Interests of Borrower or such Eligible REO Entity, as applicable, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, Pledged Equity, Borrower or the Eligible REO Entities or, except as expressly permitted in this Loan Agreement, the Eligible REO Properties or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, Pledged Equity, any Contributed REO Property or any interest therein, except for the Lien provided for by this Loan Agreement and, in the case of any Contributed REO Property, Permitted Encumbrances, or (iv) enter into any agreement (other than this Loan Agreement or the related Governing Documents) or undertaking restricting the right or ability of Parent SPE or Borrower to sell, pledge, assign or transfer any Pledged Equity.

7.49 Leasing Matters.

(a) If Borrower, an Eligible REO Entity or Asset Manager enters into a Lease Agreement (including the renewal or extension of an existing Lease Agreement (a “Renewal Lease Agreement”)) with respect to a Contributed REO Property, Borrower shall ensure that such Lease Agreement or Renewal Lease Agreement (i) provides for rental rates and terms comparable to existing local market rates and terms, (ii) is an arms-length transaction with a bona fide, independent third party Tenant, (iii) does not have a material adverse effect on the value or quality of the related Contributed REO Property, (iv) is written on one of the standard forms of lease attached hereto as Exhibit H, and (v) is in compliance with all applicable law. All proposed Lease Agreements or Renewal Lease Agreements which do not satisfy the requirements set forth in this Section 7.49 shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Lease Agreements which are entered into pursuant to this Section 7.49 together with Borrower’s certification that it has satisfied all of the conditions of this Section 7.49.

(b) Borrower shall and shall cause each Eligible REO Entity and Asset Managers to (i) observe and perform all the obligations imposed upon the lessor under the applicable Lease Agreements and shall not do or permit to be done anything to impair the value of any of the applicable Lease Agreements; (ii) promptly send copies to Lender of all notices of default or other material matters which Borrower, Asset Manager or any Eligible REO Entity or any person on their behalf sends or receives with respect to the applicable Lease Agreements that are not disclosed in any data field or report provided to Lender hereunder; (iii) enforce all of the material terms, covenants and conditions contained in the applicable Lease Agreements upon the part of the tenant thereunder to be observed or performed; and (iv) not consent to any assignment of or subletting under any Lease Agreements except in accordance with their respective terms.

Borrower shall have the right to amend, modify or waive the provisions of any Lease Agreement or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease Agreement (including any guaranty, letter of credit or other credit support with respect thereto) without obtaining Lender’s consent provided that such action does not have a material adverse effect on the value of the related Contributed REO Property taken as a whole, and provided that such Lease Agreement, as amended, modified or waived, is otherwise in compliance with the requirements of this Loan Agreement. A termination of a Lease Agreement with a Tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the related Contributed REO Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Section 7.49 shall be subject to the prior written approval of Lender and its counsel, at Borrower’s expense. At Lender’s request, Borrower shall promptly deliver to Lender or its designee copies of all such amendments, modifications and waivers which are entered into pursuant to this Section 7.49 together with Borrower’s certification that it has satisfied or caused to be satisfied all of the conditions of this Section 7.49. In addition, Borrower shall ensure that all Rental Income is collected from each Tenant in accordance with Section 7.24 hereof.

7.50 Tenant Instruction Notice and Tenant Agency Notice. Within thirty (30) days following the initial Funding Date and solely with respect to the Contributed REO Properties pledged hereunder as of the initial Funding Date, Borrower shall cause each Asset Manager to deliver an executed Tenant Instruction Notice and Tenant Agency Notice with respect to each such Contributed REO Property; provided, that Lender shall not deliver such Tenant Instruction Notice or Tenant Agency Notice until after the occurrence and continuation of an Event of Default hereunder.

Section 8. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) (i) Borrower shall default in the payment of the Commitment Fee or any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory prepayment), which is not cured within one (1) Business Day, (ii) any Borrowing Base Deficiency exists which is not cured within one (1) Business Day after the date on which the prepayment on account thereof was required to be made under Section 2.06(b), or (iii) any payment default shall have occurred under the Guaranty or any Eligible REO Entity Guaranty and Pledge which default shall have continued unremedied for one (1) Business Day; or

(b) Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by Lender of such default, and such default shall have continued unremedied for five (5) Business Days; or

(c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document by Borrower or any certificate furnished to Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the aggregate Collateral Value of the Pledged Equity and related Contributed REO Properties; unless (i) Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Lender in its sole discretion to be materially false or misleading on a regular basis); or

(d) (i) Borrower shall fail to comply with the requirements of Section 6.03, Section 7.03(i)(A) (solely with respect to maintenance of its legal existence), Section 7.04 through Section 7.06 (i), Section 7.07, Sections 7.12 through 7.16, Section 7.23 or Section 7.28 hereof, and such default shall continue unremedied for a period of one (1) Business Day; or (ii) Borrower shall otherwise fail to observe or perform any other obligation, any representation set forth in Section 6 hereof or covenant contained in this Loan Agreement or any Relevant Party shall fail to observe or perform any obligation or covenant in any other Loan Document and not covered by any other clause of this Section 8 and such failure shall continue unremedied for a period of twenty (20) days; or

(e) Any final judgment or judgments or order or orders for the payment of money in excess of $500,000 in the aggregate (to the extent that it is, in the reasonable determination of Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Borrower shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) Any Relevant Party shall admit in writing its inability to, or intention not to, perform any of its Obligations; or

(g) Any Relevant Party files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Relevant Party, or of all or any part of its Property; or makes an assignment for the benefit of its creditors; or

(h) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Relevant Party or of any of its Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Relevant Party generally fails to pay its debts as they become due; or any Relevant Party is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Relevant Party; or any Relevant Party’s Property is sequestered by court or administrative order; or a petition is filed against any Relevant Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect which petition remains undismissed for sixty (60) days; or

(i) Any Governmental Authority or any Person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Borrower or Guarantor or any of their Affiliates or Asset Manager, or shall have taken any action to displace the management of Borrower, Guarantor or any of their Affiliates or Asset Manager or to curtail its authority in the conduct its business relating to the Borrower and the Eligible REO Entities, and such action provided for in this subsection (i) shall not have been discontinued or stayed within thirty (30) days; or

(j) (i) Any Loan Document shall for whatever reason cease to be in full force and effect, or the enforceability thereof shall be contested by Borrower or (ii) the Borrower Pledge Agreement or this Loan Agreement shall for any reason cease to create a valid, first priority security interest in the Pledged Equity, the General Reserve Account, the Remittance Account or the Collection Accounts, as applicable; or

(k) (i) Guarantor, Parent SPE, the Eligible REO Entities, Borrower or Asset Managers shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Guarantor, Parent SPE, the Eligible REO Entities, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible REO Entities, Borrower or Asset Managers, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Guarantor, Parent SPE, the Eligible REO Entities, Borrower, Asset Managers or any

ERISA Affiliate of Guarantor, Parent SPE, the Eligible REO Entities, Borrower or Asset Managers shall, or in the reasonable opinion of Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Guarantor, Parent SPE, the Eligible REO Entities, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible REO Entities, Borrower or Asset Managers shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA or other applicable law, at the expense of the retiree) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Guarantor, Parent SPE, the Eligible REO Entities, Borrower, Asset Managers or any ERISA Affiliate of Guarantor, Parent SPE, the Eligible REO Entities, Borrower or Asset Managers to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Guarantor, Parent SPE, the Eligible REO Entities, Borrower, Asset Managers or any Affiliate of Guarantor, Parent SPE, the Eligible REO Entities, Borrower or Asset Managers or could reasonably be expected to have a Material Adverse Effect; or

(l) A Change of Control shall have occurred without the prior consent of Lender; or

(m) (i) Borrower shall grant, or suffer to exist, any Lien on any portion of the Collateral or any Contributed REO Property except the Liens contemplated hereby and, in the case of any Contributed REO Property, any Permitted Encumbrance; (ii) the Liens contemplated hereby shall cease to be first priority (subject to Permitted Encumbrances with respect to Contributed REO Properties that have priority as a matter of law) perfected Liens on the Collateral in favor of Lender or shall be Liens in favor of any Person other than Lender, or (iii) any Contributed REO Properties shall at any time cease to be owned by an Eligible REO Entity except in connection with a sale or removal of such Contributed REO Property permitted by this Agreement; or

(n) Borrower, any Asset Manager, Guarantor or any of their Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Borrower, such Asset Manager, such Guarantor or such other entity, on the one hand, and Lender or any of Lender’s Affiliates on the other; or Borrower, any Asset Manager, Guarantor or any Affiliate of Borrower, such Asset Manager or such Guarantor shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Borrower or such other entity and any third party, which default or failure entitles any party to cause acceleration or require prepayment of any indebtedness thereunder; or

(o) Borrower fails to deposit any Income received by it into the Collection Account or (ii) Borrower fails to cause any other Person to deposit to the Remittance Account all Income and other amounts as required by Section 3.05(a) received by such Person, in each case, in accordance with Section 3.05(a); or

(p) An Event of Default shall have occurred under the Guaranty; or

(q) A Cash-Trap Trigger Event shall be in existence for sixty (60) days or more consecutive days.

Section 9. Remedies Upon Default.

(a) Upon the occurrence of one or more Events of Default other than those referred to in Section 8(g) or (h), Lender may immediately declare the principal amount of the Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Section 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower and may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents, including, but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis, free and clear of any obligation, cost or expense.

(b) Upon the occurrence of one or more Events of Default, Lender shall have the right to obtain physical possession of the Servicing Records and all other files of Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of Borrower or any third party acting for Borrower and Borrower shall deliver to Lender such assignments as Lender shall request. Lender shall be entitled to specific performance of all agreements of Borrower contained in this Loan Agreement.

(c) Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Loan Agreement are recourse obligations of Borrower to which Borrower pledges its full faith and credit. In addition to its rights hereunder, Lender shall have the right to proceed against any of Borrower’s assets which may be in the possession of Lender, any of Lender’s Affiliates or their respective designees (including Custodian), including the right to liquidate such assets and to set off the proceeds against monies owed by Borrower to Lender pursuant to this Loan Agreement. Lender may set off cash, the proceeds of the liquidation of the Pledged Equity or Contributed REO Properties, any other Collateral and their proceeds and all other sums or obligations owed by Lender, or any of Lender’s Affiliates, to Borrower against all of Borrower’s obligations to Lender, whether under this Loan Agreement or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Lender’s right to recover any deficiency.

(d) Lender shall have the right to direct all Persons servicing the Contributed REO Properties to take such action with respect to the Contributed REO Properties as Lender determines appropriate.

(e) Lender shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Pledged Equity and the Contributed REO Properties and any other Collateral or any portion thereof, and do anything that Lender is authorized hereunder or by law to do. Borrower shall pay all costs and expenses incurred by Lender in connection with the appointment and activities of such receiver.

(f) Upon the occurrence of an Event of Default set forth in Section 8 or with respect to any default by the Sub-Asset Manager under the related Sub-Asset Management Agreement, Lender shall have the right to replace such Sub-Asset Manager, or cause such Sub-Asset Manager to be replaced, within sixty (60) days of such Event of Default.

(g) In addition to all the rights and remedies specifically provided herein, Lender shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

(h) Except as otherwise expressly provided in this Loan Agreement, Lender shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Borrower.

(i) Borrower shall cause all sums received by it with respect to the Contributed REO Properties to be deposited to the Collection Account. Borrower shall be liable to Lender for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate).

Section 10. No Duty on Lender’s Part. The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11. Single-Purpose Entity.

11.01 Covenants Applicable to Borrower. Borrower shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement or any other Loan Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) without Lender’s prior written consent, other than (i) with respect to the REO Documents and the Retained Interests, and (ii) as otherwise permitted under this Loan Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition of Eligible REO Properties or Eligible REO Entities and the sale of assets under the Loan Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Borrower, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents without Lender’s prior written consent thereto, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Borrower’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or if a separate tax return is not required because Borrower is classified as a disregarded entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Borrower, (j) not engage in or suffer any Change of Control to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action, (o) (i) have at all times at least one Independent Director appointed by Borrower and (ii) provide Lender with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for Borrower, (p) the Governing Documents for Borrower shall provide (i) that no Independent Director of Borrower may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Lender in writing and that Borrower must provide Lender with not less than three (3) Business Days’ prior written notice of (x) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of Borrower shall not have any fiduciary duty to anyone including the holders of the Equity Interests in Borrower and any Affiliates of Borrower except Borrower and the creditors of Borrower with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Borrower, including the constituent members of Borrower (the “Borrower Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to Borrower Constituent Members and

Borrower (including Borrower’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower exclusive of (A) all other interests (including, without limitation, all other interests of Borrower Constituent Members), (B) the interests of other Affiliates of Borrower Constituent Members and Borrower and (C) the interests of any group of Affiliates of which Borrower Constituent Members or Borrower is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of Borrower except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any Eligible REO Entity Pledged Equity, except, in each case, pursuant to this Loan Agreement and the other Loan Documents.

11.02 Covenants Applicable to Parent SPE. Parent SPE shall, and Borrower shall ensure that Parent SPE shall, (a) own no assets other than its Equity Interests in Borrower, and shall not engage in any business other than owning such Equity Interests and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (b) not maintain or incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than pursuant to the Loan Documents, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Parent SPE, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents without Lender’s prior written consent thereto, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated with the financial statements of an Affiliate to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that appropriate notation shall be made on such financial statements to indicate the separateness of such Person from such Affiliate and to indicate that such Person’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or if a separate tax return is not required because Parent SPE is classified as a disregarded entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to

Parent SPE, (j) not engage in or suffer any Change of Control to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except in connection with a transfer or sale and disposition that is permitted hereunder), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person (other than in connection with its guarantee of the Borrower’s obligations under the Loan Documents), (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action with respect to itself such matters the Independent Director shall consider only the interests of itself, including its creditors, (o) (i) have at all times at least one Independent Director and (ii) provide Lender with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and as an “Independent Director” for such Person, (p) the Governing Documents for such Person shall provide (i) that no Independent Director of such Person may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Lender in writing and that such Person must provide Lender with not less than three (3) Business Days’ prior written notice of (x) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of such Person shall not have any fiduciary duty to anyone including the holders of the Equity Interests in such Person and any Affiliates of such Person except such Person, including the creditors of such Person with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Person and the constituent members of such Person (the “Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to the Constituent Members and such Person (including such Person’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Person exclusive of (A) all other interests (including, without limitation, all other interests of the Constituent Members), (B) the interests of other Affiliates of the Constituent Members and such Person and (C) the interests of any group of Affiliates of which the Constituent Members or such Person is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Person except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber the Borrower Pledged Equity, except, in each case, pursuant to this Loan Agreement and the other Loan Documents, and (v) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity other than the Borrower.

11.03 Covenants Applicable to each Eligible REO Entity. Each Eligible REO Entity shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement or any other Loan Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) without Lender’s prior written consent, other than (i) with respect to the REO Documents and the Retained Interests, and (ii) as otherwise permitted under this Loan Agreement or the other Loan Documents, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition of Eligible REO Properties and the sale of assets under the Loan Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to such Eligible REO Entity, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of each Eligible REO Entity from such Affiliate and to indicate that each Eligible REO Entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Eligible REO Entity’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or if a separate tax return is not required because such Eligible REO Entity is classified as a disregarded entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to any Eligible REO Entity, (j) not engage in or suffer any Change of Control to the fullest extent permitted by law, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein, including any merger into any other Eligible REO Entity), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not hold itself out to be responsible for the debts or obligations of any other Person (other than in connection with its guarantee of the Borrower’s obligations under the Loan

Documents), (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action, (o) (i) have at all times at least one Independent Director appointed by such Eligible REO Entity and (ii) provide Lender with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for such Eligible REO Entity, (p) the Governing Documents for each Eligible REO Entity shall provide (i) that no Independent Director of Borrower may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Lender in writing and that Such Eligible REO Entity must provide Lender with not less than three (3) Business Days’ prior written notice of (x) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of Such Eligible REO Entity shall not have any fiduciary duty to anyone including the holders of the Equity Interests in such Eligible REO Entity and any Affiliates of such Eligible REO Entity except such Eligible REO Entity and the creditors of such Eligible REO Entity with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Eligible REO Entity, including the constituent members of such Eligible REO Entity (the “Eligible REO Entity Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to Eligible REO Entity Constituent Members and such Eligible REO Entity (including such Eligible REO Entity’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Eligible REO Entity exclusive of (A) all other interests (including, without limitation, all other interests of Eligible REO Entity Constituent Members), (B) the interests of other Affiliates of Eligible REO Entity Constituent Members and such Eligible REO Entity and (C) the interests of any group of Affiliates of which Eligible REO Entity Constituent Members or such Eligible REO Entity is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Eligible REO Entity except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any Contributed REO Property, except, in each case, pursuant to the Loan Documents or to the extent of any Permitted Encumbrance.

11.04 Covenants Applicable to Borrower, each Eligible REO Entity and Parent SPE. Borrower shall and shall cause each Eligible REO Entity and Parent SPE to comply with the following additional provisions:

(a) For each Person that is a multi-member limited liability company, it shall have at least one member that is a Special Purpose Entity, which is a corporation or a single-member

Delaware limited liability company, with at least one Independent Director, that directly owns at least 0.5% of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity); and

(b) For each Person that is a single-member limited liability company, it (i) shall be organized in a jurisdiction acceptable to Lender (provided that Delaware is deemed to be an acceptable jurisdiction), (ii) shall have at least one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action, either with respect to itself unless all of its Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) one natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company.

(c) For each Person that is a limited liability company without a managing member, the limited liability company agreement of such Person (the “Applicable LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of such Person (“Member”) to cease to be the member of such Person (other than (1) upon an assignment by Member of all of its limited liability company interests in such Person and the admission of a transferee member in accordance with this Loan Agreement and the Applicable LLC Agreement, or (2) the resignation of Member and the admission of an additional member in accordance with the terms of this Loan Agreement and the Applicable LLC Agreement), any person acting as Independent Director of such Person shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Person, automatically be admitted to such Person (“Special Member”) and shall continue such Person without dissolution and (B) Special Member may not resign from such Person or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to such Person as Special Member in accordance with requirements of applicable law and (2) such successor Special Member has also accepted its appointment as an Independent Director. In order to implement the admission to such Person of Special Member, Special Member shall execute a counterpart to the Applicable LLC Agreement. Prior to its admission to such Person as Special Member, Special Member shall not be a member of such Person.

Section 12. Miscellaneous.

12.01 Waiver. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02 Notices. Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

12.03 Indemnification and Expenses.

(a) Borrower agrees to hold Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to the Pledged Equity and the Contributed REO Properties relating to or arising out of (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (ii) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (iii) performance of any labor or services or the furnishing of any materials or other property in respect of any Contributed REO Property, (iv) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Loan Document, Purchased Asset or Contributed REO Property, (v) any Lien (other than any Permitted Encumbrance) or claim arising on or against any Pledged Equity or Contributed REO Property under any Requirements of Law or any liability asserted against Lender or any Indemnified Person with respect thereto, (vi) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any property or Property by any Person or other source, whether related or unrelated to Borrower, (2) any presence of any Hazardous Substances (other than De Minimis Substances) in, on, within, above, under, near, affecting or emanating from any Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Borrower in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Contributed REO Property of any Hazardous Substances (other than De Minimis Substances) at any time located in, under, on, above or affecting any

Contributed REO Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Contributed REO Property by any Person or other source, whether related or unrelated to Borrower, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien (other than any Permitted Encumbrance) on any Contributed REO Property with regard to, or as a result of, any Hazardous Substances (other than De Minimis Substances) or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Loan Document or REO Document relating to environmental matters in any way, or (vii) Borrower’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 12.03, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. For the avoidance of doubt, following an Event of Default and the realization by the Lender of the Pledged Equity, Borrower shall not be liable pursuant to the terms and provisions of this Section 12.03(a) for any Costs which directly result from any action (or inaction, only to the extent that Lender is required to take any action and failed to do so, including, without limitation, maintaining liability insurance within a reasonable period following such realization and otherwise acting as a prudent owner of residential real property) by the Lender (or any successor to the Lender) as the owner of the Pledged Equity or of any related REO Property. Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of Borrower under the Note is a recourse obligation of Borrower. This Section 12.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-tax claim, and in no event shall Costs include any Excluded Taxes

(b) Borrower agrees to pay as and when billed by Lender all of the out-of pocket costs and expenses incurred by Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. Borrower agrees to pay as and when billed by Lender all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Lender and (ii) except as otherwise expressly provided herein, all the due diligence, inspection, testing and review costs and expenses incurred by Lender with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by Lender pursuant to Sections 12.03, 12.14 and 12.18 hereof. Borrower also agrees not to assert any claim against Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advances, this Loan Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT FRAUD GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Loan Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Borrower by Lender, in its sole discretion and Borrower shall remain liable for any such payments by Lender. No such payment by Lender shall be deemed a waiver of any of Lender’s rights under the Loan Documents.

(d) Without prejudice to the survival of any other agreement of Borrower hereunder, the covenants and obligations of Borrower contained in this Section 12.03 shall survive the termination of this Loan Agreement.

(e) All sums reasonably expended by Lender in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by Lender and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether an Advance is outstanding hereunder), the taking of any action, including legal action, required or permitted to be taken by Lender and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Lender or on its behalf or by refinancing or restructuring in the nature of a “workout.”

12.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and Lender and any provision of this Loan Agreement may be waived by Lender.

12.05 Successors and Assigns. (i) This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and (ii) each participant and each Lender assignee shall be subject to the requirements set forth in the confidentiality agreement in the form of Exhibit E attached hereto. Lender, acting solely for this purpose as an agent of Borrower, shall maintain a register on which it enters the name and address of each participant and each Lender assignee, and the principal amounts (and stated interest) of each participant’s and each Lender assignee’s interest in the rights and obligations under this Loan Agreement and related Loan Documents (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and its affiliates and Lender (and any assignees and participants) shall treat each person whose name is recorded in the Register as the owner of the related participation or assignment for purposes of this Loan Agreement. The Register shall be available for inspection by Borrower, Lender and other parties hereto at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary herein, the Lender may assign, participate or syndicate this Loan Agreement pursuant to and in connection with the Syndication Side Letter Agreement.

12.06 Survival. The obligations of Borrower under Sections 3.03, 6, 7 and 12.03 hereof shall survive the repayment of the Advance and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

12.07 Reserved.

12.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

12.09 Counterparts; Electronic Signatures. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart. The parties agree that this Loan Agreement, any documents to be delivered pursuant to this Loan Agreement and any notices hereunder may be transmitted between them by e-mail and/or by facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

12.10 Severability. If any provision of any Loan Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Loan Documents, and each Loan Document shall be enforced to the fullest extent permitted by law.

12.11 GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

12.12 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES

ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

12.13 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.14 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;

(b) Lender has no fiduciary relationship to Borrower, and the relationship between Borrower and Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between Lender and Borrower.

12.15 Hypothecation or Pledge of Collateral. Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate Lender to segregate any Collateral delivered to Lender by Borrower.

12.16 Confidentiality. The Loan Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Lender and shall be held by Borrower in strict confidence and shall not be disclosed to any third party without the consent of Lender except for (i) disclosure to Borrower’s Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Lender to the extent permitted under Applicable Law, disclosure required by Applicable Law, rule, regulation or order of a Governmental Authority, court or other regulatory body or (iii) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), Borrower shall take reasonable actions to provide Lender with prior written notice; provided further that in the case of (iii) Borrower shall not file any of the Loan Documents other than the Loan Agreement with the SEC or state securities office unless Borrower shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Lender. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Loan Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Loan Agreement.

12.17 Asset Management.

(a) Borrower covenants to maintain or cause the asset management of the Contributed REO Properties to be maintained in conformity with Accepted Servicing Practices and the Asset Management Standard. In the event that the preceding language is interpreted as constituting one or more servicing or asset management contracts, each such servicing or asset management contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which all the Secured Obligations have been paid in full, and (iii) the transfer of servicing to any entity approved by Lender. Borrower agrees that Lender has a first priority perfected security interest in all servicing or asset management records, including but not limited to any and all servicing or asset management agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals and any other records relating to or evidencing the servicing of the Contributed REO Properties (the “Servicing Records”), and (ii) Borrower grants Lender a security interest in all rights relating to the Contributed REO Properties and all Servicing Records to secure the obligation of Borrower or its designee to service in conformity with this section and any other obligation of Borrower to Lender. Borrower covenants to safeguard such Servicing Records and to deliver them promptly to Lender or its designee (including the Custodian) at Lender’s request.

(b) Borrower agrees that upon the occurrence of an Event of Default, Lender may terminate Asset Manager in its capacity as manager and terminate any Asset Management Agreement or subservicing arrangement and transfer such servicing to Lender or its designee, at no cost or expense to Lender. In addition, the Asset Manager Side Letter shall provide that, the Asset Manager shall not be permitted to resign as asset manager without the consent of Lender to be provided in its sole discretion, including after the occurrence of a Default or Event of Default under this Agreement or a default or event of default as defined under the Asset Management Agreement. In addition, Borrower shall cause to be provided to Lender an Sub-Asset Manager Side Letter to the effect that upon the occurrence of an Event of Default, Lender may terminate any Sub-Asset Manager or the related Sub-Asset Management Agreement and direct that collections with respect to the Contributed REO Properties be remitted in accordance with Lender’s instructions. Borrower agrees to cooperate and to cause each applicable Eligible REO Entity to cause Asset Manager to cooperate, with Lender in connection with the transfer of servicing.

(c) Lender shall have the right in its sole discretion to appoint a third party to perform due diligence with respect to Asset Manager’s servicing or management facilities at any time; provided, however, that unless an Event of Default has occurred and is continuing, no more than one such diligence inspection per year per regional office shall be at the expense of the Borrower and Lender shall incur the expense of any additional inspections. Borrower shall, or shall cause each applicable Eligible REO Entity to, use its best efforts to cause Asset Manager to cooperate with Lender and/or its designees to provide access to Asset Manager’s servicing facilities including without limitation its books and records with respect to Asset Manager’s servicing portfolio and the Contributed REO Properties.

(d) Borrower shall, or shall cause each applicable Eligible REO Entity to, use its best efforts to cause Asset Manager to permit Lender to inspect upon reasonable prior written notice at a mutually convenient time, Asset Manager’s servicing facilities, for the purpose of satisfying Lender that Asset Manager has the ability to service the Contributed REO Properties as provided in this Loan Agreement. In addition, with respect to any Sub-Asset Manager which is not an Affiliate of Borrower, Borrower shall, or shall cause each applicable Eligible REO Entity and Asset Manager to, use its best efforts to enable Lender to inspect the servicing facilities of such Sub-Asset Manager. During the period any Contributed REO Properties are subject to this Loan Agreement, Borrower agrees that (i) Lender is the pledgee of the related Management Rights and all REO Property Files and (ii) Asset Manager shall service and manage the Eligible REO Properties for the exclusive benefit of Lender.

(e) Borrower shall cause each Eligible REO Entity, on Lender’s behalf, to contract with Asset Manager under the Management Agreements to manage the Eligible REO Properties consistent with the Asset Management Standard. Borrower shall not permit any Eligible REO Entity to surrender any Management Agreement, consent to the assignment by Asset Manager of its respective interest under such Management Agreement, terminate or cancel such Management Agreement, or modify, change, supplement, alter or amend such Management Agreement, in any material respect without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). Borrower shall not permit any Eligible REO Entity to permit Asset Manager to sub-contract any or all of its management responsibilities under any Management Agreement to a third-party except as otherwise expressly permitted in such Management Agreement. Borrower shall, or shall cause the applicable Eligible REO Entity to, promptly notify Lender of any default by Asset Manager in the performance or observance of any of its obligations under any Management Agreement or Asset Manager Side Letter. Borrower shall, or shall cause each Eligible REO Entity to, cause Asset Manager to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing and management responsibilities hereunder, under each Management Agreement and under Asset Manager Side Letter and (iii) not impair the rights of Lender in any Eligible REO Properties or any payment thereunder. If Asset Manager is an Affiliate of Borrower, Lender shall have the right to terminate such Asset Manager (as applicable) in accordance with Section 12.17(b) hereof.

(f) Borrower shall, or shall cause each Eligible REO Entity to, ensure that Asset Manager has full power and authority to do any and all things in connection with the management, conservation, protection and operations of the Eligible REO Properties as are consistent with the Asset Management Standard and, consistent therewith, Borrower shall cause each Eligible REO Entity to direct Asset Manager to, and Asset Manager shall, make protective advances or other advances necessary for the proper operation, management, leasing, maintenance and disposition of such Contributed REO Property, unless Asset Manager determines, in accordance with the Asset Management Standard, that a prudent property manager would not make such advance or that such payment would be a nonrecoverable advance.

(g) Borrower shall, or shall cause each Eligible REO Entity to, cause Asset Manager to deposit all Income received by Asset Manager in respect of the Eligible REO Properties into the Remittance Account in accordance with Section 7.24 hereof. Any such Income shall, prior to its deposit into the Remittance Account pursuant to the terms hereof, be held in a lockbox Collection Account with Control Bank which is subject to a Collection Account Control Agreement.

(h) Upon the occurrence of an Asset Manager Termination Event, Lender shall have the right to immediately terminate Asset Manager’s right to service and manage the Eligible REO Properties without payment of any penalty or termination fee. The respective Eligible REO Entity and Asset Manager, as applicable, shall cooperate in transferring the servicing and/or managing of the Eligible REO Properties to Lender or its designee, at no cost or expense to Lender, it being agreed that Borrower will pay any fees and expenses required to terminate the Management Agreements and transfer servicing and asset management.

(i) If Asset Manager is an Affiliate of Borrower, Borrower shall, or shall cause each Eligible REO Entity to, cause Asset Manager to deliver all REO Property Files and Servicing Records and the physical and contractual management of the Contributed REO Properties to the designee of Lender within forty-five (45) days of the date of any termination of the Asset Manager in accordance with this Loan Agreement. Delivery of the REO Property Files and Servicing Records by Asset Manager shall be in accordance with customary and prudent mortgage banking standards for the delivery of managing for assets similar to the Contributed REO Properties and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”). All fees and expenses of Asset Manager shall be borne solely by Borrower.

(j) Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the twenty-fifth (25th) day (or if such day is not a Business Day, the immediately following Business Day) of each month, or (c) upon the reasonable request of Lender, Borrower shall cause Asset Manager to provide to Lender, electronically, in a format mutually acceptable to Lender and Borrower, a Contributed REO Data Summary by no later than the Reporting Date.

12.18 Periodic Due Diligence Review. Borrower acknowledges that Lender has the right to perform continuing Due Diligence Reviews with respect to the Contributed REO Properties (including conducting lien searches), Parent SPE, Guarantor, Borrower, each Eligible REO Entity, Asset Managers, Sub-Asset Managers and the Pledged Equity, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that upon reasonable (but no less than ten (10) Business Day’s) prior notice to Borrower, or at any time upon the occurrence of a Default or Event of Default, Lender or its authorized representatives (including any third-party diligence providers contracted by Lender) will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the REO Property Files and any and all documents, records, agreements, instruments or information relating to such Contributed REO Properties in the possession, or under the control, of Borrower, Asset Manager and/or the Custodian. Borrower shall also make available to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the REO Property Files and the Contributed REO Properties. Without limiting the generality of the foregoing, Borrower acknowledges that Lender shall make Advances to Borrower based solely upon the information provided by Borrower to Lender in the representations, warranties and covenants contained herein, and that Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Pledged Equity securing such Advances and/or any Contributed REO Properties, including, without limitation, ordering new appraisals on the related Contributed REO Properties. In addition, Lender has the right to perform continuing Due Diligence Reviews of Borrower, Asset Manager and their respective Affiliates, directors, officers, employees and significant shareholders. Borrower and Lender further agree that all reasonable out-of-pocket costs and expenses incurred by Lender in connection with Lender’s activities pursuant to this Section 12.18, including, but not limited to the reasonable out-of-pocket costs and expenses arising out of any diligence review conducted by third-party diligence providers contracted by Lender, shall be paid by Borrower except where this Loan Agreement otherwise expressly provides that any such actions of Lender shall be at its own expense.

12.19 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by Lender or its Affiliates to Borrower against all of Borrower’s obligations to Lender or its Affiliates, whether under this Loan Agreement or under any other agreement between the parties or between Borrower and any affiliate of Lender, or otherwise, whether or not such obligations are then due, without prejudice to Lender’s or its Affiliate’s right to recover any deficiency. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.20 Restructuring of Agreement. If the introduction of or any change in or in the interpretation by any Governmental Authority of any Requirement of Law or (ii) compliance by Lender with (x) any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof or (y) with the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (a) Basel III or (b) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act, so requires and solely to the extent required, the parties hereto agree that this Loan Agreement may be restructured and replaced with a similar facility on terms with substantially the same economic effects as those provided herein, to provide for the financing of REO Properties, which may be in the form of a master repurchase facility or other document structure and, in connection therewith, parties agree to use commercially reasonable efforts to negotiate in good faith the terms of such replacement facility, and to cause such restructuring and replacement to take effect within forty-five (45) days of such notice, or such other reasonable time period as may be agreed upon between Lender and Borrower. In the event that this Loan Agreement is restructured pursuant to this Section 12.20, Lender shall pay the reasonable out of pocket legal fees and expenses of Borrower in connection with such restructuring. Notwithstanding anything to the contrary set forth in this Section 12.20, Borrower shall not be obligated to enter into any amendment or replacement facility to the extent determined by the Borrower to be commercially disadvantageous or the terms and conditions of which are more onerous than the terms and conditions set forth herein.

12.21 Borrower to Remain Liable. Lender and Borrower agrees that the grant of a security interest under this Loan Agreement shall not constitute or result in the creation or assumption by Lender of any Retained Interest or other obligation of Borrower or any other Person in connection with any Eligible REO Entity Pledged Equity or Contributed REO Property, whether or not Lender exercises any right with respect thereto. Borrower and each Eligible REO Entity, as applicable, shall remain liable under the Eligible REO Entity Pledged Equity, Contributed REO Properties and REO Property Documents to perform all of Borrower’s or such Eligible REO Entity’s duties and obligations thereunder to the same extent as if the Loan Documents had not been executed.

12.22 Entire Agreement. This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

STARWOOD WAYPOINT BORROWER, LLC, as Borrower

By:	/s/ Nina Tran
Name:	Nina Tran
Title:	Chief Financial Officer

Address for Notices:

1999 Harrison Street, 24th Floor

Oakland, California 94612

Attention: Nina Tran, Chief Financial Officer

Master Loan and Security Agreement (Citi/SWAY)

CITIBANK, N.A., as Lender

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President

Address for Notices:

390 Greenwich Street, 5th Floor

New York, New York 10013

Attention: Bobbie Theivakumaran

Telephone No.: (212) 723-6753

Telecopier No.: (646) 291-3799

Master Loan and Security Agreement (Citi/SWAY)

Acknowledged as of the date first above written:

CARRBRIDGE, LLC
TARBERT, LLC
FETLAR, LLC
INVERCLYDE, LLC
BEAULY, LLC
STARWOOD WAYPOINT TRS, LLC

By:	/s/ Nina Tran
Name:	Nina Tran
Title:	Chief Financial Officer

STARWOOD WAYPOINT PLEDGOR, LLC

By:	/s/ Nina Tran
Name:	Nina Tran
Title:	Chief Financial Officer

Master Loan and Security Agreement (Citi/SWAY)

Schedule 1

REPRESENTATIONS AND WARRANTIES RE:

PLEDGED EQUITY AND ELIGIBLE REO PROPERTIES

Part I.

Pledged Equity

As to each Pledged Equity interest that secures the Loan hereunder, Borrower shall be deemed to make the following representations and warranties to Lender as of each Funding Date and as of each date any REO Property is included in the aggregate Collateral Value:

(a) The shares of Pledged Equity listed on the Pledged Equity Summary constitute all of the issued and outstanding shares of all classes of the Capital Stock of the Borrower and each Eligible REO Entity, respectively, and are represented by the certificates listed thereon.

(b) All of the shares of the Pledged Equity have been duly and validly issued and are fully paid and nonassessable.

(c) Parent SPE and Borrower, as applicable, (or, if directed by Lender, Lender) is the record and beneficial owner of, and has title to, the Borrower Pledged Equity and Eligible REO Pledged Equity, respectively, free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Loan Agreement.

(d) Upon delivery to Lender of the certificates evidencing the Pledged Equity (and assuming the continuing possession by Lender of such certificate in accordance with the requirements of Applicable Law) and the filing of a financing statement covering the Pledged Equity in the State of Delaware and naming Parent SPE and Borrower, as applicable, as debtor, and Lender, as secured party, the Lien granted pursuant to this Loan Agreement will constitute a valid, perfected first priority Lien on the Pledged Equity in favor of Lender enforceable as such against all creditors of Parent SPE, Borrower and any Persons purporting to purchase any Pledged Equity.

Part II.

REO Properties

As to each REO Property that is subject to this Loan Agreement and is classified as an Eligible REO Property, Borrower shall be deemed to make the following representations and warranties to Lender as of each Funding Date and as of each date such REO Property is so classified:

(e) The information set forth in the REO Property Schedule with respect to such REO Property is complete, true and correct in all material respects.

(f) The related Eligible REO Entity is the sole owner and holder of the REO Property (or will be concurrently with the funding of the related Advance or, in the case of a Wet Funded Property, concurrently with the acquisition of such Wet Funded Property), its title is not subject to any right of redemption on the part of any prior owner and has the full right to transfer the REO Property, and the REO Property is free and clear of any Lien other than Permitted Encumbrances.

Sched. I-1

(g) The related Eligible REO Entity has (or will be concurrently with the funding of the related Advance or, in the case of a Wet Funded Property, concurrently with the acquisition of such Wet Funded Property), good and marketable title to the REO Property with full right to pledge the REO Property to Lender.

(h) Such REO Property is covered by insurance in accordance with Section 7.21 of this Loan Agreement. Neither Borrower nor the related Eligible REO Entity has engaged in, and has no knowledge of any asset manager’s, servicer’s or subservicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Borrower or the related Eligible REO Entity.

(i) All real property taxes including supplemental or other taxes, if any, governmental assessments, insurance premiums, water, sewer and municipal charges, condominium charges and assessments, leasehold payments or ground rents which previously became due and owing have been paid or are otherwise being properly contested. For purposes of this Section (i) of Schedule 1, real property taxes and assessments shall not be considered due and payable until any applicable grace or extension period for the payment of such taxes and assessments in the jurisdiction in which such Property is located has expired.

(j) Neither Borrower nor the related Eligible REO Entity has received any written notice that there exists a violation of any local, state or federal environmental law, rule or regulation with respect to the REO Property that has not been remedied.

(k) All Relevant Parties which have had any interest in the REO Property, whether as owner, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the REO Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state.

(l) The original recorded Deed, recorded in the name of the related Eligible REO Entity has been either (i) delivered to and is in the possession of the Custodian pursuant to the Custodial Agreement (or, in the case of a Wet Funded Property, at the time required under Section 2.03(f)) or (ii) submitted for recordation in the name of such Eligible REO Entity, in which case Borrower shall, or shall cause the related Eligible REO Entity to, promptly deliver to the Custodian a certified copy of the deed with recording information thereon upon Borrower’s or the related Eligible REO Entity’s receipt thereof. All other documents required to be delivered to Lender or the Custodian that constitute the REO Property File shall be delivered in accordance with the times set forth in the Custodial Agreement. Borrower or the related Eligible REO Entity has delivered to Custodian a complete, true and accurate REO Property File, except for such

Sched. I-2

documents the originals of which are permitted by the Custodial Agreement to be delivered at a later date or which have otherwise been waived by Lender. Each deed is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the REO Property is located. Each Deed is genuine, and effective to create the legal, valid and binding conveyance of the REO Property in fee simple to the applicable Eligible REO Entity.

(m) Neither Borrower nor the related Eligible REO Entity has received notice of any proceeding pending or threatened for the total or partial condemnation of the REO Property. Except as disclosed in the REO Property Schedule, neither Borrower nor the related Eligible REO Entity has knowledge that any REO Property is damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, vandalism, natural disaster or other casualty so as to affect materially and adversely the value of the REO Property or the use for which the premises were intended. The REO Property is free from any and all Hazardous Substances (other than De Minimis Substances) and there exists no violation, non-compliance or liability under any local, state or federal Environmental Law, rule or regulation.

(n) (1) There is no condition affecting any REO Property (x) relating to lead paint, radon, asbestos or other Hazardous Substances (other than De Minimum Substances), (y) requiring remediation of any condition or (z) relating to a claim which could impose liability upon, diminish rights of or otherwise adversely affect Lender, and (2) the related Eligible REO Entity prior to the Funding Date has obtained a Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards for the REO Properties in a form acceptable to Lender.

(o) Each eviction proceeding relating to an REO Property has been properly commenced and neither Borrower nor the related Eligible REO Entity is aware of any valid defense or counterclaim by anyone with respect thereto. The REO Property has been serviced and maintained in compliance in all material respects with all applicable laws and regulations.

(p) There has been no violation of any law or regulation or breach of any Contractual Obligation contained in any agreement related to the REO Property, by the related Eligible REO Entity or its predecessors, in connection with the management of the REO Property.

(q) The REO Property is neither a cooperative nor a condotel unit, except to the extent the purchase of same has been approved in writing by Lender.

(r) There is, to the knowledge of the Borrower and the Eligible REO Entity, no illegal activity being conducted on the REO Property which could serve as the basis for a claim or prosecution of any action or proceeding seeking to impose civil or criminal liability on Lender as the owner.

(s) Solely with respect to REO Properties which are condominium units, neither Borrower nor the related Eligible REO Entity is a “sponsor” or a nominee of a “sponsor” under any plan of condominium organization affecting the unit and the ownership and sale of any condominium unit will not violate any federal, state or local law or regulation regarding condominiums or require registration, qualification or similar action under such law or regulation.

Sched. I-3

(t) Neither Borrower nor the related Eligible REO Entity has performed any work on the REO Property which has resulted in the filing of a mechanics’ or materialmen’s lien or liens in the nature thereof.

(u) There are no existing lease agreements with any tenant with respect to the REO Property which are not terminable upon the occurrence of a material default by the applicable Tenant after the expiration of any notice period required by applicable law.

(v) Reserved.

(w) The REO Property is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is generally acceptable in the mortgage and real estate owned property servicing industry in the area wherein the REO Property is located or (ii) an ALTA title insurance policy or other generally acceptable form of policy or insurance (including a binding commitment free and clear of any material defects) and each such title insurance policy is issued by a nationally recognized title insurer qualified to do business in the jurisdiction where the REO Property is located, insuring the related Eligible REO Entity, as to the clear title to the related REO Property (subject to Permitted Encumbrances). The title insurance policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses. The related Eligible REO Entity, is the insured of such title insurance policy, and such title insurance policy is valid and remains in full force and effect. No claims have been made under such title insurance policy, and no prior owner of the related REO Property, including Borrower, the related Eligible REO Entity and their respective affiliates, has done, by act or omission, anything which would impair the coverage of such title insurance policy.

(x) With respect to the REO Property, the Borrower or the related Eligible REO Entity has delivered the REO Property File to the Custodian and the Borrower or the related Eligible REO Entity has delivered to Lender a BPO in accordance with the Valuation Requirements.

Sched. I-4

Schedule 2

Filing Jurisdictions and Offices

Delaware Secretary of State

Sched. 2-5

EXHIBIT A

[FORM OF PROMISSORY NOTE]

$500,000,0000
February 5, 2014	New York, New York

FOR VALUE RECEIVED, STARWOOD WAYPOINT BORROWER, LLC, a Delaware limited liability company, (the “Borrower”), hereby promises to pay to the order of CITIBANK, N.A. (or its registered successors and assigns, the “Lender”), at the principal office of Lender at 390 Greenwich Street, 5th Floor, New York, New York 10013, in lawful money of the United States, and in immediately available funds, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Advances made by Lender to Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of each Advance made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder in respect of the Advances made by Lender.

This Note is the Note referred to in the Master Loan and Security Agreement dated as of February 5, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”) among Borrower and Lender, and evidences Advances made by Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement. Upon the occurrence of one or more Events of Default (other than those referred to in Sections 8(g) or (h)) under the Loan Agreement, Lender may immediately declare the principal amount of the Advances then outstanding under this Note to be immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under the Loan Agreement; provided that upon the occurrence of an Event of Default referred to in such Sections 8(g) or (h), such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on this Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower and may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents, including, but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis, free and clear of any obligation, cost or expense.Borrower agrees to pay all Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings, all in accordance with and to the extent provided in Section 12.03 of the Loan Agreement.

A-1

Notwithstanding the pledge of the Collateral, Borrower hereby acknowledges, admits and agree that Borrower’s obligations under this Note are recourse obligations of Borrower to which Borrower pledge its full faith and credit. Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and non-payments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for Lender, in order to enforce payment of this Note, to first institute or exhaust Lender’s remedies against Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of Borrower, even if Borrower is not a party to such agreement; provided, however, that Lender and Borrower, by written agreement between them, may affect the liability of Borrower.

Upon any endorsement, assignment or other transfer of this Note by Lender or by operation of law, and registration of such transfer in the Register, in compliance with Section 12.05 of the Loan Agreement, any reference herein to Lender shall be deemed to include and apply to such registered endorsee, assignee or other transferee or successor then becoming holder of this Note. This Note may not at any time be endorsed to bearer. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note. Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules. Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions. This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 and Section 5-1402 of the New York General Obligations Law, which by its terms applies to this Note) whose laws Borrower expressly elect to apply to this Note. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

STARWOOD WAYPOINT BORROWER, LLC

By:
Name:
Title:

A-2

EXHIBIT B-1

FORM OF MONTHLY BORROWER CERTIFICATION

Citibank, N.A.

390 Greenwich Street, 5th Floor

New York, New York 10013

Attn: Bobbie Theivakumaran

Re:	Certification with respect to the month ended [ ] (the “Reporting Month”)

Reference is made to the Master Loan and Security Agreement (the “Loan Agreement”) dated as of February 5, 2014, as amended, and now in effect by and between Starwood Waypoint Borrower, LLC (the “Borrower”) and Citibank, N.A. (“Lender”). Terms defined in the Loan Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement.

Pursuant to Section 7.01(a) of the Loan Agreement, Borrower is furnishing to you herewith (or has recently furnished to you) the financial statements described in Section 7.01(a) for the Reporting Month. In connection therewith, the undersigned Responsible Officer of Borrower hereby certifies that such financial statements have been prepared in accordance with GAAP and present fairly the financial position of Borrower and its Subsidiaries as of the last day of the Reporting Month and the results of its operations for such Reporting Month, subject only to normal year-end audit adjustments.

Further, Pursuant to Section 7.01(d)(1) of the Loan Agreement, the undersigned Responsible Officer of the Borrower has caused the provisions of the Loan Agreement to be reviewed and certifies to the Lender that:

(a.)	the undersigned has no knowledge of any Default or Event of Default;

(b.)	during the Reporting Month, Borrower observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in the Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it;

(c.)	The Debt Service Coverage Ratio as of any date of determination for the Reporting Month has not been less than the Minimum DSCR for such date of determination;

(d.)	During the Reporting Month, Borrower has maintained the General Reserve Account Required Amount in the General Reserve Account at all times during such period;

(e.)	During the Reporting Month, the aggregate debt service on the Loan has not exceeded the Annual Net Operating Income;

(f.)	During the Reporting Month, Guarantor has maintained adequate Liquidity, in an amount not less than the Minimum Liquidity Amount of cash cushion at all times and such Liquidity was available to cover any shortfalls should operations not generate sufficient cash to pay required operating expenses, capital expenditures or interest payments. A detailed summary of the calculation of Liquidity of Guarantor is provided in Schedule 1 hereto;

(g.)	During the Reporting Month, Guarantor has maintained a Tangible Net Worth in an amount not less than the Minimum Tangible Net Worth Amount. A detailed summary of the calculation of Guarantor’s actual Tangible Net Worth is provided in Schedule 1 hereto;

(h.)	During the Reporting Month, Borrower has not amended or modified the Acquisition Parameters, or, in the event that Borrower has amended or modified the Acquisition Parameters pursuant to the terms and conditions set forth in Section 7.01(l) of the Loan Agreement such amended and modified Acquisition Parameters are attached hereto as Schedule 2; and

(i.)	to the best of the undersigned’s knowledge no event has occurred since the date of the most recent financial statements upon which such covenant compliance was calculated that would cause the Borrower and/or Guarantor to no longer be in compliance with said provisions.

The statements made herein (and in the Schedules attached hereto) shall be deemed to be representations and warranties made in a document for the purposes of Section 6.12 of the Loan Agreement.

STARWOOD WAYPOINT BORROWER, LLC

By:
Name:
Title:

With respect to (f), (g) and (i) above and

(1) and (2) of Schedule 1 attached hereto:

STARWOOD WAYPOINT RESIDENTIAL PARTNERSHIP, L.P.

By: Starwood Waypoint Residential GP, Inc.

By:
Name:

Schedule 1 to Exhibit B-1

1.	Calculation: Tangible Net Worth of the Guarantor:

[            ]

2.	Liquidity of the Guarantor:

[            ]

3.	Calculation: Pool-Level Debt Service Coverage Ratio

[            ]

4.	Calculation: Pool-Level Debt Yield

[            ]

5.	Calculation: Pool-Level Effective Collections Rate

[            ]

6.	Calculation: Pool-Level Annual Net Operating Income

[            ]

Schedule 2 to Exhibit B-1

[Acquisition Parameters]

EXHIBIT B-2

FORM OF [QUARTERLY][ANNUAL] GUARANTOR CERTIFICATION

Citibank, N.A.

390 Greenwich Street, 5th Floor

New York, New York 10013

Attn: Bobbie Theivakumaran

Re:	Certification with respect to the [quarter] [year] ended [ ] (the “Reporting Period”)

Reference is made to the Master Loan and Security Agreement (the “Loan Agreement”) dated as of February 5, 2014, as amended, and now in effect by and between Starwood Waypoint Borrower, LLC (the “Borrower”) and Citibank, N.A. (“Lender”). Terms defined in the Loan Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement.

Pursuant to Section 7.01(d)(2) of the Loan Agreement, the undersigned Responsible Officer of Guarantor hereby certifies that, to the best of the undersigned’s knowledge, each of Borrower, each Eligible REO Entity, Parent SPE and Guarantor (each, a “Relevant Party”), during the Reporting Period, has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in the Loan Agreement and the other Loan Documents to be observed, performed or satisfied by such Relevant Party and that the undersigned has obtained no knowledge of any Default or Event of Default[, except as described below:

                                                                                          ]1.

Further, pursuant to Section 7.01(d)(3) of the Loan Agreement, Guarantor is furnishing to you herewith (or has recently furnished to you) the financial statements described in Section [7.01(b)] [7.01(c)] for the Reporting Period. In connection therewith, the undersigned Responsible Officer of Guarantor hereby certifies that [such financial statements have been prepared in accordance with GAAP and present fairly the financial position of Guarantor and its consolidated Subsidiaries as of the last day of the Reporting Period and the results of its operations for such Reporting Period, subject only to normal year-end audit adjustments.]2 [such financial statements have been prepared in accordance with GAAP and present fairly the financial position of Parent and its consolidated Subsidiaries as of the last day of the Reporting Period and the results of its operations for such Reporting Period.]3

[1]	Include as applicable, with a description in reasonable detail of such Default or Event of Default and the action such Relevant Party has taken or proposes to take with respect thereto.
[2]	Insert for financial statements delivered pursuant to Section 7.01(b).
[3]	Insert for financial statements delivered pursuant to Section 7.01(c).

The statements made herein (and in the Schedules attached hereto) shall be deemed to be representations and warranties made in a document for the purposes of Section 6.12 of the Loan Agreement.

STARWOOD WAYPOINT RESIDENTIAL PARTNERSHIP, L.P.

By:	Starwood Waypoint Residential GP, Inc.

By:
Name:

EXHIBIT C

Wire Instructions

WIRING INSTRUCTIONS:

Citibank, N.A.

ABA: 021-000-089

Account: 4078-4524

Account Name: SSB

Attention: Loan Administration

Reference: Starwood Waypoint Borrower, LLC

C-1

EXHIBIT D

[FORM OF ELIGIBLE REO ENTITY GUARANTY AND PLEDGE]

[attached]

D-1

EXHIBIT E

FORM OF CONFIDENTIALITY AGREEMENT

In connection with your consideration of a possible or actual acquisition of a participating interest (the “Transaction”) in an advance, or note of                      (“Lender”) pursuant to a Master Loan and Security Agreement between Lender and Starwood Waypoint Borrower, LLC (collectively the “Borrower”) dated as of February 5, 2014, you have requested the right to review certain non-public information regarding Borrower that is in the possession of Lender. In consideration of, and as a condition to, furnishing you with such information and any other information (whether communicated in writing or communicated orally) delivered to you by Lender or its affiliates, directors, officers, employees, advisors, agents or “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (such affiliates and other persons being herein referred to collectively as Lender “Representatives”) in connection with the consideration of a Transaction (such information being herein referred to as “Evaluation Material”), Lender hereby requests your agreement as follows:

1. The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction with Lender involving you or your affiliates, and unless and until you have completed such Transaction pursuant to a definitive agreement between you or any such affiliate and Lender, such Evaluation Material will be kept strictly confidential by you and your affiliates, directors, officers, employees, advisors, agents or controlling persons (such affiliates and other persons being herein referred to collectively as “your Representatives”), except that the Evaluation Material or portions thereof may be disclosed to those of your Representatives who need to know such information for the purpose of evaluating a possible Transaction with Lender (it being understood that prior to such disclosure your Representatives will be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement). You agree to be responsible for any breach of this Agreement by your Representatives.

2. The term “Evaluation Material” does not include any information which (i) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by you or your Representatives) or (ii) was or becomes available to you on a nonconfidential basis from a person not otherwise bound by a confidential agreement with Lender or its Representatives or is not otherwise prohibited from transmitting the information to you. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, joint venture, partnership or individual.

3. In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, you agree to (i) immediately notify Lender and Borrower of the existence, terms and circumstances surrounding such a request, (ii) consult with Borrower on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, exercise your best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

4. Unless otherwise required by law in the opinion of your counsel, neither you nor your Representative will, without our prior written consent, disclose to any person the fact that the Evaluation Material has been made available to you.

5. You agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of Borrower regarding the business, operations, prospects or finances of Borrower or the employment of such officer, director or employee, except with the express written permission of Borrower.

6. You understand and acknowledge that Borrower are not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or any other information provided to you by Lender. Borrower, their respective affiliates or Representatives, nor any of its respective officers, directors, employees, agents or controlling persons (within the meaning of the 1934 Act) shall have any liability to you or any other person (including, without limitation, any of your Representatives) resulting from your use of the Evaluation Material.

7. You agree that neither Lender nor Borrower has granted you any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you by Lender.

8. If you determine that you do not wish to proceed with the Transaction, you will promptly deliver to Lender all of the Evaluation Material, including all copies and reproductions thereof in your possession or in the possession of any of your Representatives.

9. Without prejudice to the rights and remedies otherwise available to Borrower, Borrower shall be entitled to equitable relief by way of injunction if you or any of your Representatives breach or threaten to breach any of the provisions of this Agreement. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

10. The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules). You submit to the jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement.

11. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon the respective successors and assigns.

12. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

13. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party and may be modified or waived only by a separate letter executed by Borrower and you expressly so modifying or waiving such Agreement.

14. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

Kindly execute and return one copy of this letter which will constitute our Agreement with respect to the subject matter of this letter.

By:

Confirmed and agreed to

this            day of                     , 20    .

By:
Name
Title:

EXHIBIT F-1

CITIBANK, N.A.

390 GREENWICH STREET, 6TH FLOOR

NEW YORK, NY 10013

FORM OF ASSET MANAGER LETTER AGREEMENT

February 5, 2014

SWAY Management LLC, as Asset Manager

1999 Harrison Street

Oakland, CA 94612

Attention: Tamra Browne, General Counsel

Re:	Each Management Agreement dated as of February 5, 2014, between Asset Manager and an Eligible REO Entity

Ladies and Gentlemen:

SWAY Management, LLC (“Asset Manager”), is acting as an Asset Manager with respect to certain Contributed REO Properties (as hereinafter defined) owned by the Eligible REO Entities identified on Schedule 1 attached hereto (each, a “Property Owner”) pursuant to the terms of those certain Management Agreements more particularly described on Schedule 2 attached hereto (each, as amended, restated, supplemented or otherwise modified from time to time, a “Management Agreement”). A copy of each Management Agreement is attached hereto as Annex 1. The parties hereto acknowledge and agree that this Letter Agreement (the “Letter Agreement”) is intended to supplement each Management Agreement for so long as the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted) of Borrower under the Loan Agreement are paid in full and the Loan Agreement and Lender’s commitments thereunder are terminated in accordance with the terms thereof (the occurrence of all such conditions, the “Termination Date”); provided that in the event the terms of this Letter Agreement conflict with any Management Agreement, this Letter Agreement shall control.

The parties agree to treat this Letter Agreement as a separate and distinct agreement among Asset Manager, each Property Owner and Lender (incorporating the terms of the Management Agreements by reference), subject to no setoff or counterclaims arising in favor of Asset Manager (or any third party claiming through Asset Manager) under any other agreement or arrangement among Asset Manager and any Property Owner or otherwise.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement or the Management Agreement, as applicable.

1. Asset Manager Acknowledgement. Asset Manager is hereby notified that, pursuant to the that certain Master Loan and Security Agreement, dated as of February 5, 2014 (as amended, supplemented, restated, supplemented or otherwise modified from time to time, the (“Loan Agreement”), between Citibank, N.A. (“Lender”) and Starwood Waypoint Borrower,

LLC (“Borrower”), Borrower has pledged its Equity Interests in each Property Owner, which Property Owners own certain Contributed REO Properties, as such properties may be added or deleted from time to time as appropriate in accordance with the Loan Agreement, which Contributed REO Properties are managed, serviced, administered, leased and disposed of by Asset Manager pursuant to the terms of the Management Agreements. Asset Manager is authorized to act on behalf of each Property Owner with respect to the management, servicing, administration, leasing and disposition of the Contributed REO Properties owned by such Property Owner pursuant to the terms of the applicable Management Agreement, subject to the terms of the Loan Agreement and other Loan Documents.

Each Property Owner and Asset Manager acknowledges and agrees that, except as otherwise set forth herein, until the Termination Date, Lender shall have all of the rights as Owner of the Contributed REO Properties, but subject to each Property Owner’s sole and exclusive right to (x) direct and control servicing, management, administration, leasing and disposition of the Contributed REO Properties prior to an Event of Default pursuant to paragraph 5 below, or (y) terminate either Asset Manager pursuant to paragraph 4 below, but in each case none of the obligations of Owner.

2. Asset Manager Obligations. From the date hereof until the earliest of (x) the Termination Date, (y) the termination of any Management Agreement and (z) the termination of Asset Manager as an Asset Manager thereunder, Asset Manager shall, notwithstanding any term in the applicable Management Agreement to the contrary:

(i) manage, service, administer, lease and dispose of the Contributed REO Properties for the benefit of Lender in accordance with the Asset Management Standard, the terms of the Loan Agreement and each Management Agreement;

(ii) cause the applicable Property Owner to remit any and all Income received by such Property Owner or such Asset Manager with respect to the Contributed REO Properties (if any) to the applicable Collection Account in trust, promptly, but in no event later than two (2) Business Days following the receipt thereof, which shall be, except as otherwise set forth in the Loan Agreement, for the sole and exclusive benefit of Lender;

(iii) with respect to each Leased Property that is a Contributed REO Property, ensure that all Rental Income and Security Deposits are made or remitted directly into the applicable Collection Account promptly, but in no event later than two (2) Business Days following the receipt thereof, unless such Security Deposits are required to be maintained in a separate account pursuant to applicable state law;

(iv) remit any and all Income (other than Security Deposits) received by it with respect to the Contributed REO Properties and all other amounts on deposit in each Collection Account to the Remittance Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof;

(v) not take any action or omit to take any action which could materially adversely affect the value of any Contributed REO Property or enforceability of any Lease Agreement with respect thereto without Lender’s prior written consent;

(vi) preserve and protect Lender’s rights with respect to the Contributed REO Properties and rights to payment thereunder and under the Loan Agreement and other Loan Documents;

(vii) comply with all applicable Requirements of Law in all material respects, maintain all state and federal licenses necessary for it to perform its managing responsibilities hereunder and under each Management Agreement and not in any way impair any material rights of Lender in any Contributed REO Properties, or any payment thereunder or under the Loan Agreement, any Management Agreement or any other Loan Document;

(viii) deliver to Lender any information with respect to the Contributed REO Properties reasonably requested by Lender;

(ix) provide prompt written notice to Lender of any termination of any Management Agreement or of Asset Manager as an Asset Manager thereunder;

(x) not assign any Management Agreement or all of its rights thereunder to any Person (other than Lender) without the prior written consent of Lender;

(xi) not amend, modify, waive any provision of any Management Agreement or terminate or revoke the Management Agreement without Lender’s consent; provided that ministerial, typographical or other clerical modifications or amendments of any Management Agreement shall not require Lender’s consent; and

(xii) not use or utilize any procedures believed by it to be adverse to Lender in identifying the proposed Contributed REO Properties to be financed by Lender.

Asset Manager acknowledges that it has been advised by the Borrower and the applicable Property Owner that the Collection Accounts are held for the benefit of Lender, and further acknowledges that it has no ownership, possessory, contractual or other rights in or to, or liens on, the Contributed REO Properties or any Income related thereto. Asset Manager agrees to promptly provide Lender and its agents, upon reasonable prior notice from Lender or its agents, with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) with respect to the REO Contributed Properties as may be reasonably requested by Lender.

3. Reimbursement, Advances and Expenses. Except as otherwise expressly permitted in the Loan Agreement, no expenses, fees, indemnities and reimbursements due and owing to Asset Manager under any Management Agreement with respect to the Contributed REO Properties or otherwise shall be the obligation of Lender, withdrawn from any Collection Account or Remittance Account or netted out from the remittance of any Income or Liquidation Proceeds to any Collection Account or Remittance Account, but rather, shall at all times remain the obligation of the applicable Property Owner.

4. Termination of Asset Manager. If any Asset Management Agreement is terminated or Asset Manager is otherwise terminated as Asset Manager, Borrower, the applicable

Property Owner and Asset Manager shall cooperate in effectively transferring the management of the Contributed REO Properties owned by the applicable Property Owner to a successor manager and shall deliver the REO Property Files and Servicing Records and the physical and contractual asset management to the designee of Lender, in each case within the thirty (30) day period immediately following such termination. Any such transfer of management at such time shall be in accordance with customary and prudent banking standards for the management of residential properties similar to the Contributed REO Properties.

5. Obligations upon an Event of Default. Upon the Asset Manager’s receipt of a notice from Lender, which may be tendered upon (a) the occurrence of an Event of Default (as such term is defined in the Loan Agreement) under the Loan Agreement, (b) the occurrence of an Event of Default (as such term is defined in the applicable Management Agreement) under the applicable Management Agreement by Asset Manager, or (c) failure by Asset Manager to materially comply with any obligations set forth herein, Lender shall have the right to, notwithstanding anything contained in the applicable Management Agreement to the contrary, immediately terminate Asset Manager’s right to manage the applicable Contributed REO Properties without payment of any penalty or termination fee and Asset Manager hereby agrees to: (i) follow the instructions of Lender (and not any other Person) with respect to the Contributed REO Properties, so long as doing so would not cause Asset Manager to violate any applicable law, rule or regulation or act in contravention of the Asset Management Standard in Asset Manager’s reasonable judgment, and not interfere with Lender’s enforcement of its remedies under the Loan Agreement, and shall continue to deliver to Lender any information with respect to the Contributed REO Properties reasonably requested by Lender, (ii) upon Lender’s direction, assign all of its rights (but not any of its obligations) under the applicable Management Agreement, including without limitation its rights to act as the applicable Property Owner’s agent with respect to leases in accordance with Sections 4.1(k) and 4.3 of the applicable Management Agreement, with respect to the applicable Contributed REO Properties and any rights to manage, service, administer and/or dispose (free and clear of any claim of the Asset Manager) of the applicable Contributed REO Properties, in each case to Lender or Lender’s designee, and (iii) cooperate with any transfer of the managing, servicing, administration, lease and disposition of the applicable Contributed REO Properties to any successor. In addition, the Asset Manager shall not be permitted to resign as asset manager without the consent of Lender to be provided in its sole discretion, including after the occurrence of a Default or an Event of Default under the Loan Agreement or a default or an event of default as defined under the related Management Agreement.

For the avoidance of doubt, upon an Event of Default under the Loan Agreement, the Lender may exercise all rights and remedies under the Loan Agreement with respect to the Contributed REO Properties, including without limitation, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon Borrower, any Property Owner or any other Person (all and each of which demands, defenses, presentments, protests, advertisements and notices are hereby waived, to the extent permitted by law), collect, receive, appropriate and realize upon the Contributed REO Properties, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Contributed REO Properties or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar REO Properties as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.

Notwithstanding any contrary information or direction which may be delivered to either Asset Manager by Borrower or any Property Owner, Asset Manager may conclusively rely on any information, direction or notice of an Event of Default delivered by Lender, and Borrower or the applicable Property Owner shall indemnify and hold Asset Manager harmless for any and all claims asserted against Asset Manager for any actions taken in good faith by Asset Manager or in connection with the delivery of such information or notice of Event of Default.

6 Reserved.

7. Due Diligence. Asset Manager hereby agrees and acknowledges that, subject to the terms of Section 12.18 of the Loan Agreement, Lender or its designees shall have the right to perform periodic due diligence with respect to Asset Manager for purposes of verifying compliance with the Management Agreements and this Letter Agreement. All reasonable out-of-pocket costs and expenses actually incurred by Lender or its designee in connection with any due diligence or inspection performed pursuant to this paragraph shall be paid by Borrower, to the extent required under Section 12.03 and 12.18 of the Loan Agreement.

8. Miscellaneous. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles thereof other than Section 5-1401 of the New York General Obligations law, which shall govern.

(i) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH PARTY HERETO WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING OR TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(ii) EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LETTER AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY HERETO, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH

ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY HERETO IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.

(iii) No provision of this Letter Agreement may be amended, countermanded or otherwise modified without the prior written consent of each party hereto.

(iv) This Letter Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Letter Agreement, any documents to be delivered pursuant to this Letter Agreement, and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

(v) The parties hereto hereby agree to be bound by the terms and conditions of Section 12.16 of the Loan Agreement and to comply with such terms and conditions.

[Signature Pages Follow]

Please acknowledge receipt and your agreement to the terms of this Letter Agreement by signing in the signature block below and forwarding an executed copy to Lender promptly upon receipt. Any notices to Lender should be delivered to the following address: Citibank, N.A., 390 Greenwich Street, 5th Floor; Attention: Bobbie Theivakumaran, Telephone No.: (212) 723-6753, Telecopier No.: (646) 291-3799.

Very truly yours,

CITIBANK, N.A.

By:
Name:
Title:

Acknowledged and agreed

as of the date first written above:

SWAY Management LLC, as Asset Manager

By:
Name:	Nina Tran
Title:	Chief Financial Officer

Acknowledged as of the date first written above:

Carrbridge, LLC,
Fetlar, LLC
Inverclyde, LLC
Tarbert, LLC
Beauly, LLC Starwood Waypoint TRS, LLC each, as a Property Owner

By:
Name:	Nina Tran
Title:	Chief Financial Officer

Starwood Waypoint Borrower, LLC,
as Borrower

By:
Name:	Nina Tran
Title:	Chief Financial Officer

1

SCHEDULE 1

ELIGIBLE REO ENTITIES

1.	Carrbridge, LLC

2.	Fetlar, LLC

3.	Inverclyde, LLC

4.	Tarbert, LLC

5.	Beauly, LLC

6.	Starwood Waypoint TRS, LLC

SCHEDULE 2

DESCRIPTION OF MANAGEMENT AGREEMENTS

Management Agreement dated as of February 5, 2014, between SWAY Management LLC and Carrbridge, LLC, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and the terms of the Letter Agreement.

Management Agreement dated as of February 5, 2014, between SWAY Management LLC and Fetlar, LLC, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and the terms of the Letter Agreement.

Management Agreement dated as of February 5, 2014, between SWAY Management LLC and Inverclyde, LLC, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and the terms of the Letter Agreement.

Management Agreement dated as of February 5, 2014, between SWAY Management LLC and Tarbert, LLC, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and the terms of the Letter Agreement.

Management Agreement dated as of February 5, 2014, between SWAY Management LLC and Beauly, LLC, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and the terms of the Letter Agreement.

Management Agreement dated as of February 5, 2014, between SWAY Management LLC and Starwood Waypoint TRS, LLC, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof and the terms of the Letter Agreement.

ANNEX 1

MANAGEMENT AGREEMENTS

[Provided electronically]

F-1-4

EXHIBIT F-2

FORM OF SUB-ASSET MANAGER SIDE LETTER

                 , 2014

, as Sub-Asset Manager

Attention:

1. Re: [DESCRIBE APPLICABLE ASSET MANAGEMENT/FREE AGREEMENT(S) BETWEEN SUB-ASSET MANAGER AND ASSET MANAGER]

Ladies and Gentlemen:

Reference is made to (i) that certain [DESCRIBE APPLICABLE MANAGEMENT/FEE AGREEMENT(S)] dated as of [DATE] (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “Sub-Asset Management Agreement”) between [SUB-ASSET MANAGER] (“Sub-Asset Manager”) and Sway Management, LLC (the “Asset Manager”) and (ii) that certain Master Loan and Security Agreement, dated as of February 5, 2014 (the “Loan and Security Agreement”), between Citibank, N.A. (“Lender”) and Starwood Waypoint Borrower, LLC (“Borrower”). Pursuant to, and as a condition precedent to the effectiveness of, Loan and Security Agreement, you are hereby notified that: (i) [APPLICABLE ELIGIBLE REO ENTIT[Y][IES] (the “Eligible REO Entity”) has pledged to the Lender its interest in the assets described on Schedule 1 hereto (the “Eligible Assets”), (ii) each of the Eligible Assets is subject to a security interest in favor of Lender and (iii) effective as of the delivery of this letter to the Sub-Asset Manager, unless otherwise notified by Lender in writing, any payments or distributions made with respect to such Eligible Assets shall be remitted immediately, but no later than two (2) business days following receipt thereof, by the Sub-Asset Manager in accordance with Lender’s wiring instructions provided below:

Account No.:	[REMITTANCE	ACCOUNT]
ABA No.:	[ ]
Reference:	[ ][4]

The Sub-Asset Manager also acknowledges and agrees that the Sub-Asset Management Agreement may be terminated by Lender or the Asset Manager upon notice to Sub-Asset Manager, which notice may be given upon of an occurrence of (i) an Event of Default under Section 8 of the Loan and Security Agreement or (ii) an Asset Manager Termination Event (as defined in the Loan and Security Agreement).

[4]	SWAY to insert wire instructions for Remittance Account at Citibank.

F-2-1

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Lender promptly upon receipt. Any notices to Lender should be delivered to the following address:                     , Attention:                     , Telephone:                     , Facsimile:                    .Very truly yours,

[ASSET MANAGER]

By:
Name:
Title:

ACKNOWLEDGED:

, as [Subservicer]
By:
Name:
Title:
Telephone:
Facsimile:

F-2-2

EXHIBIT G

FORM OF SECURITY RELEASE CERTIFICATION

[insert date]

Citibank, N.A.

390 Greenwich Street, 4th Floor

New York, New York 10013

Attention:

Re:	Security Release Certification

Effective as of     [DATE]                 [                    ] hereby relinquishes any and all right, title and interest it may have in and to the REO Properties described in Exhibit A attached hereto upon the transfer thereof to the [APPLICABLE ELIGIBLE REO ENTITY], as of the date and time of receipt by [                    ] of $             for such REO Properties (the “Date and Time of Sale”) and certifies that all deeds, title policies and other documents in its possession relating to such REO Properties have been delivered and released to [APPLICABLE ELIGIBLE REO ENTITY] named below or its designees as of the Date and Time of Sale.

[NAME OF TRANSFEROR]

By:
Name:
Title:

[APPLICABLE ELIGIBLE REO ENTITY] named below hereby certifies to Citibank, N.A. that, as of the Date and Time of Sale of the above mentioned REO Properties to [APPLICABLE ELIGIBLE REO ENTITY], the security interests in the REO Properties released by the above named [TRANSFEROR] comprise all security interests relating to or affecting any and all such REO Properties. [APPLICABLE ELIGIBLE REO ENTITY] warrants that, as of such time, there are and will be no other security interests (other than Permitted Encumbrances) affecting any or all of such REO Properties.

[APPLICABLE ELIGIBLE REO ENTITY]

By:
Name:
Title:

G-1

EXHIBIT TO SECURITY RELEASE CERTIFICATION

[List of REO PROPERTIES]

G-1

EXHIBIT H

Form of Lease Agreement

[attached]

I-1

EXHIBIT I

Form of Power of Attorney

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, CITIBANK, N.A. (“Lender”) and STARWOOD WAYPOINT BORROWER, LLC (the “Borrower”) have entered into the Master Loan and Security Agreement dated as of February 5, 2014 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), pursuant to which Lender has agreed to provide financing from time to time for certain REO Properties (the “Underlying Properties”), subject to the terms and conditions set forth therein. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Agreement;

[WHEREAS, the Underlying Properties are owned by [                    ] (the “Underlying REO Entity”);]5 WHEREAS, the [Underlying REO Entity]6[Borrower]7 has agreed to give to Lender a power of attorney on the terms and conditions contained herein in order for Lender to take any action that Lender may deem necessary or advisable to accomplish the purposes of the Agreement;

NOW, THEREFORE, the [Underlying REO Entity]8[Borrower]9 hereby irrevocably constitutes and appoints Lender its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform all acts in connection with the Underlying Properties which Lender deems appropriate to perfect and continue its security interest granted under the Agreement, if applicable, and to protect, preserve and realize upon the Underlying Properties, including without limitation:

(1)	to receive, endorse and collect all checks made [payable to the order of the Underlying REO Entity][10], as applicable, representing any payment on account of the Underlying Properties;

(2)	to assign or endorse any instrument (including, but not limited to, any Deed) relating to the Underlying Properties;

[5]	In the event POA is provided by Eligible REO Entity
[6]	In the event POA is provided by Eligible REO Entity
[7]	In the event POA is provided by Borrower
[8]	In the event POA is provided by Eligible REO Entity
[9]	In the event POA is provided by Borrower
[10]	In the event POA is provided by the Eligible REO Entity

(3)	to correct any assignment or other instrument relating to the Underlying Properties;

(4)	to complete and execute lost document affidavits relating to the Underlying Properties;

(5)	to issue title requests and instructions relating to the Underlying Properties;

(6)	to give notice to any individual or entity of its interest in the Underlying Properties under the Agreement;

(7)	to complete blanks in documents;

(8)	to manage, transfer management of and administer the Underlying Properties, including, without limitation, the receipt and collection of all sums payable in respect of the Underlying Properties, as applicable; and

(9)	[to act as agent for the Underlying REO Entity with respect to the management of any funds held in an account of the Underlying REO Entity bearing the designation that the funds within are security deposit funds held by the Underlying REO Entity, on behalf of one or more tenants within the Underlying Properties][11].

Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default under the Agreement. The [Underlying REO Entity]12[Borrower]13 hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

[Signature Page Follows]

[11]	In the event POA is provided by Eligible REO Entity
[12]	In the event POA is provided by Eligible REO Entity
[13]	In the event POA is provided by Borrower

[UNDERLYING REO ENTITY]14[BORROWER]15

By:
Name:
Title:

WITNESS my hand this      day of                 , 201[    ].

STATE OF

County of

This instrument was acknowledged, subscribed and sworn to before me this      day of                 , 201[    ], by

Notary Public

My Commission Expires:

Notary Seal:

[14]	In the event POA is provided by Eligible REO Entity
[15]	In the event POA is provided by Borrower

EXHIBIT J

Asset Score Parameters

Market	Minimum Neighborhood Score

Seattle, WA	30

Bay Area, CA (Alameda, Contra Costs, Sacramento, Solano, Napa)	30

Central Valley, CA (Bakersfield and Fresno)	30

Los Angeles, CA	30

Inland Empire, CA (Riverside and San Bernardino)	30

San Diego, CA	30

Las Vegas, NV	30

Phoenix, AZ	30

Denver, CO	30

Dallas / Ft. Worth, TX	30

Houston, TX	30

San Antonio, TX	30

Chicago, IL	30

Indianapolis, IN	30

Minneapolis, MN	30

Cleveland, OH	30

Cincinnati, OH	30

St. Louis, MO	30

J-1

Kansas City, MO	30

Philadelphia, PA	30

Pittsburgh, PA	30

Baltimore, MD	30

Washington, D.C. Metro Area	30

Atlanta, GA	30

Raleigh / Durham, NC	30

Charlotte, NC	30

Nashville, TN	30

Jacksonville, FL	30

South Florida (Miami-Dade, Broward and Palm Beach)	30

Orlando, FL	30

Tampa / St. Pete / Clearwater, FL	30

Southwest Florida (Ft. Myers / Cape Coral)	30

J-2

EXHIBIT K

Form of Tenant Agency Notice

[UNDERLYING ENTITY]

c/o SWAY Management, LLC dba Waypoint Homes

1999 Harrison Street

24th Floor

Oakland, CA 94612

[INSERT DATE]

[TENANT]

[                ]

[                ]

[                ]

Re:	[LEASE AGREEMENT] with SRP Sub, LLC, dated [DATE OF LEASE] (the “Lease”)

Dear [TENANT]:

Greetings. We hope you are having a wonderful experience with your Waypoint home.

This notice is a disclosure to you for informational purposes. There are no changes to your Lease and no action is needed on your part, but we wanted to clarify the following:

(1)	The property owner under your Lease was SRP Sub, LLC.

(2)	SRP Sub, LLC has transferred the leased premises to [UNDERLYING ENTITY].

(3)	SWAY Management, LLC dba Waypoint Homes is acting in its capacity as agent for [UNDERLYING ENTITY], the successor owner and lessor of the property that is subject to the Lease.

Again, you do not need to do anything differently.

If you have any further questions, please contact us at [INSERT SWAY ADDRESS, EMAIL, PHONE].

[Signature Page Follows]

K-1

Sincerely,

[UNDERLYING ENTITY]

By:	SWAY Management, LLC dba Waypoint Homes
Its:	Manager

By:
Name:
Title:

K-1

EXHIBIT L

Form of Tenant Instruction Notice

[ASSET MANAGER LETTERHEAD]

[insert DATE]

VIA CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED

[TENANT NAMEADDRESS]

Re:	[insert ADDRESS] (“Property”)

Dear                             :

This is to notify you that [ASST MANAGER], the manager and landlord on your lease has transferred its rights to manage the Property described above and in connection therewith has assigned its interest as landlord under your lease agreement to [NAME OF NEW MANAGER, ADDRESS, PHONE NUMBER AND CONTACT NAME].

You are further notified that any refundable security deposits or any prepaid rents under your lease have been transferred to [NAME OF NEW MANAGER].

Commencing as of the date of this notice, all rental payments under your lease should be paid to [NAME OF NEW MANAGER] in accordance with the delivery instructions below or as [NAME OF NEW MANAGER] may otherwise direct. We appreciate your prompt cooperation with these new instructions.

If you pay your rent by mailing a check, the address to which your rent checks should be sent is as follows:

[P.O. BOX ADDRESS]

If you pay your rent by hand-delivering a check, the address to which your rent checks should be delivered is as follows:

[STREET ADDRESS]

If you pay your rent by wire transfer, ACH withdrawal, direct debit or over the internet, no changes to where your rental payments are made to or drawn from are required.

[Signature Page Follows]

L-1

Any written notices you desire or are required to make to the landlord under your lease should hereafter be sent to                              at the address listed in the first paragraph above.

Sincerely,[ASSET MANAGER],

By:

L-2

EXHIBIT M

Approved Jurisdictions

List of Approved Jurisdictions

Seattle, WA

Bay Area, CA (Alameda, Contra Costs, Sacramento, Solano, Napa)

Central Valley, CA (Bakersfield and Fresno)

Los Angeles, CA

Inland Empire, CA (Riverside and San Bernardino)

San Diego, CA

Las Vegas, NV

Phoenix, AZ

Denver, CO

Dallas / Ft. Worth, TX

Houston, TX

San Antonio, TX

Chicago, IL

Indianapolis, IN

Minneapolis, MN

Cleveland, OH

Cincinnati, OH

St. Louis, MO

Kansas City, MO

Philadelphia, PA

Pittsburgh, PA

Baltimore, MD

Washington, D.C. Metro Area

Atlanta, GA

Raleigh / Durham, NC

Charlotte, NC

Nashville, TN

Jacksonville, FL

South Florida (Miami-Dade, Broward and Palm Beach)

Orlando, FL

Tampa / St. Pete / Clearwater, FL

Southwest Florida (Ft. Myers / Cape Coral)

M-1

EXHIBIT N

Acquisition Parameters

Acquisition Parameters 1/13/14
Market	Minimum Neighborhood Score	Min Purchase Price	Max Net Purchase Price	Min BR	Max BR	Min SQFT	Max SQFT

Seattle, WA	30	$40,000	$500,000	2	6	800	4,000

Bay Area, CA (ALA, CCC, SOL, NAP)	30	$40,000	$500,000	2	6	800	4,000

Central Valley, CA (SAC, BAK, FRES)	30	$40,000	$500,000	2	6	800	4,000

Los Angeles, CA	30	$40,000	$500,000	2	6	800	4,000

Inland Empire, CA (RVR + SB)	30	$40,000	$500,000	2	6	800	4,000

San Diego, CA	30	$40,000	$500,000	2	6	800	4,000

Las Vegas, NV	30	$40,000	$500,000	2	6	800	4,000

Phoenix, AZ	30	$40,000	$500,000	2	6	800	4,000

Denver, CO	30	$40,000	$500,000	2	6	800	4,000

Dallas / Ft. Worth, TX	30	$40,000	$500,000	2	6	800	4,000

Houston, TX	30	$40,000	$500,000	2	6	800	4,000

San Antonio, TX	30	$40,000	$500,000	2	6	800	4,000

Chicago, IL	30	$40,000	$500,000	2	6	800	4,000

Indianapolis, IN	30	$40,000	$500,000	2	6	800	4,000

Minneapolis, MN	30	$40,000	$500,000	2	6	800	4,000

Cleveland, OH	30	$40,000	$500,000	2	6	800	4,000

Cincinnati, OH	30	$40,000	$500,000	2	6	800	4,000

St. Louis, MO	30	$40,000	$500,000	2	6	800	4,000

Kansas City, MO	30	$40,000	$500,000	2	6	800	4,000

Philadelphia, PA	30	$40,000	$500,000	2	6	800	4,000

Pittsburgh, PA	30	$40,000	$500,000	2	6	800	4,000

Baltimore, MD	30	$40,000	$500,000	2	6	800	4,000

Washington, D.C. Metro Area	30	$40,000	$500,000	2	6	800	4,000

Atlanta, GA	30	$40,000	$500,000	2	6	800	4,000

Raleigh / Durham, NC	30	$40,000	$500,000	2	6	800	4,000

Charlotte, NC	30	$40,000	$500,000	2	6	800	4,000

Nashville, TN	30	$40,000	$500,000	2	6	800	4,000

Jacksonville, FL	30	$40,000	$500,000	2	6	800	4,000

South Florida (Tri-County Area)	30	$40,000	$500,000	2	6	800	4,000

Orlando, FL	30	$40,000	$500,000	2	6	800	4,000

Tampa / St. Pete / Clearwater, FL	30	$40,000	$500,000	2	6	800	4,000

SW Florida (Ft. Myers / Cape Coral)	30	$40,000	$500,000	2	6	800	4,000

*	The venture will target single family detached and attached homes (up to 4 attached units, including “duets”, “duplexes”, and town homes). It is expected that attached units will comprise less than 10% of purchases.
**	It is anticipated that there may be a small number of NPL acquisitions outside of the geographies listed above. If the loans are foreclosed / converted into portfolio homes, they may be disposed of for profit or held and outsourced to 3rd-party management. It is expected that these types of acquisitions won’t exceed 2% of the portfolio.

EXHIBIT O

List of Sub-Asset Managers

Key Property Services, LLC

Mapleton Residential LLC

Moving Station LLC

PAF Acquisitions, LLC

Stellar SW LLC

O-1

EXHIBIT P

REO Property Schedule Fields

REO Property Schedule

Yardi Property Code

APN

Purchase Date

Property Status

Street Address

City

County

State

Zip

Purchase Status

Property Type

Year Built

Bedrooms

Bathrooms

Square Feet

Lot Size

PropFeature: Pool (1=Yes, 0=No)

Region

Entity

Purchase Price

Livability Score

Acquisition Source

Retail Adjusted Cost

Back Taxes Owed - Researcher

Best Guess: Monthly HOA Fees

Best Guess: Pay4Keys

Est. UTC

ARV

ProForma: CapEx

Best Guess: CapEx

ProForma: Rent

Best Guess: Rent

Best Guess: Monthly Tax

Vacancy/Bad Debt

Unlevered ROI

ProForma: Max Bid Price

Best Guess: PTM

Occupied Status (Time Of Purchase)

PTM Move-In Date

PTM Vacate Date

PTM Purchase to Vacate

PTM Vacate to Rekey

PTM Rekey Date

PTM Clean Date

PTM Rekey to Clean

PTM Days in Rent Ready

PTM Leased Date

PTM Clean To Leased

PTM Leased To Move-In

BPO Value

Appraisal Date Completed

P-1

Record Type

Inspection Type

BPO Provider

Occupied or Vacant

# Of Turn Groups (1 or 2+)

Lease Term

Tenant FICO Score

Tenant FICO Date

Rent Adjusted Income

Section 8

Asset Manager/Sub-Asset Manager

P-2

EXHIBIT Q

POST CLOSING MATTERS

	Document	Post-Closing Deliverable Date	Signatories

1.	Tenant Instruction Notice (SWAY Management)	30 days following the Effective Date	SWAY Management, LLC

2.	Tenant Agency Notice (SWAY Management)	30 days following the Effective Date	SWAY Management, LLC

3.	Collection Account Control Agreement	10 days following the Effective Date	Bank of America, National Association Starwood Waypoint TRS, LLC Citibank, N.A.

4.	Interest Rate Protection Agreement	14 days following the Effective Date	Borrower Counterparty to Interest Rate Protection Agreement

5.	Assignment of Interest Rate Protection Agreement	14 days following the Effective Date	Borrower Counterparty to Interest Rate Protection Agreement Lender

6.	Sub-Asset Manager Side Letter	14 days following the Effective Date	SWAY Management, LLC Moving Station LLC

EXHIBIT R

FORM OF NOTICE OF BORROWING AND PLEDGE

[insert date]

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Attention:

Ladies/Gentlemen:

Reference is made to the Master Loan and Security Agreement, dated as of February 5, 2014 (the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Loan Agreement), between Starwood Waypoint Borrower, LLC (the “Borrower”) and Citibank, N.A. (the “Lender”).

In accordance with Section 2.03(a) of the Loan Agreement, the undersigned Borrower hereby requests that you, the Lender, make an Advance to us in an aggregate principal amount of $            [insert requested Loan amount] (such amount representing [insert number of REO Properties] REO Properties as set forth on Schedule 1 hereto on                    [insert requested Funding Date], in connection with which we shall pledge to you as collateral all of Borrower’s right, title and interest in, to and under the Pledged Equity and other Collateral as described in the Loan Agreement.

Very truly yours,

STARWOOD WAYPOINT BORROWER, LLC, as Borrower

By:
Name:
Title:

Schedule 1 to Exhibit R

REQUIRED FIELDS FOR REO PROPERTY SCHEDULE

For each REO Property, the Borrower shall provide the following items of information to the extent available:

[See Exhibit P to Master Loan and Security Agreement]